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Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

DATED AS OF

October 26, 2003

AMONG

ANTHEM, INC.

ANTHEM HOLDING CORP.

AND

WELLPOINT HEALTH NETWORKS INC.

i

5.6.	Employee Benefits Matters	54
5.7.	Directors' and Officers' Indemnification and Insurance	54
5.8.	Notification of Certain Matters	56
5.9.	Public Announcements	56
5.10.	Listing of Shares of Purchaser Common Stock	56
5.11.	Affiliates	56
5.12.	Transition Team	56
5.13.	Tax-Free Reorganization Treatment	57
5.14.	Takeover Statutes	57
5.15.	Other Obligations	57
5.16.	Stockholder Litigation	57
5.17.	WellPoint Foundation	57
ARTICLE VI CONDITIONS PRECEDENT		58
6.1.	Conditions to Each Party's Obligation to Effect the Merger	58
6.2.	Additional Conditions to Obligations of Purchaser and Merger Sub	58
6.3.	Additional Conditions to Obligations of Company	59
ARTICLE VII TERMINATION AND AMENDMENT		60
7.1.	Termination	60
7.2.	Effect of Termination	61
7.3.	Fees and Expenses	61
ARTICLE VIII GENERAL PROVISIONS		63
8.1.	Non-Survival of Representations, Warranties and Agreements	63
8.2.	Notices	63
8.3.	Interpretation	64
8.4.	Counterparts	64
8.5.	Entire Agreement; No Third-Party Beneficiaries	65
8.6.	Governing Law; Waiver of Jury Trial	65
8.7.	Severability	65
8.8.	Amendment	65
8.9.	Extension; Waiver	66
8.10.	Assignment	66
8.11.	Submission to Jurisdiction; Waivers	66
8.12.	Enforcement	66
8.13.	Definitions	67

EXHIBITS

Exhibit A—Form of Articles Amendment
Exhibit B—Form of Bylaws Amendment
Exhibit C—Form of Affiliate Agreement

Index of Defined Terms

Defined Term	Location of Definition
Affiliate Agreement	Section 5.11
Affiliates	Section 5.11
Agreement	Recitals
Alternative Transaction	Section 8.13(a)
Articles Amendment	Section 1.13(k)
Articles Amendment Required Vote	Section 3.1(g)
Articles of Merger	Section 1.3
BCBSA	Section 8.13(b)
Benefit Plans	Section 8.13(c)
Blue Sky Laws	Section 3.1(c)(iii)
Board of Directors	Section 8.13(d)
Burdensome Term or Condition	Section 5.4(d)
Business Combination Transaction	Section 8.13(a)
Business Day	Section 8.13(e)
Bylaws Amendment	Section 1.13(l)
Cash Consideration	Section 1.8(b)
Chairmanship Period	Section 1.13(a)(iii)
Change in Company Recommendation	Section 5.1(b)
Closing	Section 1.2
Closing Date	Section 1.2
Cobalt	Section 3.2(z)
Code	Recitals
Company	Recitals
Company Aligned Directors	Section 1.13(a)(ii)
Company Board Approval	Section 3.2(f)
Company Certificates	Section 1.10
Company Common Stock	Recitals
Company Disclosure Schedule	Section 3.2(a)(ii)
Company Employees	Section 3.2(w)(i)
Company ERISA Affiliate	Section 3.2(w)(iii)
Company ERISA Plans	Section 3.2(w)(ii)
Company ESPP	Section 4.1(b)
Company Financial Advisor	Section 3.2(h)
Company Financial Statements	Section 3.2(d)(i)
Company Material Contracts	Section 3.2(v)
Company Pension Plan	Section 3.2(w)(ii)
Company Permits	Section 3.2(i)(ii)
Company Plans	Section 3.2(w)(i)
Company Recommendation	Section 5.1(b)
Company Restricted Stock Awards	Section 1.11(b)
Company SEC Reports	Section 3.2(d)(i)
Company Short-Term Borrowings	Section 4.1(o)
Company State Agencies	Section 3.2(o)
Company State Agency Filings	Section 3.2(o)
Company Stock Plans	Section 1.11(d)
Company Stock Options	Section 1.11

Company Stockholders Meeting	Section 5.1(b)
Company Treasury Shares	Section 1.8(a)
Confidentiality Agreement	Section 5.3
Converted Option	Section 1.11
Converted Other Stock Award	Section 1.11(c)
Converted Restricted Stock Awards	Section 1.11(b)
DGCL	Recitals
Dissenting Shares	Recitals
Dissenting Stockholders	Recitals
Effective Time	Section 1.3
Environmental Laws	Section 3.1(t)
Environmental Liabilities	Section 3.1(t)
Environmental Permits	Section 3.1(t)
Environmental Report	Section 3.1(t)
ERISA	Section 3.1(w)(i)
Exchange Act	Section 1.11(d)
Exchange Agent	Section 1.10
Exchange Fund	Section 2.1
Form S-4	Section 3.1(e)(i)
Former Company Directors	Section 1.13(a)(i)
Former Purchaser Directors	Section 1.13(a)(i)
Foundation	Section 5.17
GAAP	Section 3.1(d)(i)
Good Standing	Section 8.13(f)
Governance Committee	Section 1.13(a)(i)
Governmental Entity	Section 3.1(c)(iii)
Hazardous Materials	Section 3.1(t)
HIPAA	Section 3.1(r)
HSR Act	Section 3.1(c)(iii)
IBCL	Section 1.1
Indemnified Persons	Section 5.7(a)
Intellectual Property	Section 3.1(u)
IT Assets	Section 3.1(u)
Joint Proxy Statement	Section 3.1(e)(i)
Known or Knowledge	Section 8.13(g)
Liens	Section 8.13(h)
Material Adverse Effect	Section 8.13(i)
Merger	Recitals
Merger Consideration	Section 1.8(b)
Merger Sub	Recitals
Multiemployer Plans	Section 3.1(w)(ii)
Necessary Consents	Section 3.1(c)(iii)
New Company Plans	Section 5.6(b)
NYSE	Section 1.11
Option Exchange Ratio	Section 1.11
Ordinary Dividends	Section 5.15
Other Party	Section 8.13(j)
Other Stock Awards	Section 1.11(b)
PBGC	Section 3.1(w)(iii)
Permitted Liens	Section 8.13(k)
Person	Section 8.13(l)

v

Purchaser	Recitals
Purchaser Aligned Directors	Section 1.13(a)(ii)
Purchaser Board Approval	Section 3.1(f)
Purchaser Common Stock	Recitals
Purchaser Disclosure Schedule	Section 3.1(a)(ii)
Purchaser Employees	Section 3.1(w)(i)
Purchaser ERISA Affiliate	Section 3.1(w)(iii)
Purchaser ERISA Plans	Section 3.1(w)(ii)
Purchaser ESPP	Section 4.2(b)
Purchaser Financial Advisor	Section 3.1(h)
Purchaser Material Contracts	Section 3.1(v)
Purchaser Pension Plan	Section 3.1(w)(ii)
Purchaser Permits	Section 3.1(i)(ii)
Purchaser Plans	Section 3.1(w)(i)
Purchaser Recommendation	Section 5.1(c)
Purchaser SEC Reports	Section 3.1(d)(i)
Purchaser Short-Term Borrowings	Section 4.2(o)
Purchaser State Agencies	Section 3.1(o)
Purchaser State Agency Filings	Section 3.1(o)
Purchaser Shareholders Meeting	Section 5.1(c)
Purchaser Stock Options	Section 3.1(b)(i)
Purchaser Stock Plans	Section 3.1(b)(i)
Regional or Staff Vice President	Section 4.1(q)(i)(2)
Required Company Vote	Section 3.2(g)
Required Purchaser Votes	Section 3.1(g)
Sarbanes-Oxley Act	Section 3.1(n)(i)
SEC	Section 8.13(m)
Securities Act	Section 3.1(c)(iii)
Share Issuance	Section 3.1(c)(i)
Share Issuance Required Vote	Section 3.1(g)
Single Employer Plan	Section 3.1(w)(iii)
Single-Trigger Accelerated Vesting	Section 3.2(q)(ii)(2)
Stock Consideration	Section 1.8(b)
Subsidiary	Section 8.13(n)
Subsidiary Held Certificate	Section 1.8(d)
Subsidiary Held Stock	Section 1.8(d)
Subsidiary Stock Consideration	Section 1.8(d)
Superior Proposal	Section 8.13(o)
Surviving Corporation	Section 1.1
Tax	Section 8.13(p)
Tax Return	Section 8.13(q)
Termination Date	Section 7.1(b)
Third Party	Section 8.13(a)
Transition Team	Section 5.12
Violation	Section 3.1(c)(ii)
WARN	Section 3.1(x)

        AGREEMENT AND PLAN OF MERGER, dated as of October 26, 2003 (this "Agreement"), among Anthem, Inc., an Indiana corporation ("Purchaser"), Anthem Holding Corp., an Indiana corporation and a direct wholly owned subsidiary of Purchaser ("Merger Sub"), and WellPoint Health Networks Inc., a Delaware corporation ("Company").

WITNESSETH:

        WHEREAS, the respective Boards of Directors (as defined in Section 8.13(d)) of Purchaser and Company deem it advisable and in the best interests of each corporation and its shareholders and stockholders, respectively, that Purchaser and Company engage in a business combination in order to advance the long-term strategic business interests of Purchaser and Company;

        WHEREAS, the combination of Purchaser and Company shall be effected by the terms of this Agreement through a merger as outlined below;

        WHEREAS, in furtherance thereof, the respective Boards of Directors of Purchaser, Merger Sub and Company have adopted or approved this Agreement, pursuant to which Company will be merged with and into Merger Sub on the terms and subject to the conditions set forth in this Agreement (the "Merger"), with each share of common stock, $0.01 par value, of Company ("Company Common Stock") issued and outstanding immediately prior to the Effective Time (as defined in Section 1.3) (other than (i) Company Treasury Shares (as defined in Section 1.8(a)), (ii) shares of Company Common Stock owned by Purchaser or Merger Sub, (iii) shares of Company Common Stock that are owned by stockholders ("Dissenting Stockholders") who shall not have voted in favor of the Merger and who shall have properly demanded in writing appraisal for such shares ("Dissenting Shares") pursuant to Section 262 of the Delaware General Corporation Law ("DGCL") and (iv) Subsidiary Held Stock (as defined in Section 1.8(d)) being converted into the right to receive (i) $23.80 cash, without interest, and (ii) one share of common stock, par value $0.01 per share, of Purchaser ("Purchaser Common Stock");

        WHEREAS, in furtherance thereof, the Board of Directors of Purchaser has adopted and approved resolutions to amend the (i) articles of incorporation of Purchaser and (ii) bylaws of Purchaser, in each case such amendments to be effective as of the Effective Time;

        WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and the Treasury regulations promulgated thereunder and that this Agreement shall constitute a plan of reorganization within the meaning of Sections 354 and 361 of the Code; and

        NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I
THE MERGER

        1.1.    The Merger.    Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL and the Indiana Business Corporation Law ("IBCL"), Company shall be merged with and into Merger Sub at the Effective Time (as defined in Section 1.3). Upon consummation of the Merger, the separate corporate existence of Company shall cease and Merger Sub shall continue as the surviving corporation (the "Surviving Corporation").

        1.2.    Closing.    Subject to the terms and conditions hereof, the closing of the Merger and the transactions contemplated by this Agreement (the "Closing") will take place on the second Business Day (as defined in Section 8.13(e)) after the satisfaction or waiver (subject to applicable law) of the conditions set forth in Article VI (other than any such conditions which by their terms cannot be satisfied until the Closing Date, which shall be required to be so satisfied or waived (subject to applicable law) on the Closing Date), unless another time or date is agreed to in writing by the parties hereto (the actual time and date of the Closing being referred to herein as the "Closing Date"). The Closing shall be held at the offices of Baker & Daniels, 300 North Meridian Street, Suite 2700, Indianapolis, Indiana, unless another place is agreed to in writing by the parties hereto.

        1.3.    Effective Time.    At the Closing, the parties shall file a certificate of merger and articles of merger (together, the "Articles of Merger") in such form as is required by and executed in accordance with the respective relevant provisions of the DGCL and the IBCL. The Merger shall become effective at such time the Articles of Merger are duly filed with the Secretary of State of the State of Delaware and the Secretary of State of the State of Indiana, as applicable, or at such subsequent time as Purchaser and Company shall agree and as shall be specified in each of the Articles of Merger (the date and time the Merger becomes effective being the "Effective Time").

        1.4.    Effects of the Merger.    At and after the Effective Time, the Merger will have the effects set forth in the DGCL and the IBCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of Company and Merger Sub shall be vested in the Surviving Corporation, and all debts, liabilities and duties of Company and Merger Sub shall be the debts, liabilities and duties of the Surviving Corporation.

        1.5.    Articles of Incorporation.    At the Effective Time and without any further action on the part of Company or Merger Sub, the articles of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the articles of incorporation of the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable law.

        1.6.    Bylaws.    At the Effective Time and without any further action on the part of Company and Merger Sub, the bylaws of Merger Sub shall be the bylaws of the Surviving Corporation, until thereafter changed or amended or repealed as provided therein, in the articles of incorporation of the Surviving Corporation or by applicable law.

        1.7.    Directors and Officers of Surviving Corporation.    The directors of Merger Sub as of the Effective Time shall serve as directors of the Surviving Corporation until the earlier of their death, resignation or removal or otherwise ceasing to be a director or until their respective successors are duly elected or appointed and qualified. The persons designated by the Board of Directors of Merger Sub prior to the Effective Time shall serve as the officers of the Surviving Corporation, until the earlier of their death, resignation or removal or otherwise ceasing to be an officer or until their respective successors are duly elected or appointed and qualified.

        1.8.    Effect on Capital Stock.    As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock:

          (a)   All shares of Company Common Stock that are held by Company as treasury stock (the "Company Treasury Shares") or by Purchaser or Merger Sub shall be canceled and shall cease to exist and no cash, Purchaser Common Stock or other consideration shall be delivered in exchange therefor.

          (b)   Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than (i) Company Treasury Shares, (ii) shares of Company Common Stock owned by Purchaser or Merger Sub, (iii) Dissenting Shares and (iv) Subsidiary Held Stock) shall be converted at the Effective Time into the right to receive (x) $23.80 in cash, without interest (the "Cash Consideration"), and (y) one share of Purchaser Common Stock (the "Stock Consideration" and, together with the Cash Consideration, the "Merger Consideration"). Upon such conversion, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each Company Certificate (as defined in Section 1.10) shall thereafter represent the right to receive the Merger Consideration, cash for fractional shares in accordance with Section 2.5 and any dividends or other distributions pursuant to Section 2.3 upon the surrender of the Company Certificate in accordance with the terms hereof. Any Dissenting Shares shall thereafter represent only the right to receive the payments set forth in Section 1.9.

          (c)   Each share of common stock, par value $0.01, of Merger Sub outstanding immediately prior to the Effective Time shall remain outstanding and unchanged following the Effective Time as shares of the Surviving Corporation.

          (d)   Each share of Company Common Stock held by a Subsidiary of Company or a Subsidiary (other than Merger Sub) of Purchaser ("Subsidiary Held Stock") shall be converted into the right to receive a number of shares of Purchaser Common Stock equal to the product of one multiplied by the Option Exchange Ratio (as defined in Section 1.11) ("Subsidiary Stock Consideration") and no Cash Consideration. Upon such conversion, all such shares of Subsidiary Held Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each certificate which immediately prior to the Effective Time represented any such shares of Subsidiary Held Stock ("Subsidiary Held Certificate") shall thereafter represent the right to receive the Subsidiary Stock Consideration and cash for fractional shares in accordance with Section 2.5 upon the surrender of such certificate in accordance with the terms hereof.

        1.9.    Dissenter's Rights.    No Dissenting Stockholder shall be entitled to the Merger Consideration or cash in lieu of fractional shares of Purchaser Common Stock or any dividends or other distributions pursuant to this Article I unless and until the holder thereof shall have failed to perfect or shall have effectively withdrawn or lost such holder's right to appraisal of such shares of Company Common Stock held by such holder under Section 262 of the DGCL, and any Dissenting Stockholder shall be entitled to receive only the payment provided by Section 262 of the DGCL with respect to shares of Company Common Stock owned by such Dissenting Stockholder. If any Person (as defined in Section 8.13(l)) who otherwise would be deemed a Dissenting Stockholder shall have failed to properly perfect or shall have effectively withdrawn or lost the right to dissent with respect to any shares of Company Common Stock, such shares of Company Common Stock shall thereupon be treated as though such shares of Company Common Stock had been converted into the right to receive the Merger Consideration pursuant to Section 1.8 hereof. Company shall give Purchaser (i) prompt notice of any written demands for appraisal, attempted withdrawals of such demands and any other instruments served pursuant to applicable law received by Company relating to stockholders' rights of appraisal and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demands for appraisal under the DGCL. Company shall not, except with the prior written consent of Purchaser (which consent shall not be unreasonably withheld), voluntarily make any payment with respect to any demands for appraisals of Dissenting Shares, offer to settle or settle any such demands or approve any withdrawal of any such demands.

        1.10.    Exchange Agent.    Prior to the Effective Time, Purchaser shall appoint EquiServe Trust Company, N.A., or another bank or trust company reasonably satisfactory to Company, as exchange agent (the "Exchange Agent") for the purpose of exchanging certificates which immediately prior to the Effective Time evidenced shares of Company Common Stock (the "Company Certificates") for the Merger Consideration.

        1.11.    Company Stock Options and Other Stock Awards.

          (a)   Purchaser and Company shall take all action reasonably necessary so that each employee or director stock option exercisable for shares of Company Common Stock (the "Company Stock Options") outstanding immediately prior to the Effective Time shall be converted automatically at the Effective Time into an option to purchase a number of shares of Purchaser Common Stock (a "Converted Option") equal to the product of the number of shares of Company Common Stock subject to such Company Stock Option multiplied by the Option Exchange Ratio; provided that any fractional share resulting from such multiplication shall be rounded to the nearest whole share.

  The "Option Exchange Ratio" shall mean the sum of (i) one plus (ii) a fraction the numerator of which is 23.80 and the denominator of which is the closing trading price of Purchaser Common Stock on the New York Stock Exchange Inc. ("NYSE"), as reported in the Wall Street Journal, Eastern Edition (or such other source as the parties shall agree in writing), on the Business Day prior to the Effective Time. The terms and conditions of the Converted Options shall otherwise remain the same as the terms and conditions of the Company Stock Options (including the existing "option reload" feature), except that the exercise price per share of each Converted Option shall equal the exercise price per share of such Company Stock Option divided by the Option Exchange Ratio; provided that such exercise price shall be rounded to the nearest whole cent. Notwithstanding the foregoing, each Company Stock Option which is intended to be an "incentive stock option" (as defined under Section 422 of the Code) shall be adjusted in accordance with the requirements of Section 424 of the Code.

          (b)   All shares of restricted Company Common Stock (the "Company Restricted Stock Awards") held by employees or directors of the Company or its Subsidiaries and outstanding immediately prior to the Effective Time shall be treated in the same manner as all other shares of Company Common Stock outstanding immediately prior to the Effective Time pursuant to Section 1.8 of this Agreement (the "Converted Restricted Stock Awards"); provided, however, that the Merger Consideration received by each holder in exchange for the holder's Company Restricted Stock Awards pursuant to Section 1.8 of this Agreement shall be subject to the terms and conditions (including vesting schedules) applicable to such Company Restricted Stock Awards under the plan and award agreements pursuant to which such Company Restricted Stock Awards were granted as in effect prior to the Effective Time; provided, further, however, that the per-share Cash Consideration portion of such Merger Consideration shall be held by the Surviving Corporation in accounts for such persons until vested, and invested as directed by the employee or director among the investment options available from time to time under the WellPoint Comprehensive Executive Non-Qualified Retirement Plan or WellPoint Board of Directors Deferred Compensation Plan, as applicable.

          For purposes hereof, the Company Restricted Stock Awards, together with all other awards of shares of Company Common Stock subject to vesting or future issuance under any Company Stock Plan, including without limitation restricted stock units and deferred stock awards (but not including Company Stock Options or the Company ESPP), shall be referred to as the "Other Stock Awards."

          (c)   Purchaser and Company shall take all action reasonably necessary so that all Other Stock Awards other than Company Restricted Stock Awards held by employees or directors of the Company or its Subsidiaries immediately prior to the Effective Time shall be converted automatically at the Effective Time into a right or award with respect to a number of shares of Purchaser Common Stock (a "Converted Other Stock Award") equal to the product of the number of shares of Company Common Stock subject to such Other Stock Award multiplied by the Option Exchange Ratio; provided, that any fractional shares resulting from such multiplication shall be rounded to the nearest whole share. The terms and conditions of the Converted Other Stock Award shall otherwise remain the same as the terms and conditions (including vesting schedules) applicable to the Other Stock Awards under the plan and award agreements pursuant to which such Other Stock Awards were granted as in effect immediately prior to the Effective Time.

          (d)   Purchaser shall, as of the Effective Time, assume the obligations of Company under all plans and agreements pursuant to which a Company Stock Option or Other Stock Award has been issued (the "Company Stock Plans") and shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Purchaser Common Stock for delivery upon exercise of the Converted Options or future issuance under the Converted Other Stock Awards. Purchaser shall use its reasonable best efforts to cause the registration of the shares of Purchaser Common

  Stock subject to the Converted Options, Converted Other Stock Awards or Converted Restricted Stock Awards to become effective as part of a registration statement on Form S-8 or Form S-3 as the case may be, or any successor or other appropriate forms, with respect to the shares of Purchaser Common Stock subject to the Converted Options, Converted Other Stock Awards or Converted Restricted Stock Awards no later than the Effective Time; and, thereafter, Purchaser shall deliver to holders of Converted Options, Converted Other Stock Awards or Converted Restricted Stock Awards any applicable prospectus and shall maintain the effectiveness of such registration statement or registration statements, including the current status of any related prospectus, for so long as the Converted Options, Converted Other Stock Awards or Converted Restricted Stock Awards remain outstanding.

          (e)   Purchaser and Company shall take all such steps within their control as may be required to cause the transactions contemplated by this Section 1.11 and any other deemed dispositions of Company equity securities (including derivative securities) or deemed acquisitions of Purchaser equity securities (including derivative securities) in connection with this Agreement by each individual who (i) is a director or officer of Company or (ii) at the Effective Time will become a director or officer of Purchaser, to become exempt from liability under Section 16(b) of the Securities Exchange Act of 1934 (as amended and including all rules and regulations promulgated thereunder, the "Exchange Act") pursuant to Rule 16b-3 thereunder.

          (f)    As soon as practicable after the Effective Time, Purchaser shall deliver or cause to be delivered to each holder of Converted Options, Converted Other Stock Awards or Converted Restricted Stock Awards an appropriate notice setting forth such holder's rights pursuant to any Company Stock Plans, after giving effect to the transactions hereunder.

        1.12.    Certain Adjustments.    If, between the date of this Agreement and the Effective Time, the outstanding Purchaser Common Stock or Company Common Stock shall have been changed into a different number of shares or different class by reason of any reclassification, recapitalization, stock split, split-up, combination or exchange of shares or a stock dividend or dividend payable in any other securities shall be declared with a record date within such period, or any similar event shall have occurred, the Merger Consideration, Subsidiary Stock Consideration and the Option Exchange Ratio shall be appropriately adjusted to provide to the holders of Company Common Stock, Company Stock Options and Other Stock Awards the same economic effect as contemplated by this Agreement prior to such event.

        1.13.    Corporate Governance.

          (a)   Board of Directors.

            (i)    Composition. At the Effective Time, Purchaser's Board of Directors will comprise 20 directors, to consist of 12 current members of Purchaser's Board of Directors (including the current Chairman, President and Chief Executive Officer of Purchaser, Larry C. Glasscock) designated by Purchaser before the mailing of the Joint Proxy Statement (as defined in Section 3.1(e)(i)), at least 7 of whom must be "independent" under the rules of the NYSE and the SEC with respect to Purchaser (the "Former Purchaser Directors"), and 8 current members of Company's Board of Directors (including the current Chairman and Chief Executive Officer of Company, Leonard D. Schaeffer) designated by Company before the mailing of the Joint Proxy Statement, at least 5 of whom must be "independent" under the rules of the NYSE and the SEC with respect to Purchaser (the "Former Company Directors"). If any Former Purchaser Director or Former Company Director designated shall be unable or unwilling to serve as a director at the Effective Time, the party which designated such individual as indicated above shall designate another individual reasonably acceptable to the Governance Committee of Purchaser (the "Governance Committee") to serve in such individual's place. The Former Purchaser Directors and Former Company Directors who are

    designated will be split such that two of the three classes of Purchaser directors will be comprised of four Former Purchaser Directors and three Former Company Directors and one of the three classes of Purchaser Directors will be comprised of four Former Purchaser Directors and two Former Company Directors. Prior to the mailing of the Joint Proxy Statement, each of Purchaser and Company will designate in writing the class to which each Former Purchaser Director and each Former Company Director designated by Purchaser and Company, respectively, is to be assigned. The members of Purchaser's Board of Directors as of the Effective Time will serve as directors until their respective successors are duly elected and qualified in accordance with Purchaser's articles of incorporation, Purchaser's bylaws and applicable law unless he or she earlier resigns, retires, is removed or is unable to serve.

            (ii)   Nomination of Directors. As of the Effective Time and until the date of the second anniversary of the Effective Time, unless the Purchaser Board of Directors decides otherwise by an affirmative vote of not less than 80% of its members at the time, in the event that a Former Purchaser Director or a director otherwise elected or nominated to Purchaser's Board of Directors by the Former Purchaser Directors as set forth herein (such directors together with the Former Purchaser Directors, the "Purchaser Aligned Directors") or a Former Company Director or a director otherwise elected or nominated to Purchaser's Board of Directors by the Former Company Directors as set forth herein (such directors together with the Former Company Directors, the "Company Aligned Directors"), shall resign, retire, be removed, no longer be able to serve or not stand or be standing for reelection (for whatever reason, including the failure of the Board of Directors to nominate such person), then (A) if such director shall be a Purchaser Aligned Director, then the Purchaser Aligned Directors shall have the exclusive right to nominate an individual reasonably acceptable to the Governance Committee to fill such vacancy and the entire Purchaser Board of Directors shall either elect such person a director to fill such vacancy or, if applicable, nominate such person for election as a director by the shareholders of Purchaser, and (B) if such director shall be a Company Aligned Director, then the Company Aligned Directors shall have the exclusive right to nominate an individual reasonably acceptable to the Governance Committee to fill such vacancy and the entire Purchaser Board of Directors shall either elect such person a director to fill such vacancy or, if applicable, nominate such person for election as a director by the shareholders of Purchaser. The term of any director elected to fill a vacancy shall expire at the end of the term for which such director's predecessor was elected.

            (iii)  Chairmanship. Leonard D. Schaeffer shall be the non-executive Chairman of the Board of Directors of Purchaser and any executive committee of the Board of Directors of Purchaser as of the Effective Time and, unless he earlier resigns, retires or is unable to serve, or unless the Purchaser Board of Directors removes him by an affirmative vote of not less than 80% of its members at the time, shall occupy such position until the date of the second anniversary of the Effective Time (the "Chairmanship Period") and shall retire from such position and as a member of the Board of Directors of Purchaser, of the executive committee of the Board of Directors of Purchaser, of any other committees of the Board of Directors of Purchaser and as a director of the Foundation (as defined in Section 5.17) and any other foundations controlled, directly or indirectly, by Purchaser at the end of the Chairmanship Period. Upon the earlier of (A) Leonard D. Schaeffer's resignation, retirement, removal or inability to serve as non-executive Chairman of the Board of Purchaser or as a member of the Board of Directors of Purchaser and (B) the end of the Chairmanship Period, unless the Purchaser Board of Directors decides otherwise by an affirmative vote of not less than 80% of its members at the time, the President and Chief Executive Officer of Purchaser shall be appointed Chairman of the Board of Purchaser by the Purchaser Board of Directors.

          (b)   Officers. Larry C. Glasscock shall be President and Chief Executive Officer of Purchaser as of the Effective Time, and unless he earlier resigns, retires or is unable to serve, or unless the Purchaser Board of Directors removes him by an affirmative vote of not less than 80% of its members at the time, shall occupy such position until at least the date of the second anniversary of the Effective Time.

          (c)   Headquarters. As of the Effective Time and at least until the date that is five years following the Effective Time, the corporate headquarters and principal executive offices of Purchaser will be located in Indianapolis, Indiana, unless the Purchaser Board of Directors decides otherwise by an affirmative vote of not less than 80% of its members at the time.

          (d)   Blue Cross of California Headquarters. From and after the Effective Time, the headquarters of Blue Cross of California will continue to be located in California.

          (e)   Blue Cross Blue Shield of Georgia Headquarters. From and after the Effective Time, the headquarters of Blue Cross Blue Shield of Georgia will continue to be located in Georgia.

          (f)    Blue Cross Blue Shield of Missouri Headquarters. From and after the Effective Time, the headquarters of Blue Cross Blue Shield of Missouri will continue to be located in Missouri.

          (g)   Blue Cross Blue Shield of Wisconsin Headquarters. From and after the Effective Time, the headquarters of Blue Cross Blue Shield of Wisconsin will continue to be located in Wisconsin.

          (h)   Knox-Keene Health Care Service Plan Licensees. From and after the Effective Time, the Company's Subsidiaries that are licensed under the Knox-Keene Health Care Service Plan Act of 1975 will continue to have the organizational and administrative capacity to provide services to subscribers and enrollees, to the extent provided by such Act.

          (i)    Medicare Part A Claims Processing. From and after the Effective Time, the national headquarters for the Medicare Part A claims processing business of Company's Subsidiary, United Government Services, will continue to be located in Milwaukee, Wisconsin (it being understood that Purchaser's existing Medicare claims processing business and operations are not subject to this provision).

          (j)    Stock Symbol. Purchaser shall use its reasonable best efforts to cause the symbol under which the Purchaser Common Stock is listed on the NYSE to change to WLP on the Business Day following the Effective Time.

          (k)   Articles Amendment. Subject to the receipt of the Articles Amendment Required Vote, the articles of incorporation of Purchaser, as in effect immediately prior to the Effective Time, shall be amended as of the Effective Time in substantially the form set forth in Exhibit A hereto (the "Articles Amendment") changing the name of Purchaser as of the Effective Time to "WellPoint, Inc." and increasing the maximum size of the Board of Directors to 20 directors and, as so amended, shall be the articles of incorporation of Purchaser until thereafter amended in accordance with the terms thereof and the IBCL.

          (l)    Bylaws Amendment. The bylaws of Purchaser, as in effect immediately prior to the Effective Time, shall be amended as of the Effective Time by the Board of Directors of Purchaser in substantially the form set forth in Exhibit B hereto (the "Bylaws Amendment"), and, as so amended, shall be the bylaws of Purchaser until thereafter amended in accordance with the terms thereof, the articles of incorporation of Purchaser and the IBCL.

        1.14.    Alternative Structure.    With the consent of Company (which consent shall not be unreasonably withheld), in lieu of Company being merged with and into Merger Sub as contemplated by Section 1.1 hereof, Purchaser shall have the right to elect by written notice given to Company, and upon the terms and subject to the conditions set forth in this Agreement, to cause the "Merger" to be a merger of Company with and into an Indiana single member limited liability company directly and wholly owned by Purchaser and disregarded as a separate entity for federal tax purposes, at the Effective Time, in which case, such limited liability company shall be the "Merger Sub" for purposes of this Agreement and following the "Merger", the separate corporate existence of Company shall cease and the Merger Sub shall continue as the Surviving Corporation; provided that (i) such change shall not materially delay the Merger or any of the other transactions contemplated hereby in any respect and (ii) such change shall not affect the Merger Consideration to be received by the stockholders of Company or the qualification of the "Merger" as a reorganization within the meaning of Section 368 of the Code or otherwise prejudice Company, its stockholders or, with respect to Section 5.7, materially prejudice any third party beneficiary thereof or in any other way affect the corporate governance structure of Purchaser, Company or the Surviving Corporation as contemplated by this Agreement. In the event that such change is to be effected, Purchaser, Company and Merger Sub shall, subject to the foregoing, take any action necessary to permit the provisions of this Article I to be effective and shall make such other changes that are necessary to be made to reflect the change in the structure that has occurred.

ARTICLE II
EXCHANGE OF CERTIFICATES

        2.1.    Exchange Fund.    At or prior to the Effective Time, Purchaser shall deposit with the Exchange Agent, in trust for the benefit of holders of shares of Company Common Stock, (i) certificates representing the Purchaser Common Stock issuable pursuant to Section 1.8 (or otherwise shall make shares of Purchaser Common Stock available for such issuance) and (ii) cash sufficient to pay the aggregate Cash Consideration to be paid in the Merger, cash for fractional shares in accordance with Section 2.5 and any dividends or other distributions pursuant to Section 2.3. Purchaser shall make available to the Exchange Agent, from time to time as needed, additional cash sufficient to pay cash in lieu of fractional shares pursuant to Section 2.5 and any dividends and other distributions pursuant to Section 2.3. Any cash and certificates of Purchaser Common Stock deposited with the Exchange Agent (or shares of Purchaser Common Stock otherwise made available to the Exchange Agent pursuant to this Section 2.1) shall hereinafter be referred to as the "Exchange Fund."

        2.2.    Exchange Procedures.    Promptly, but in any event within ten Business Days after the Effective Time, Purchaser shall cause the Exchange Agent to mail to each holder of record of a Company Certificate (i) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the Company Certificates shall pass, only upon delivery of the Company Certificates to the Exchange Agent, and which letter shall be in customary form and (ii) instructions for effecting the surrender of such Company Certificates in exchange for the Merger Consideration. Upon surrender of a Company Certificate to the Exchange Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Company Certificate shall be entitled to receive in exchange therefor (A) the number of shares of Purchaser Common Stock that such holder has the right to receive pursuant to Section 1.8 (which shall be in uncertificated book-entry form unless a physical certificate is requested) and (B) a check in the amount of the aggregate Cash Consideration that such holder has the right to receive pursuant to Section 1.8 and for the cash that such holder has the right to receive pursuant to the provisions of this Article II, including cash in lieu of any fractional shares of Purchaser Common Stock pursuant to Section 2.5 and dividends and other distributions pursuant to Section 2.3. No interest will be paid or will accrue on the Cash Consideration or on any cash payable pursuant to Section 2.3 or Section 2.5. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of Company, the proper number of shares of Purchaser Common Stock (which shall be in uncertificated book-entry form unless a physical certificate is requested) and a check in the amount of the aggregate Cash Consideration that such holder has the right to receive pursuant to Section 1.8, the cash in lieu of any fractional shares of

Purchaser Common Stock pursuant to Section 2.5 and any dividends or other distributions to which such holder is entitled pursuant to Section 2.3, may be issued and paid with respect to such Company Common Stock to such a transferee if the Company Certificate representing such shares of Company Common Stock is presented to the Exchange Agent accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

        2.3.    Distributions with Respect to Unexchanged Shares.    No dividends or other distributions declared or made with respect to shares of Purchaser Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Company Certificate with respect to the shares of Purchaser Common Stock that such holder would be entitled to receive upon surrender of such Company Certificate until such holder shall surrender such Company Certificate in accordance with Section 2.2. Subject to the effect of applicable laws, following surrender of any such Company Certificate, there shall be paid to such holder of shares of Purchaser Common Stock issuable in exchange therefor, without interest, (a) promptly after the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date prior to such surrender payable with respect to such shares of Purchaser Common Stock and (b) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such shares of Purchaser Common Stock.

        2.4.    No Further Ownership Rights in Company Common Stock or Subsidiary Held Stock.    All shares of Purchaser Common Stock issued and cash paid upon conversion of shares of Company Common Stock or Subsidiary Held Stock in accordance with the terms of Article I and this Article II (including any cash paid pursuant to Section 2.3 or 2.5) shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to the shares of Company Common Stock or Subsidiary Held Stock. Until surrendered as contemplated by this Article II, each Company Certificate or Subsidiary Held Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration or the Subsidiary Stock Consideration (and any cash to be paid pursuant to Section 2.3 or 2.5), or the right to the payment provided by Section 262 of the DGCL pursuant to Section 1.9, as applicable.

        2.5.    No Fractional Shares of Purchaser Common Stock.

          (a)   No certificates or scrip representing fractional shares of Purchaser Common Stock or book-entry credit of the same shall be issued upon the surrender for exchange of Company Certificates and such fractional share interests will not entitle the owner thereof to vote or to have any rights of a shareholder of Purchaser or a holder of shares of Purchaser Common Stock.

          (b)   Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock or Subsidiary Held Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Purchaser Common Stock (after taking into account all Company Certificates and Subsidiary Held Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to the product of (i) such fractional part of a share of Purchaser Common Stock multiplied by (ii) the closing price for a share of Purchaser Common Stock on the NYSE Composite Transactions Tape on the date of the Effective Time or, if such date is not a Business Day, the Business Day immediately before the date on which the Effective Time occurs. As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional interests, the Exchange Agent shall so notify Purchaser, and Purchaser shall cause the Surviving Corporation to deposit such amount with the Exchange Agent and shall cause the Exchange Agent to forward payments to such holders of fractional interests subject to and in accordance with the terms hereof.

        2.6.    Termination of Exchange Fund.    Any portion of the Exchange Fund which remains undistributed to the holders of Company Certificates twelve months after the Effective Time shall be delivered to Purchaser or otherwise on the instruction of Purchaser and any holders of the Company Certificates who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation and Purchaser for the Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby to which such holders are entitled pursuant to Section 1.8 and Section 2.2, any cash in lieu of fractional shares of Purchaser Common Stock to which such holders are entitled pursuant to Section 2.5 and any dividends or distributions with respect to shares of Purchaser Common Stock to which such holders are entitled pursuant to Section 2.3.

        2.7.    No Liability.    None of Purchaser, Merger Sub, Company, the Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any Merger Consideration from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

        2.8.    Investment of the Exchange Fund.    The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Purchaser on a daily basis, or as otherwise agreed to by Purchaser and the Exchange Agent. Any interest and other income resulting from such investments shall promptly be paid to Purchaser, or as otherwise agreed to by Purchaser and the Exchange Agent.

        2.9.    Lost Certificates.    If any Company Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Company Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Company Certificate, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Company Certificate the applicable Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby, any cash in lieu of fractional shares of Purchaser Common Stock, and unpaid dividends and distributions on shares of Purchaser Common Stock deliverable in respect thereof, in each case, pursuant to this Agreement.

        2.10.    Withholding Rights.    Each of the Surviving Corporation and Purchaser shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the rules and Treasury regulations promulgated thereunder, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Corporation or Purchaser, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation or Purchaser, as the case may be, and such amounts shall be delivered by the Surviving Corporation or Purchaser, as the case may be, to the applicable taxing authority.

        2.11.    Further Assurances.    At and after the Effective Time, the officers and managers of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

        2.12.    Stock Transfer Books.    The stock transfer books of Company shall be closed immediately upon the Effective Time and there shall be no further registration of transfers of shares of Company Common Stock thereafter on the records of Company. On or after the Effective Time, any Company Certificate presented to the Exchange Agent or Purchaser for any reason shall be converted into the Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby, any cash in lieu of fractional shares of Purchaser Common Stock to which the holders thereof are entitled pursuant to Section 2.5 and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.3.

ARTICLE III
REPRESENTATIONS AND WARRANTIES

        3.1.    Representations and Warranties of Purchaser.    Purchaser represents and warrants to Company as follows:

          (a)   Organization, Standing and Power; Subsidiaries.

            (i)    Each of Purchaser and each of its Subsidiaries (as defined in Section 8.13(n)) is a corporation or other Person duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation or organization, has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (as defined in Section 8.13(i)) on Purchaser, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure so to qualify or to be in good standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Purchaser. The copies of the articles of incorporation and bylaws of Purchaser and its material Subsidiaries which were previously furnished or made available to Company are true, complete and correct copies of such documents as in effect on the date of this Agreement.

            (ii)   Except as set forth in Section 3.1(a) of the Purchaser Disclosure Schedule delivered by Purchaser to Company prior to the execution of this Agreement (each section of which qualifies the correspondingly numbered representation and warranty or covenant to the extent specified therein and any other representation and warranty to which its relevance is reasonably apparent) (the "Purchaser Disclosure Schedule"), all the outstanding shares of capital stock of, or other equity interests in, each of its Subsidiaries have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by Purchaser, free and clear of all Liens and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests). Except as explicitly set forth in the Purchaser SEC Reports (as defined in Section 3.1(d)(i)) or in Section 3.1(a) of the Purchaser Disclosure Schedule, neither Purchaser nor any of its Subsidiaries directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any corporation, partnership, joint venture or other business association or entity, that is or would reasonably be expected to be material to Purchaser and its Subsidiaries taken as a whole.

          (b)   Capital Structure.

            (i)    The authorized capital stock of Purchaser consists of (i) 900,000,000 shares of Purchaser Common Stock, of which 138,212,614 shares were outstanding as of October 20, 2003 and (ii) 100,000,000 shares of Preferred Stock, without par value, none of which are outstanding. Except for Purchaser Common Stock issued upon exercise of Purchaser Stock Options, no shares of Purchaser Common Stock have been issued between October 20, 2003 and the date hereof. All issued and outstanding shares of the capital stock of Purchaser are duly authorized, validly issued, fully paid and nonassessable, and no class of capital stock is entitled to (or has been issued in violation of) preemptive rights. Other than shares of Purchaser Common Stock reserved for issuance in connection with Purchaser's 6.00% equity security units and 2,585,665 shares of Purchaser Common Stock reserved for issuance under the Purchaser ESPP (as defined in Section 4.2(b)), there were outstanding as of the date hereof no options, warrants or other rights to acquire capital stock from Purchaser other than the employee or director stock options exercisable for shares of Purchaser Common Stock (the "Purchaser Stock Options") representing in the aggregate the right to purchase no more than 6,531,093 shares of Purchaser Common Stock under any stock option or similar plan of Purchaser (the "Purchaser Stock Plans") or otherwise. All shares of Purchaser Common Stock to be issued in connection with the Merger and the other transactions contemplated hereby (including, without limitation, all shares of Purchaser Common Stock to be issued upon exercise of the Converted Options) will, when issued in accordance with the terms hereof, have been duly authorized, validly issued, fully paid and non-assessable, free and clear of all Liens (as defined in Section 8.13(h)). Section 3.1(b) of the Purchaser Disclosure Schedule sets forth a complete and correct list of (x) as of October 23, 2003, the number of shares of Purchaser Common Stock subject to Purchaser Stock Options or other rights to purchase or receive Purchaser Common Stock granted under the Purchaser Stock Plans or otherwise, and the date of grant, vesting date, expiration date, exercise price and holder of each such Purchaser Stock Option, (y) as of October 23, 2003, the number of shares of restricted Purchaser Common Stock outstanding, and the date of grant, vesting date, expiration date and holder of each such share of restricted Purchaser Common Stock and (z) the total amount of deductions to be withheld for the quarterly pay period ending August 29, 2003, with respect to purchases to be made pursuant to the Purchaser ESPP. As of the date hereof, there are no shareholder agreements, voting trusts or other agreements or understandings to which Purchaser is a party or by which it is bound relating to the voting of any shares of the capital stock of Purchaser.

            (ii)   No bonds, debentures, notes or other indebtedness of Purchaser having the right to vote on any matters on which shareholders may vote, are issued or outstanding.

            (iii)  Except as otherwise set forth in this Section 3.1(b), as of the date of this Agreement, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Purchaser or any of its Subsidiaries is a party or by which any of them is bound obligating Purchaser or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of Purchaser or any of its Subsidiaries or obligating Purchaser or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. Except as set forth in Section 3.1(b) of the Purchaser Disclosure Schedule, there are no outstanding obligations of Purchaser or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of Purchaser or any of its Subsidiaries.

          (c)   Authority; No Conflicts.

            (i)    Purchaser has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, including, without limitation, the issuance of the shares of Purchaser Common Stock to be issued in the Merger (the "Share Issuance") and upon the exercise of Converted Options, subject in the case of the consummation of the Share Issuance and the Articles Amendment to the Required Purchaser Votes (as defined in Section 3.1(g)). The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Purchaser, subject in the case of the consummation of the Share Issuance and the Articles Amendment to the Required Purchaser Votes. This Agreement has been duly executed and delivered by Purchaser and, assuming that this Agreement constitutes a valid and binding agreement of Company constitutes a valid and binding agreement of Purchaser, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) or by an implied covenant of good faith and fair dealing.

            (ii)   The execution and delivery of this Agreement by Purchaser does not, and the consummation by Purchaser of the Merger and the other transactions contemplated hereby will not, conflict with, or result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, amendment, cancellation or acceleration of any obligation or the loss of a material benefit under, or the creation of a Lien on any assets (any such conflict, violation, default, right of termination, amendment, cancellation or acceleration, loss or creation, is hereinafter referred to as a "Violation") pursuant to: (A) any provision of the articles of incorporation or bylaws of Purchaser or any material Subsidiary of Purchaser or (B) except as set forth in Section 3.1(c) of the Purchaser Disclosure Schedule or as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Purchaser, and subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (iii) below, any loan or credit agreement, note, mortgage, bond, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Purchaser or any material Subsidiary of Purchaser, or their respective properties or assets.

            (iii)  No consent, approval, order or authorization of, or registration, declaration or filing with, any supranational, national, state, municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency or commission or other authority thereof, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority (a "Governmental Entity") or expiry of any related waiting period is required by or with respect to Purchaser or any Subsidiary of Purchaser in connection with the execution and delivery of this Agreement by Purchaser or Merger Sub or the consummation of the Merger and the other transactions contemplated hereby, except for those required under or in relation to (A) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"); (B) state securities or "blue sky" laws (the "Blue Sky Laws"); (C) the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "Securities Act"); (D) the Exchange Act; (E) the IBCL and the DGCL with respect to the filing of the Articles of Merger and the Articles Amendment; (F) rules and regulations of the NYSE; (G) approval for acquisition of control or material modification filings in the states of California, Delaware, Georgia, Illinois, Missouri, Oklahoma, Texas, Virginia and Wisconsin and the Commonwealth of Puerto Rico; (H) filings required under applicable state insurance antitrust laws; and (I) such consents, approvals, orders, authorizations, registrations, declarations and filings and expiry of waiting periods the failure of which to make or obtain or expire would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Purchaser. Consents, approvals, orders, authorizations, registrations, declarations and filings required under or in relation to any of the foregoing clauses (A) through (H) are hereinafter referred to as "Necessary Consents."

          (d)   Reports and Financial Statements.

            (i)    Purchaser has filed all required registration statements, prospectuses, reports, schedules, forms, statements and other documents required to be filed by it with the SEC (as defined in Section 8.13(m)) since August 16, 2001 (collectively, as they have been amended since the time of their filing and including all exhibits thereto, the "Purchaser SEC Reports"). No Subsidiary of Purchaser is required to file any form, report, registration statement, prospectus or other document with the SEC. None of the Purchaser SEC Reports, as of their respective dates (and, if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the financial statements (including the related notes) included in the Purchaser SEC Reports (A) presents fairly, in all material respects, the consolidated financial position and consolidated results of operations and cash flows of Purchaser and its Subsidiaries as of the respective dates or for the respective periods set forth therein, all in conformity with generally accepted accounting principles in the United States ("GAAP") applied on a consistent basis throughout the periods involved except as otherwise noted therein, and subject, in the case of the unaudited interim financial statements, to normal and recurring adjustments that were not or are not expected to be material in amount, and lack of footnote disclosure and (B) contains and reflects all necessary adjustments and accruals for a fair presentation of Purchaser's consolidated financial position and the consolidated results of its operations for the periods covered by such financial statements. Except as set forth in Section 3.1(d) of the Purchaser Disclosure Schedule, all of such Purchaser SEC Reports (including any financial statements included or incorporated by reference therein), as of their respective dates (and as of the date of any amendment to the respective Purchaser SEC Report), complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder.

            (ii)   Except (A) to the extent reflected in the balance sheet of Purchaser included in the Purchaser SEC Report last filed prior to the date hereof, (B) as set forth in Section 3.1(d) of the Purchaser Disclosure Schedule, (C) incurred in the ordinary course of business since the date of the balance sheet referred to in the preceding clause (A), (D) incurred after the date of the balance sheet referred to in the preceding clause (A) pursuant to the terms of contracts in effect as of the date hereof or (E) incurred after the date of the balance sheet referred to in the preceding clause (A) pursuant to the terms of contracts entered into after the date hereof not in violation of the Agreement, Purchaser does not have any liabilities or obligations of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due, that have or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Purchaser.

            (iii)  Purchaser has heretofore made available to Company a complete and correct copy of all material agreements, documents or other instruments required to be, but which have not yet been, filed with the SEC and any amendments or modifications which have not yet been filed with the SEC to agreements, documents or other instruments which previously had been filed by Purchaser with the SEC pursuant to the Securities Act and the rules and regulations promulgated thereunder or the Exchange Act and the rules and regulations promulgated thereunder.

          (e)   Information Supplied.

            (i)    None of the information supplied or to be supplied by Purchaser or any of its Subsidiaries or Merger Sub for inclusion or incorporation by reference in (A) the registration statement on Form S-4 to be filed with the SEC by Purchaser in connection with the Share Issuance, or any of the amendments or supplements thereto (collectively, the "Form S-4") will, at the time the Form S-4 is filed with the SEC, or at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (B) the joint proxy statement for use relating to the adoption by the stockholders of Company of this Agreement and approval by the shareholders of Purchaser of the Share Issuance and the Articles Amendment, or any of the amendments or supplements thereto (collectively, the "Joint Proxy Statement") will, on the date it is first mailed to Purchaser shareholders and to Company stockholders or at the time of the Purchaser Shareholders Meeting (as defined in Section 5.1(c)) and the Company Stockholders Meeting (as defined in Section 5.1(b)), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Form S-4 will comply as to form in all material respects with the requirements of the Exchange Act and the Securities Act and the rules and regulations of the SEC thereunder.

            (ii)   Notwithstanding the foregoing provisions of this Section 3.1(e), no representation or warranty is made by Purchaser with respect to statements made or incorporated by reference in the Form S-4 or the Joint Proxy Statement based on information not supplied by it or Merger Sub.

          (f)    Board Approval. The Board of Directors of Purchaser, by resolutions duly adopted at a meeting duly called and held and not subsequently rescinded or modified in any way (the "Purchaser Board Approval"), has unanimously approved this Agreement, the Articles Amendment and the Bylaws Amendment and the transactions contemplated hereby, including the Merger. To the Knowledge of Purchaser, except for Section 203 of the DGCL, no other "moratorium," "control share," "fair price," or other state takeover statute applies to the Merger or the other transactions contemplated by this Agreement.

          (g)   Votes Required. With respect to the (i) Share Issuance, the affirmative vote of a majority of the votes cast by the holders of Purchaser Common Stock at the Purchaser Shareholders Meeting, provided that the total vote cast represents over 50% in interest of all securities entitled to vote, in favor of the Share Issuance (the "Share Issuance Required Vote") and (ii) Articles Amendment, a greater number of affirmative votes than negative votes cast by the holders of Purchaser Common Stock at the Purchaser Shareholders Meeting (provided a quorum is present and represented at such meeting) in favor of the Articles Amendment (the "Articles Amendment Required Vote"), are the only votes of the holders of any class or series of Purchaser's capital stock necessary to consummate the transactions contemplated hereby (the "Required Purchaser Votes").

          (h)   Brokers or Finders. No agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker's or finder's fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement (other than Purchaser's financing of the transactions contemplated by this Agreement), based upon arrangements made by or on behalf of Purchaser, except Goldman, Sachs & Co. (the "Purchaser Financial Advisor") and Banc of America Securities LLC, whose fees and expenses will be paid by Purchaser in accordance with Purchaser's agreements with such firms, complete copies of which have been delivered to Company on or prior to the date hereof.

          (i)    Litigation; Compliance with Laws.

            (i)    Except as disclosed in the Purchaser SEC Reports filed prior to the date of this Agreement or as set forth in Section 3.1(i) of the Purchaser Disclosure Schedule, there is no suit, action, investigation or proceeding pending or, to the Knowledge of Purchaser, threatened, against or affecting Purchaser or any Subsidiary of Purchaser having, or which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Purchaser, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Purchaser or any Subsidiary of

    Purchaser having, or which reasonably would be expected to have, individually or in the aggregate, a Material Adverse Effect on Purchaser.

            (ii)   Except as disclosed in the Purchaser SEC Reports filed prior to the date of this Agreement and except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Purchaser or materially impair the ability of Purchaser to consummate the transactions contemplated by this Agreement, Purchaser and its Subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the operation of the businesses of Purchaser and its Subsidiaries, taken as a whole (the "Purchaser Permits"). Purchaser and its Subsidiaries are in compliance with the terms of the Purchaser Permits, except where the failure to so comply would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Purchaser. Except as disclosed in the Purchaser SEC Reports filed prior to the date of this Agreement, the businesses of Purchaser and its Subsidiaries are not being conducted in violation of, and Purchaser has not received any notices of violations with respect to, any law, ordinance or regulation of any Governmental Entity, except for actual or possible violations which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Purchaser.

            (iii)  Purchaser is in compliance in all material respects with all material rules and regulations of the BCBSA (as defined in Section 8.13(b)).

          (j)    Absence of Certain Changes or Events. Except for liabilities incurred in connection with this Agreement or the transactions contemplated hereby or as set forth in Section 3.1(j) of the Purchaser Disclosure Schedule, since December 31, 2002, (i) Purchaser and its Subsidiaries have conducted their business only in the ordinary course consistent with past practice, (ii) there has not been any change, circumstance or event which has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Purchaser and (iii) there has not been any action taken by Purchaser or any of its Subsidiaries during the period from December 31, 2002 through the date of this Agreement that, if taken during the period from the date of this Agreement through the Effective Time without the consent of Company, would constitute a breach of Section 4.2(c), (d), (g), (n) or (q) (only with respect to the ten Purchaser executives with employment agreements) of this Agreement.

          (k)   Opinion of Purchaser Financial Advisor. The Board of Directors of Purchaser has received the opinion of the Purchaser Financial Advisor, dated the date of this Agreement, to the effect that, as of such date, the Merger Consideration is fair, from a financial point of view, to Purchaser, a copy of which will promptly be made available to Company after receipt by Purchaser.

          (l)    Taxes. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Purchaser, or as set forth in Section 3.1(l) of the Purchaser Disclosure Schedule, Purchaser and each of its Subsidiaries (i) have prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all Tax Returns (as defined in Section 8.13(q)) required to be filed by any of them and all such filed Tax Returns are complete and accurate in all material respects; (ii) have paid all Taxes (as defined in Section 8.13(p)) that are shown as due and payable on such filed Tax Returns or that Purchaser or any of its Subsidiaries are obligated to pay without the filing of a Tax Return; (iii) have paid all other assessments received to date in respect of Taxes other than those being contested in good faith for which provision has been made in accordance with GAAP on the most recent balance sheet included in Purchaser's Annual Report on Form 10-K for the year ended December 31, 2002; (iv) have withheld from amounts owing to any employee, creditor or other Person all Taxes required by law to be withheld and have paid over to the proper governmental authority in a timely manner all such withheld amounts to the extent due and payable; (v) have not waived any applicable statute of limitations with respect to United States federal or state income or franchise Taxes and have not otherwise agreed to any extension of time with respect to a United States federal or state income or franchise Tax assessment or deficiency; (vi) have never been members of any consolidated group for United States federal income tax purposes other than the consolidated group of which Purchaser is the common parent and (vii) are not parties to any tax sharing agreement or arrangement other than with each other. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Purchaser or except as set forth in Section 3.1(l) of the Purchaser Disclosure Schedule, (i) no liens for Taxes exist with respect to any of the assets or properties of Purchaser or its Subsidiaries, except for statutory liens for Taxes not yet due or payable or that are being contested in good faith, (ii) Purchaser has made available to Company true and correct copies of all material federal, state and local Tax Returns filed by Purchaser and its Subsidiaries on which the statute of limitations has not expired and (iii) none of Purchaser or its Subsidiaries has been a party to a Section 355 transaction that could give rise to a Tax liability pursuant to Section 355(e) of the Code. Except as set forth in Section 3.1(l) of the Purchaser Disclosure Schedule, there are not being conducted or threatened in writing any material audits, examinations, investigations, litigation, or other proceedings in respect of Taxes of Purchaser or any Subsidiary; and none of Purchaser or its Subsidiaries has any material deferred gains created by any other transaction, or has any material excess loss accounts. Purchaser is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

          (m)  Accounting and Financial Matters. Since January 1, 2002, except as set forth in Section 3.1(m) of the Purchaser Disclosure Schedule, Purchaser has not received written notice from the SEC or any other Governmental Entity that any of its accounting policies or practices are or may be the subject of any review, inquiry, investigation or challenge by the SEC or other Governmental Entity. Since January 1, 2002, Purchaser's independent public accounting firm has not informed Purchaser that it has any material questions, challenges or disagreements regarding or pertaining to Purchaser's accounting policies or practices. Since January 1, 2002, to the Knowledge of Purchaser, no officer or director of Purchaser has received, or is entitled to receive, any material compensation from any entity that has engaged in or is engaging in any material transaction with Purchaser or any of its Subsidiaries. Set forth in Section 3.1(m) of the Purchaser Disclosure Schedule is a list of all off-balance sheet special purpose entities and financing arrangements of Purchaser and its Subsidiaries.

          (n)   Securities Laws Matters.

            (i)    With respect to each annual report on Form 10-K, each quarterly report on Form 10-Q and each amendment of any such report included in the Purchaser SEC Reports filed since August 29, 2002, the chief executive officer and chief financial officer of Purchaser have made all certifications required by the Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act") and any related rules and regulations promulgated by the SEC and the NYSE, and the statements contained in any such certifications are complete and correct.

            (ii)   Purchaser has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) or 15d-15(e) under the Exchange Act); such disclosure controls and procedures are designed to ensure that material information relating to Purchaser required to be disclosed in Purchaser's Exchange Act Reports, including its consolidated Subsidiaries, is made known to Purchaser's principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared; and, to Purchaser's Knowledge, such disclosure controls and procedures are effective in timely alerting Purchaser's principal executive officer and its principal financial officer to material information required to be included in Purchaser's periodic reports required under the Exchange Act.

            (iii)  Purchaser is, or will timely be, in compliance, in all material respects, with all current and proposed listing and corporate governance requirements of the NYSE, and is in compliance in all material respects, and will continue to remain in compliance from the date hereof until immediately after the Effective Time, with all rules, regulations and requirements of the Sarbanes-Oxley Act and the SEC.

          (o)   Statutory Financial Statements. Except as otherwise set forth therein, the annual statements and the quarterly statements filed by Purchaser or any of its Subsidiaries with the insurance departments or other insurance regulatory authorities of the states and other jurisdictions in which it has a domiciled insurance company or health maintenance organization or similar entity (the "Purchaser State Agencies") for the years ended December 31, 2000, 2001 and 2002, and for each quarterly and annual period ending after December 31, 2002 and prior to the Closing Date (the "Purchaser State Agency Filings") and the statutory balance sheets and income statements included in such Purchaser State Agency Filings fairly present, or will fairly present, in all material respects the statutory financial condition and results of operations of Purchaser or such Subsidiaries, as applicable, as of the date and for the periods indicated therein and have been prepared, or will be prepared, in all material respects, in accordance with applicable statutory accounting principles consistently applied throughout the periods indicated, except as may be reflected therein or in the notes thereto, or the statutory reports and related actuarial opinions for Purchaser or its Subsidiaries for the 2002 fiscal year, and subject to the absence of notes required by statutory accounting principles and to normal year-end adjustments.

          (p)   Reserves. The loss reserves and other actuarial amounts of Purchaser and its Subsidiaries recorded in their respective financial statements contained in the Purchaser SEC Reports and all statutory reports as of December 31, 2002, as of such date: (i) were determined in all material respects in accordance with generally accepted actuarial standards consistently applied (except as otherwise noted in such financial statements), (ii) were fairly stated in all material respects in accordance with sound actuarial principles, (iii) satisfied all applicable laws and applicable requirements of the BCBSA in all material respects and have been computed on the basis of methodologies consistent in all material respects with those used in computing the corresponding reserves in the prior fiscal years, except as otherwise noted in the financial statements and notes thereto included in the Purchaser SEC Reports or the statutory reports and related actuarial opinions for Purchaser and its Subsidiaries for the 2002 fiscal year a copy of which was made available to Company prior to the date hereof, and (iv) include provisions for all actuarial reserves and related items which ought to be established in accordance with applicable laws and regulations and in accordance, in all material respects, with prudent insurance practices generally followed in the insurance industry. Purchaser is not aware of any facts or circumstances which would necessitate any material adverse change in the statutorily required reserves or reserves above those reflected in the most recent balance sheet (other than increases consistent with past experience resulting from increases in enrollment with respect to services provided by Purchaser or its Subsidiaries). The risk-based capital of each insurance and health maintenance organization Subsidiary of Purchaser is now, and immediately prior to the Closing will be, not less than 200% of the authorized control level as defined in NAIC Risk-Based Capital Guidelines required by applicable law to the extent that such Subsidiary is subject to such requirement.

          (q)   Affiliate Transactions.

            (i)    Except as disclosed in the Purchaser SEC Reports or as disclosed in Section 3.1(q) of the Purchaser Disclosure Schedule, there are no material (determined with respect to either counterparty thereto) contracts, commitments, agreements, arrangements, understandings or other transactions between Purchaser or any of its Subsidiaries, on the one hand, and any (i) officer or director of Purchaser or any of its Subsidiaries, (ii) record or beneficial owner of five percent or more of the voting securities of Purchaser or (iii) affiliate (as such term is defined in Rule 12b-2 promulgated under the Exchange Act) of any such officer, director or beneficial owner, on the other hand.

            (ii)   Section 3.1(q)(ii) of the Purchaser Disclosure Schedule lists all loans to any executive officer of Purchaser or any of its Subsidiaries outstanding as of the date hereof, including the date of the loan, the amount of the loan and the date of any amendment to the terms of the loan. Since July 30, 2002, neither Purchaser nor any of its Subsidiaries extended or maintained credit, arranged for the extension of credit, or renewed any extension of credit in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of Purchaser other than any such extension of credit that was maintained by Purchaser as of July 30, 2002 so long as there has been no material modification to any term of any such extension of credit or any renewal thereof on or after July 30, 2002.

          (r)   HIPAA. Purchaser and its Subsidiaries are, and Purchaser and its Subsidiaries' businesses are being conducted, in compliance in all material respects with the Health Insurance Portability and Accountability Act of 1996 ("HIPAA"), except as set forth in Section 3.1(r) of the Purchaser Disclosure Schedule.

          (s)   Off-Balance Sheet Arrangements. Section 3.1(s) of the Purchaser Disclosure Schedule describes, and Purchaser has delivered to Company copies of the documentation creating or governing, all securitization transactions and other "off-balance sheet arrangements" (as defined in Item 303(c) of Regulation S-K of the SEC) that existed or were effected by Purchaser or its Subsidiaries since January 1, 2002 in effect on the date hereof.

          (t)    Environmental Matters. Except as would not reasonably be expected to have a Material Adverse Effect on Purchaser individually or in the aggregate, or as disclosed in Section 3.1(t) of the Purchaser Disclosure Schedule, (i) the operations of Purchaser and its Subsidiaries are and have been in compliance with all applicable Environmental Laws and with all Environmental Permits; (ii) there are no pending or, to the Knowledge of Purchaser, threatened actions, suits, claims, investigations or other proceedings under or pursuant to Environmental Laws against Purchaser or its Subsidiaries or, to the Knowledge of Purchaser, involving any real property currently or formerly owned, operated or leased by Purchaser, or its Subsidiaries; (iii) Purchaser and its Subsidiaries do not have any Environmental Liabilities and, to the Knowledge of Purchaser,

  no facts, circumstances or conditions relating to, arising from, associated with or attributable to any real property currently or formerly owned, operated or leased by Purchaser or its Subsidiaries or operations thereon would reasonably be expected to result in Environmental Liabilities; (iv) all real property owned and all real property operated or leased by Purchaser or its Subsidiaries is free of Hazardous Materials in conditions or concentrations that would reasonably be expected to result in Environmental Liabilities or have an adverse effect on human health or the environment and none of Purchaser or any of its Subsidiaries has disposed of any Hazardous Materials on or about such premises; (v) no release, discharge, spillage or disposal of any Hazardous Material and no soil, water or air contamination by any Hazardous Material has occurred or is occurring in, from or on such premises the result of which would reasonably be expected to result in Environmental Liabilities; and (vi) Purchaser has made available to Company all material Environmental Reports in the possession or control of Purchaser or any of its Subsidiaries.

          As used in this Agreement, "Environmental Laws" means any and all laws, rules, orders, regulations, statutes, ordinances, guidelines, codes, decrees, or other legally enforceable requirements (including, without limitation, common law) of any international authority, foreign government, the United States, or any state, local, municipal or other Governmental Entity, regulating, relating to or imposing liability or standards of conduct concerning protection of the environment or of human health, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. sections 9601 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. sections 1801 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. sections 6901 et seq., the Clean Water Act, 33 U.S.C. sections 1251 et seq., the Clean Air Act, 42 U.S.C. sections 7401 et seq., the Toxic Substances Control Act, 15 U.S.C. sections 2601 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. sections 136 et seq. and the Oil Pollution Act of 1990, 33 U.S.C. sections 2701 et seq., as such laws have been amended or supplemented, and the regulations promulgated pursuant thereto, and all analogous state or local statutes. As used in this Agreement, "Environmental Liabilities" with respect to any Person means any and all liabilities of or relating to such Person or any of its Subsidiaries (including any entity which is, in whole or in part, a predecessor of such Person or any of such Subsidiaries), whether vested or unvested, contingent or fixed, which (i) arise under applicable Environmental Laws or with respect to Hazardous Materials and (ii) relate to actions occurring or conditions existing on or prior to the Closing Date. As used in this Agreement, "Environmental Permits" means any and all permits, consents, licenses, approvals, registrations, notifications, exemptions and any other authorization required under any applicable Environmental Law. As used in this Agreement, "Environmental Report" means any report, study, assessment, audit, analysis or other similar document that addresses any issue of noncompliance with, or liability under, any Environmental Law that may affect the Purchaser, the Company or any of its Subsidiaries. As used in this Agreement, "Hazardous Materials" means any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products, polychlorinated biphenyls, urea-formaldehyde insulation, asbestos, pollutants, contaminants, radioactivity, and any other substances of any kind, whether or not any such substance is defined as hazardous or toxic under any Environmental Law, that is regulated pursuant to or could give rise to liability under any applicable Environmental Law.

          (u)   Intellectual Property. Except as would not reasonably be expected to have a Material Adverse Effect on Purchaser, or as disclosed in Section 3.1(u) of the Purchaser Disclosure Schedule, (a) Purchaser and each of its Subsidiaries owns, is licensed or otherwise has the right to use (in each case, free and clear of any Liens), all Intellectual Property used in or necessary for the conduct of its business as currently conducted; (b) to the Knowledge of Purchaser, the use of any Intellectual Property by Purchaser and its Subsidiaries does not infringe on or otherwise violate the rights of any Person and is in accordance with any applicable license pursuant to which Purchaser or any Subsidiary acquired the right to use any Intellectual Property; (c) to the

  Knowledge of Purchaser, no Person is challenging or infringing on or otherwise violating any right of Purchaser or any of its Subsidiaries with respect to any Intellectual Property owned by or licensed to Purchaser or its Subsidiaries; (d) neither Purchaser nor any of its Subsidiaries has received any written notice of any claim with respect to any Intellectual Property used by Purchaser and its Subsidiaries and, to the Knowledge of Purchaser, no Intellectual Property owned or licensed by Purchaser or its Subsidiaries is being used or enforced in a manner that would result in the abandonment, cancellation or unenforceability of such Intellectual Property; and (e) Purchaser and each of its Subsidiaries has taken reasonable measures to protect the secrecy and confidentiality of all confidential information that Purchaser or any of its Subsidiaries owns or which is used in or necessary for the conduct of Purchaser's business as currently conducted, and to the Knowledge of Purchaser, such confidential information has not been used, disclosed to or discovered by any Person except pursuant to valid and appropriate non-disclosure and/or license agreements which have not been breached.

          For purposes of this Agreement, "Intellectual Property" shall mean trademarks, service marks, brand names, internet domain names, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions and discoveries, whether patentable or not, in any jurisdiction; patents, applications for patents (including, without limitation, divisions, continuations, continued prosecution applications, continuations in part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction; trade secrets, confidential information and know-how, and rights in any jurisdiction to limit the use or disclosure thereof by any Person; writings, compilations, databases and other works, whether copyrightable or not, in any jurisdiction; registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; and any similar intellectual property or proprietary rights.

          Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Purchaser, or as disclosed in Section 3.1(u) of the Purchaser Disclosure Schedule, (a) the IT Assets of Purchaser and its Subsidiaries operate and perform in accordance with their documentation and functional specifications and otherwise as required by Purchaser and its Subsidiaries in connection with Purchaser's business, (b) to Purchaser's Knowledge, such IT Assets do not contain any "time bombs," "Trojan horses," "back doors," "trap doors," "worms," viruses, bugs, faults, devices or elements that (i) enable or assist any person to access without authorization such IT Assets or (ii) otherwise materially adversely affect the functionality of such IT Assets, (c) Purchaser and each of its Subsidiaries has implemented reasonable backup and disaster recovery technology consistent with industry practices and (d) to the Knowledge of Purchaser, no Person has gained unauthorized access to such IT Assets.

        For purposes of this Agreement, "IT Assets" means all computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology equipment, and all associated documentation, which are used in or necessary for the conduct of Purchaser's (or Company's, as the case may be) and its Subsidiaries' business as currently conducted.

          (v)   Certain Agreements. Section 3.1(v) of the Purchaser Disclosure Schedule lists, as of the date hereof, each of the following contracts, agreements or arrangements, whether written or oral, to which Purchaser or any of its Subsidiaries is a party or by which it is bound (collectively, the "Purchaser Material Contracts") (i) any "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K under the Exchange Act); (ii) the 10 largest provider and the 10 largest customer contracts measured in terms of payments to or received from Purchaser and its Subsidiaries; (iii) any insurance or administrative services contract that involves annual premiums, premium equivalents or similar payments greater than $25,000,000; (iv) promissory notes, loans, agreements, indentures, evidences of indebtedness or other instruments providing for the lending of money, whether as borrower, lender or guarantor, in amounts greater than $25,000,000 (it being understood that trade payables, ordinary course business funding mechanisms between Purchaser and its customers and providers and guarantees of indebtedness by Purchaser and its Subsidiaries to Purchaser and its Subsidiaries shall not be considered indebtedness for purposes of this provision); (v) any contract or other agreement expressly restricting the payment of dividends or the repurchase of stock or other equity; (vi) collective bargaining contracts; (vii) material joint venture, partnership agreements or other similar agreements; (viii) any contract for the pending acquisition, directly or indirectly (by merger or otherwise), of any entity or business, if the acquisition price (including the assumption of any debt or liabilities) exceeds $25,000,000; (ix) any contract, agreement or policy for reinsurance involving ceded insurance premiums of greater than $25 million; (x) leases for real or personal property involving annual expense in excess of $2,500,000 and not cancelable by Purchaser (without premium or penalty) within 12 months; or (xi) any non-competition agreement or any other agreement or arrangement that by its express terms (A) materially limits or otherwise materially restricts Purchaser or any of its Subsidiaries or any successor thereto or (B) would, after the Effective Time, materially limit or otherwise materially restrict Purchaser or any of its Subsidiaries, from engaging or competing in any line of business material to Purchaser and its affiliates (taken as a whole) or in any geographic area material to Purchaser and its Subsidiaries (taken as a whole) (other than exclusivity provisions or arrangements with providers of health care services). Purchaser has previously made available to Company complete and accurate copies of each Purchaser Material Contract listed in Section 3.1(v) of the Purchaser Disclosure Schedule. All of the Purchaser Material Contracts are valid and binding and in full force and effect (except those of which are cancelled, rescinded or terminated after the date hereof in accordance with their terms), except where the failure to be in full force and effect, individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect on Purchaser. To the Knowledge of Purchaser, no Person is challenging the validity or enforceability of any Purchaser Material Contract, except such challenges which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Purchaser. Neither Purchaser nor any of its Subsidiaries, and to the Knowledge of Purchaser, as of the date hereof, none of the other parties thereto, has violated any provision of, or committed or failed to perform any act which (with or without notice, lapse of time or both) would constitute a default under the provisions of, any Purchaser Material Contract, except for those violations and defaults which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Purchaser.

          (w)  Employee Benefit Plans.

            (i)    All benefit and compensation plans, contracts, policies or arrangements covering current or former employees of Purchaser and its Subsidiaries (the "Purchaser Employees") and current or former directors of Purchaser, including, but not limited to, "employee benefit plans" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and deferred compensation, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans (the "Purchaser Plans"), other than those which are not material, are listed in Section 3.1(w) of the Purchaser Disclosure Schedule. True and complete copies of all material Purchaser Plans listed in Section 3.1(w) of the Purchaser Disclosure Schedule, including, but not limited to, any trust instruments, insurance contracts and, with respect to any employee stock ownership plan, loan agreements forming a part of any Purchaser Plans, and all amendments thereto have been provided or made available to Company.

            (ii)   Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Purchaser, or except as set forth in Section 3.1(w)(ii) of the

    Purchaser Disclosure Schedule: (A) all Purchaser Plans, other than "multiemployer plans" within the meaning of Section 3(37) of ERISA (a "Multiemployer Plans"), are in substantial compliance with ERISA, the Code and other applicable laws; (B) each Purchaser Plan subject to ERISA (the "Purchaser ERISA Plans") that is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA (a "Purchaser Pension Plan") and that is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the IRS covering all tax law changes prior to the Economic Growth and Tax Relief Reconciliation Act of 2001 or has applied to the IRS for such favorable determination letter within the applicable remedial amendment period under Section 401(b) of the Code, and Purchaser is not aware of any circumstances likely to result in the loss of the qualification of such Purchaser Pension Plan under Section 401(a) of the Code; (C) neither Purchaser nor any of its Subsidiaries has engaged in a transaction with respect to any Purchaser ERISA Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject Purchaser or any Subsidiary to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which would be material; and (D) neither Purchaser nor any of its Subsidiaries has incurred nor reasonably expects to incur a material tax or penalty imposed by Section 4980F of the Code or Section 502 of ERISA.

            (iii)  Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Purchaser: (A) no liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by Purchaser or any of its Subsidiaries with respect to any ongoing, frozen or terminated "single-employer plan," within the meaning of Section 4001(a)(15) of ERISA (a "Single Employer Plan"), currently or formerly maintained by any of them, or the Single-Employer Plan of any entity which is considered one employer with Purchaser under Section 4001 of ERISA or Section 414 of the Code (a "Purchaser ERISA Affiliate"); (B) Purchaser and its Subsidiaries have not incurred any withdrawal liability with respect to a Multiemployer Plan under Subtitle E of Title IV of ERISA (regardless of whether based on contributions of a Purchaser ERISA Affiliate); and (C) no notice of a "reportable event," within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived or extended, other than pursuant to Pension Benefit Guaranty Corporation ("PBGC") Reg. Section 4043.66, has been required to be filed for any Purchaser Pension Plan or by any Purchaser ERISA Affiliate within the 12-month period ending on the date hereof.

            (iv)  Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Purchaser: (A) all contributions required to be made under the terms of any Purchaser Plan, as of the date hereof, have been timely made or have been reflected in the Purchaser Financial Statements; (B) neither any Purchaser Pension Plan nor any Single-Employer Plan of a Purchaser ERISA Affiliate has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and no Purchaser ERISA Affiliate has an outstanding funding waiver; (C) it is not reasonably anticipated that required minimum contributions to any Purchaser Pension Plan under Section 412 of the Code will be materially increased by application of Section 412(l) of the Code; and (D) neither Purchaser nor any of its Subsidiaries has provided, or is required to provide, security to any Purchaser Pension Plan or to any Single-Employer Plan of a Purchaser ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

            (v)   Except as would not reasonably be expected to have, individually in the aggregate, a Material Adverse Effect on Purchaser, as of the date hereof, there is no pending or, to the Knowledge of Purchaser, threatened litigation relating to the Purchaser Plans.

            (vi)  Except as disclosed in Section 3.1(w) of the Purchaser Disclosure Schedule or as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse

    Effect on Purchaser, there has been no amendment to, announcement by Purchaser or any of its Subsidiaries relating to, or change in employee participation or coverage under, any Purchaser Plan which would increase the expense of maintaining such plan above the level of the expense incurred therefor for the most recent fiscal year. Except as disclosed in Section 3.1(w) of the Purchaser Disclosure Schedule, neither the execution of this Agreement, shareholder approval of the Share Issuance and the Articles Amendment nor the consummation of the transactions contemplated hereby will (v) entitle any employees of Purchaser or any of its Subsidiaries to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (w) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Purchaser Plans, (x) limit or restrict the right of Purchaser to merge, amend or terminate any of the Purchaser Plans, (y) cause Purchaser or any of its Subsidiaries to record additional compensation expense on its income statement with respect to any outstanding stock option or other equity-based award or (z) result in payments under any of the Purchaser Plans which would not be deductible under Section 162(m) or Section 280G of the Code.

          (x)   Labor Matters. Except as set forth in Section 3.1(x) of the Purchaser Disclosure Schedule, (i) as of the date hereof, neither Purchaser nor any of its Subsidiaries is a party to, or is bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization (other than contracts or other agreements or understandings with labor unions or labor organizations in connection with products and services offered and sold to such unions and organizations by Purchaser or its Subsidiaries); (ii) except as would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Purchaser, neither Purchaser nor any of its Subsidiaries is the subject of any proceeding asserting that it or any Subsidiary has committed an unfair labor practice or sex, age, race or other discrimination or seeking to compel it to bargain with any labor organization as to wages or conditions of employment; (iii) there are no current or, to the Knowledge of Purchaser, threatened organizational activities or demands for recognition by a labor organization seeking to represent employees of Purchaser or any Subsidiary, or labor strike and no such activities have occurred during the past 24 months; (iv) no grievance, arbitration, complaint or investigation relating to labor or employment matters is pending or, to the Knowledge of Purchaser, threatened against Purchaser or any of its Subsidiaries which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Purchaser; (v) Purchaser and each Subsidiary is in compliance with all applicable laws (domestic and foreign), agreements, contracts, and policies relating to employment, employment practices, wages, hours, and terms and conditions of employment except for failures so to comply, if any, that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect on Purchaser; (vi) except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Purchaser, Purchaser has complied in all respects with its payment obligations to all employees of Purchaser and its Subsidiaries in respect of all wages, salaries, commissions, bonuses, benefits and other compensation due and payable to such employees under any Purchaser policy, practice, agreement, plan, program or any statute or other law; and (vii) except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Purchaser, Purchaser is in compliance with its obligations pursuant to the Worker Adjustment and Retraining Notification Act of 1988 ("WARN"), to the extent applicable, and all other employee notification and bargaining obligations arising under any collective bargaining agreement or statute.

          (y)   Insurance. Purchaser has provided or made available to Company true, correct and complete copies of its primary director and officer and employee and officer insurance policies and will make available to Company, prior to the Closing Date, true and complete copies of all material policies of insurance to which Purchaser or its Subsidiaries is a beneficiary or named insured. Purchaser and its Subsidiaries maintain insurance coverage with reputable insurers in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in businesses similar to that of Purchaser or its Subsidiaries (taking into account the cost and availability of such insurance).

          (z)   Financing. Purchaser has provided to Company on or prior to the date hereof a complete copy of an executed financing commitment letter related to this Agreement and the transactions contemplated hereby. Purchaser will have available to it on the Closing Date sufficient funds to enable it to consummate the transactions contemplated by this Agreement.

          (aa) Capital or Surplus Maintenance. None of the Subsidiaries of the Purchaser is subject to any requirement to maintain capital or surplus amounts or levels, or is subject to any restriction on the payment of dividends or other distributions on its shares of capital stock, except for any such requirements or restrictions under insurance or other laws or regulations of general application and any such requirements or restrictions of the BCBSA of general application to licensees of the BCBSA, or except as set forth in Section 3.1(aa) of the Purchaser Disclosure Schedule.

          (bb) Demutualization. The conversion of Anthem Insurance Companies, Inc. from a mutual insurance company into an insurance company with common shares, effective November 2, 2001, was carried out in compliance in all material respects with all applicable laws and in accordance with Anthem Insurance Companies, Inc.'s Plan of Conversion, except where the failure to so comply or accord, individually or in the aggregate, would not be reasonably expected to have a Material Adverse Effect on Purchaser.

        3.2.    Representations and Warranties of Company.    Company represents and warrants to Purchaser as follows:

          (a)   Organization, Standing and Power; Subsidiaries.

            (i)    Each of Company and each of its Subsidiaries is a corporation or other Person duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation or organization, has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure so to qualify or to be in good standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company. The copies of the certificate of incorporation and bylaws of Company and of its material Subsidiaries which were previously furnished or made available to Purchaser are true, complete and correct copies of such documents as in effect on the date of this Agreement.

            (ii)   Except as set forth in Section 3.2(a) of the Company Disclosure Schedule delivered by Company to Purchaser prior to the execution of this Agreement (each section of which qualifies the correspondingly numbered representation and warranty or covenant to the extent specified therein and any other representation and warranty to which its relevance is reasonably apparent) (the "Company Disclosure Schedule"), all the outstanding shares of capital stock of, or other equity interests in, each of its Subsidiaries have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by Company, free and clear of all Liens and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests). Except as explicitly set forth in the Company SEC Reports (as defined in Section 3.2(d)(i)) or in Section 3.2(a) of the Company Disclosure Schedule, neither Company nor any of its Subsidiaries directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any corporation, partnership, joint venture or other business association or entity, that is or would reasonably be expected to be material to Company and its Subsidiaries taken as a whole.

          (b)   Capital Structure.

            (i)    The authorized capital stock of Company consists of (A) 300,000,000 shares of Company Common Stock, of which 153,925,933 shares were outstanding as of September 30, 2003 and (B) 50,000,000 shares of Preferred Stock, par value $0.01 per share, none of which are outstanding. Except for Company Common Stock issued upon exercise of Company Stock Options, no shares of Company Common Stock have been issued between September 30, 2003 and the date hereof. All issued and outstanding shares of the capital stock of Company are duly authorized, validly issued, fully paid and nonassessable, and no class of capital stock is entitled to (or has been issued in violation of) preemptive rights. Other than 1,377,381 shares of Company Common Stock reserved for issuance under the Company ESPP (as defined in Section 4.1(b)), there were outstanding as of the date hereof no options, warrants or other rights to acquire capital stock from Company other than the Company Stock Options representing in the aggregate the right to purchase no more than 20,182,509 shares of Company Common Stock under the Company Stock Plan or otherwise. Section 3.2(b) of the Company Disclosure Schedule sets forth a complete and correct list of (x) as of October 21, 2003, the number of shares of Company Common Stock subject to Company Stock Options or other rights to purchase or receive Company Common Stock granted under the Company Stock Plans or otherwise, and the date of grant, vesting date, expiration date, exercise price and holder of each such Company Stock Option, (y) as of October 21, 2003, the number of shares of restricted Company Common Stock and deferred share rights outstanding, and the date of grant, vesting date, expiration date and holder of each such share of restricted Company Common Stock or deferred share rights and (z) the total amount of deductions withheld for the semi-annual offering period ending December 31, 2003, with respect to purchases to be made pursuant to the Company ESPP. Upon any issuance of such shares of Company Common Stock as set forth in Section 3.2(b) of the Company Disclosure Schedule, such shares of Company Common Stock will be duly authorized, validly issued, fully paid and nonassessable and free and clear of any Lien, pledge, security interest, claim or other encumbrance. As of the date hereof, there are no shareholder agreements, voting trusts or other agreements or understandings to which Company is a party or by which it is bound relating to the voting of any shares of the capital stock of Company.

            (ii)   No bonds, debentures, notes or other indebtedness of Company having the right to vote on any matters on which stockholders may vote, are issued or outstanding.

            (iii)  Except as otherwise set forth in this Section 3.2(b) or as set forth in Section 3.2(b) of the Company Disclosure Schedule, as of the date of this Agreement, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Company or any of its Subsidiaries is a party or by which any of them is bound obligating Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of Company or any of its Subsidiaries or obligating Company or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. Except as set forth in Section 3.2(b) of the Company Disclosure Schedule, there are no outstanding obligations of Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of Company or any of its Subsidiaries.

          (c)   Authority; No Conflicts.

            (i)    Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, subject to the adoption of this Agreement by the Required Company Vote (as defined in Section 3.2(g)). The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Company, subject to the adoption of this Agreement by the Required Company Vote. This Agreement has been duly executed and delivered by Company and, assuming that this Agreement constitutes a valid and binding agreement of Purchaser and Merger Sub, constitutes a valid and binding agreement of Company, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) or by an implied covenant of good faith and fair dealing.

            (ii)   The execution and delivery of this Agreement by Company does not, and the consummation by Company of the Merger and the other transactions contemplated hereby will not, conflict with, or result in a Violation pursuant to: (A) any provision of the certificate of incorporation or bylaws of Company or any material Subsidiary of Company or (B) except as set forth in Section 3.2(c) of the Company Disclosure Schedule or as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company, and subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (iii) below, any loan or credit agreement, note, mortgage, bond, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Company or any material Subsidiary of Company or their respective properties or assets.

            (iii)  No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or expiry of any related waiting period is required by or with respect to Company or any Subsidiary of Company in connection with the execution and delivery of this Agreement by Company or the consummation of the Merger and the other transactions contemplated hereby, except the Necessary Consents, the filings set forth in Section 3.2(c) of the Company Disclosure Schedule and such consents, approvals, orders, authorizations, registrations, declarations and filings and expiry of waiting periods the failure of which to make or obtain or expire would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company.

          (d)   Reports and Financial Statements.

            (i)    Company has filed all required registration statements, prospectuses, reports, schedules, forms, statements and other documents required to be filed by it with the SEC since January 1, 2001 (collectively, as they have been amended since the time of their filing and including all exhibits thereto, the "Company SEC Reports"). No Subsidiary of Company is required to file any form, report, registration statement, prospectus or other document with the SEC. None of the Company SEC Reports, as of their respective dates (and, if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the financial statements (including the related notes) included in the Company SEC Reports (the "Company Financial Statements") (A) presents fairly, in all material respects, the consolidated financial position and consolidated results of operations and cash flows of Company and its Subsidiaries as of the respective dates or for the respective periods set forth therein, all in conformity with GAAP applied on a consistent basis throughout the periods involved except as otherwise noted therein, and subject, in the case of the unaudited interim financial statements, to normal and recurring adjustments that were not or are not expected to be material in amount, and lack of footnote disclosure, and (B) contains and reflects all necessary adjustments and accruals for a fair presentation of Company's consolidated financial position and the consolidated results of its operations for the periods covered by such financial statements. Except as set forth in Section 3.2(d) of the Company Disclosure Schedule, all of such Company SEC Reports (including any financial statements included or incorporated by reference therein), as of their respective dates (and as of the date of any amendment to the respective Company SEC Report), complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder.

            (ii)   Except (A) to the extent reflected in the balance sheet of Company included in the Company SEC Report last filed prior to the date hereof, (B) as set forth in Section 3.2(d) of the Company Disclosure Schedule, (C) incurred in the ordinary course of business since the date of the balance sheet referred to in the preceding clause (A), (D) incurred after the date of the balance sheet referred to in the preceding clause (A) pursuant to the terms of contracts in effect as of the date hereof or (E) incurred after the date of the balance sheet referred to in the preceding clause (A) pursuant to the terms of contracts entered into after the date hereof not in violation of this Agreement, Company does not have any liabilities or obligations of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due, that have or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company.

            (iii)  Company has heretofore furnished Purchaser a complete and correct copy of all material agreements, documents or other instruments required to be, but which have not yet been, filed with the SEC and any amendments or modifications which have not yet been filed with the SEC to agreements, documents or other instruments which previously had been filed by Company with the SEC pursuant to the Securities Act and the rules and regulations promulgated thereunder or the Exchange Act and the rules and regulations promulgated thereunder.

          (e)   Information Supplied.

            (i)    None of the information supplied or to be supplied by Company or any of its Subsidiaries for inclusion or incorporation by reference in (A) the Form S-4 will, at the time the Form S-4 is filed with the SEC, or at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (B) the Joint Proxy Statement will, on the date it is first mailed to Company stockholders and to Purchaser shareholders or at the time of the Company Stockholders Meeting and the Purchaser Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Joint Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the Securities Act and the rules and regulations thereunder.

            (ii)   Notwithstanding the foregoing provisions of this Section 3.2(e), no representation or warranty is made by Company with respect to statements made or incorporated by reference in the Form S-4 or the Joint Proxy Statement based on information not supplied by it.

          (f)    Board Approval. The Board of Directors of Company, by resolutions duly adopted at a meeting duly called and held and not subsequently rescinded or modified in any way (the "Company Board Approval"), has unanimously (i) declared that this Agreement and the Merger are advisable and (ii) approved this Agreement and the transactions contemplated hereby. The Board of Directors of Company has approved this Agreement and the Merger and the other transactions contemplated hereby for purposes of Section 203 of the DGCL, and, to the Knowledge of Company, except for Section 203 of the DGCL (which has been rendered inapplicable), no other "moratorium," "control share," "fair price," or other state takeover statute applies to the Merger or the other transactions contemplated by this Agreement. Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby in the manner specified in this Agreement will constitute a transfer of Company Common Stock in violation of the Company Common Stock ownership restrictions set forth in Article VII of Company's Restated Certificate of Incorporation.

          (g)   Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote upon adoption of this Agreement at the Company Stockholders Meeting ("Required Company Vote") is the only vote of the holders of any class or series of Company's capital stock necessary to consummate the transactions contemplated hereby.

          (h)   Brokers or Finders. No agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker's or finder's fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement, based upon arrangements made by or on behalf of Company, except Lehman Brothers Inc. (the "Company Financial Advisor") and UBS Securities, Inc., whose fees and expenses will be paid by Company in accordance with Company's agreements with such firms, complete copies of which have been delivered to Purchaser on or prior to the date hereof.

          (i)    Litigation; Compliance with Laws.

            (i)    Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement or as set forth in Section 3.2(i) of the Company Disclosure Schedule, there is no suit, action, investigation or proceeding pending or, to the Knowledge of Company, threatened, against or affecting Company or any Subsidiary of Company having, or which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Company or any Subsidiary of Company having, or which reasonably would be expected to have, individually or in the aggregate, a Material Adverse Effect on Company.

            (ii)   Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement and except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company or materially impair the ability of Company to consummate the transactions contemplated by this Agreement, Company and its Subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the operation of the businesses of Company and its Subsidiaries, taken as a whole (the "Company Permits"). Company and its Subsidiaries are in compliance with the terms of the Company Permits, except where the failure to so comply would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, the businesses of Company and its Subsidiaries are not being conducted in violation of, and Company has not received any notices of violations with respect to, any law, ordinance or regulation of any Governmental Entity, except for actual or possible violations which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company.

            (iii)  Company is in compliance in all material respects with all material rules and regulations of the BCBSA.

          (j)    Absence of Certain Changes or Events. Except for liabilities incurred in connection with this Agreement or the transactions contemplated hereby or as set forth in Section 3.2(j) of the Company Disclosure Schedule, since December 31, 2002, (i) Company and its Subsidiaries have conducted their business only in the ordinary course consistent with past practice, (ii) there has not been any change, circumstance or event which has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company and (iii) there has not been any action taken by Company or any of its Subsidiaries during the period from December 31, 2002 through the date of this Agreement that, if taken during the period from the date of this Agreement through the Effective Time without the consent of Purchaser, would constitute a breach of Section 4.1(c), (d), (g), (n) or (q) (only with respect to Company's chief executive officer and twelve executive vice presidents) of this Agreement.

          (k)   Opinion of Company Financial Advisor. The Board of Directors of Company has received the opinion of Lehman Brothers Inc., dated the date of this Agreement, to the effect that, as of such date, the Merger Consideration is fair, from a financial point of view, to the holders of Company Common Stock, a copy of which opinion will promptly be made available to Purchaser after receipt by Company.

          (l)    Taxes. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company, or as set forth in Section 3.2(l) of the Company Disclosure Schedule, Company and each of its Subsidiaries (i) have prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by any of them and all such filed Tax Returns are complete and accurate in all material respects; (ii) have paid all Taxes that are shown as due and payable on such filed Tax Returns or that Company or any of its Subsidiaries are obligated to pay without the filing of a Tax Return; (iii) have paid all other assessments received to date in respect of Taxes other than those being contested in good faith for which provision has been made in accordance with GAAP on the most recent balance sheet included in Company's Annual Report on Form 10-K for the year ended December 31, 2002; (iv) have withheld from amounts owing to any employee, creditor or other Person all Taxes required by law to be withheld and have paid over to the proper governmental authority in a timely manner all such withheld amounts to the extent due and payable; (v) have not waived any applicable statute of limitations with respect to United States federal or state income or franchise Taxes and have not otherwise agreed to any extension of time with respect to a United States federal or state income or franchise Tax assessment or deficiency; (vi) have never been members of any consolidated group for United States federal income tax purposes other than the consolidated group of which Company is the common parent and (vii) are not parties to any tax sharing agreement or arrangement other than with each other. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company or except as set forth in Section 3.2(l) of the Company Disclosure Schedule, (i) no liens for Taxes exist with respect to any of the assets or properties of Company or its Subsidiaries, except for statutory liens for Taxes not yet due or payable or that are being contested in good faith, (ii) Company has made available to Purchaser true and correct copies of all material federal, state and local Tax Returns filed by Company and its Subsidiaries on which the statute of limitations has not expired and (iii) none of Company or its Subsidiaries has been a party to a Section 355 transaction that could give rise to a Tax liability pursuant to Section 355(e) of the

  Code. Except as set forth in Section 3.2(l) of the Company Disclosure Schedule, there are not being conducted or threatened in writing any material audits, examinations, investigations, litigation, or other proceedings in respect of Taxes of Company or any Subsidiary; and none of Company or its Subsidiaries has any material deferred gains created by any other transaction, or has any material excess loss accounts. Company is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

          (m)  Accounting and Financial Matters. Since January 1, 2002, except as set forth in Section 3.2(m) of the Company Disclosure Schedule, Company has not received written notice from the SEC or any other Governmental Entity that any of its accounting policies or practices are or may be the subject of any review, inquiry, investigation or challenge by the SEC or other Governmental Entity. Since January 1, 2002, Company's independent public accounting firm has not informed Company that it has any material questions, challenges or disagreements regarding or pertaining to Company's accounting policies or practices. Since January 1, 2002, to the Knowledge of Company, no officer or director of Company has received, or is entitled to receive, any material compensation from any entity that has engaged in or is engaging in any material transaction with Company or any of its Subsidiaries. Set forth in Section 3.2(m) of the Company Disclosure Schedule is a list of all off-balance sheet special purpose entities and financing arrangements of Company and its Subsidiaries.

          (n)   Securities Laws Matters.

            (i)    With respect to each annual report on Form 10-K, each quarterly report on Form 10-Q and each amendment of any such report included in the Company SEC Reports filed since August 29, 2002, the chief executive officer and chief financial officer of Company have made all certifications required by the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC and the NYSE, and the statements contained in any such certifications are complete and correct.

            (ii)   Company has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) or 15d-15(e) under the Exchange Act); such disclosure controls and procedures are designed to ensure that material information relating to Company required to be disclosed in Company's Exchange Act Reports, including its consolidated Subsidiaries, is made known to Company's principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared; and, to Company's Knowledge, such disclosure controls and procedures are effective in timely alerting Company's principal executive officer and its principal financial officer to material information required to be included in Company's periodic reports required under the Exchange Act.

            (iii)  Company is, or will timely be, in compliance, in all material respects, with all current and proposed listing and corporate governance requirements of the NYSE, and is in compliance in all material respects, and will continue to remain in compliance from the date hereof until the Effective Time, with all rules, regulations and requirements of the Sarbanes-Oxley Act and the SEC.

          (o)   Statutory Financial Statements. Except as otherwise set forth therein, the annual statements and the quarterly statements filed by Company or any of its Subsidiaries with the insurance departments or other insurance regulatory authorities of the states and other jurisdictions in which it has a domiciled insurance company or health maintenance organization or similar entity (the "Company State Agencies") for the years ended December 31, 2000, 2001 and 2002, and for each quarterly and annual period ending after December 31, 2002 and prior to the Closing Date (the "Company State Agency Filings") and the statutory balance sheets and income statements included in such Company State Agency Filings fairly present, or will fairly present, in all material respects the statutory financial condition and results of operations of Company or such Subsidiaries, as applicable, as of the date and for the periods indicated therein and have been prepared, or will be prepared, in all material respects, in accordance with applicable statutory accounting principles consistently applied throughout the periods indicated, except as may be reflected therein or in the notes thereto, or the statutory reports and related actuarial opinions for Company or its Subsidiaries for the 2002 fiscal year, and subject to the absence of notes required by statutory accounting principles and to normal year-end adjustments.

          (p)   Reserves. The loss reserves and other actuarial amounts of Company and its Subsidiaries recorded in their respective financial statements contained in the Company SEC Reports and all statutory reports as of December 31, 2002, as of such date: (i) were determined in all material respects in accordance with generally accepted actuarial standards consistently applied (except as otherwise noted in such financial statements); (ii) were fairly stated in all material respects in accordance with sound actuarial principles; (iii) satisfied all applicable laws and applicable requirements of the BCBSA in all material respects and have been computed on the basis of methodologies consistent in all material respects with those used in computing the corresponding reserves in the prior fiscal years, except as otherwise noted in the financial statements and notes thereto included in the Company SEC Reports or the statutory reports and related actuarial opinions for Company and its Subsidiaries for the 2002 fiscal year a copy of which was made available to Purchaser prior to the date hereof; and (iv) include provisions for all actuarial reserves and related items which ought to be established in accordance with applicable laws and regulations and in accordance, in all material respects, with prudent insurance practices generally followed in the insurance industry. Company is not aware of any facts or circumstances which would necessitate any material adverse change in the statutorily required reserves or reserves above those reflected in the most recent balance sheet (other than increases consistent with past experience resulting from increases in enrollment with respect to services provided by Company or its Subsidiaries). The risk-based capital of each insurance and health maintenance organization Subsidiary of Company is now, and immediately prior to the Closing will be, not less than 200% of the authorized control level as defined in NAIC Risk-Based Capital Guidelines required by applicable law to the extent that such Subsidiary is subject to such requirement.

          (q)   Affiliate Transactions.

            (i)    Except as disclosed in the Company SEC Reports or as disclosed in Section 3.2(q)(i) of the Company Disclosure Schedule, there are no material (determined with respect to either counterparty thereto) contracts, commitments, agreements, arrangements, understandings or other transactions between Company or any of its Subsidiaries, on the one hand, and any (i) officer or director of Company or any of its Subsidiaries; (ii) record or beneficial owner of five percent or more of the voting securities of Company; or (iii) affiliate (as such term is defined in Rule 12b-2 promulgated under the Exchange Act) of any such officer, director or beneficial owner, on the other hand.

            (ii)   Section 3.2(q)(ii) of the Company Disclosure Schedule lists all loans to any executive officer of Company or any of its Subsidiaries outstanding as of the date hereof, including the date of the loan, the amount of the loan and the date of any amendment to the terms of the loan. Since July 30, 2002, neither Company nor any of its Subsidiaries extended or maintained credit, arranged for the extension of credit, or renewed any extension of credit in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of Company other than any such extension of credit that was maintained by Company as of July 30, 2002 so long as there has been no material modification to any term of any such extension of credit or any renewal thereof on or after July 30, 2002.

          (r)   HIPAA. Company and its Subsidiaries are, and Company and its Subsidiaries' businesses are being conducted, in compliance in all material respects with HIPAA, except as set forth in Section 3.2(r) of the Company Disclosure Schedule.

          (s)   Off-Balance Sheet Arrangements. Section 3.2(s) of the Company Disclosure Schedule describes, and Company has delivered to Purchaser copies of the documentation creating or governing, all securitization transactions and other "off-balance sheet arrangements" (as defined in Item 303(c) of Regulation S-K of the SEC) that existed or were effected by Company or its Subsidiaries since January 1, 2002 in effect on the date hereof.

          (t)    Environmental Matters. Except as would not reasonably be expected to have a Material Adverse Effect on Company individually or in the aggregate, or as disclosed in Section 3.2(t) of the Company Disclosure Schedule; (i) the operations of Company and its Subsidiaries are and have been in compliance with all applicable Environmental Laws and with all Environmental Permits; (ii) there are no pending or, to the Knowledge of Company, threatened actions, suits, claims, investigations or other proceedings under or pursuant to Environmental Laws against Company or its Subsidiaries or, to the Knowledge of Company, involving any real property currently or formerly owned, operated or leased by Company, or its Subsidiaries; (iii) Company and its Subsidiaries do not have any Environmental Liabilities and, to the Knowledge of Company, no facts, circumstances or conditions relating to, arising from, associated with or attributable to any real property currently or formerly owned, operated or leased by Company or its Subsidiaries or operations thereon would reasonably be expected to result in Environmental Liabilities; (iv) all real property owned, and all real property operated or leased by Company or its Subsidiaries is free of Hazardous Materials in conditions or concentrations that would reasonably be expected to result in Environmental Liabilities or have an adverse effect on human health or the environment and none of Company or any of its Subsidiaries has disposed of any Hazardous Materials on or about such premises; (v) no release, discharge, spillage or disposal of any Hazardous Material and no soil, water or air contamination by any Hazardous Material has occurred or is occurring in, from or on such premises the result of which would reasonably be expected to result in Environmental Liabilities; and (vi) Company has made available to Purchaser all material Environmental Reports in the possession or control of Company or any of its Subsidiaries.

          (u)   Intellectual Property. Except as would not reasonably be expected to have a Material Adverse Effect on Company, or as disclosed in Section 3.2(u) of the Company Disclosure Schedule, (a) Company and each of its Subsidiaries owns, is licensed or otherwise has the right to use (in each case, free and clear of any Liens), all Intellectual Property used in or necessary for the conduct of its business as currently conducted; (b) to the Knowledge of Company, the use of any Intellectual Property by Company and its Subsidiaries does not infringe on or otherwise violate the rights of any Person and is in accordance with any applicable license pursuant to which Company or any Subsidiary acquired the right to use any Intellectual Property; (c) to the Knowledge of Company, no Person is challenging or infringing on or otherwise violating any right of Company or any of its Subsidiaries with respect to any Intellectual Property owned by or licensed to Company or its Subsidiaries; (d) neither Company nor any of its Subsidiaries has received any written notice of any claim with respect to any Intellectual Property used by Company and its Subsidiaries and, to the Knowledge of Company, no Intellectual Property owned or licensed by Company or its Subsidiaries is being used or enforced in a manner that would result in the abandonment, cancellation or unenforceability of such Intellectual Property; and (e) Company and each of its Subsidiaries has taken reasonable measures to protect the secrecy and confidentiality of all confidential information that Company or any of its Subsidiaries owns or which is used in or necessary for the conduct of Company's business as currently conducted, and to the Knowledge of Company, such confidential information has not been used, disclosed to or discovered by any

  Person except pursuant to valid and appropriate non-disclosure and/or license agreements which have not been breached.

          Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company, or as disclosed in Section 3.2(u) of the Company Disclosure Schedule; (a) the IT Assets of Company and its Subsidiaries operate and perform in accordance with their documentation and functional specifications and otherwise as required by Company and its Subsidiaries in connection with Company's business; (b) to Company's Knowledge, such IT Assets do not contain any "time bombs," "Trojan horses," "back doors," "trap doors," "worms," viruses, bugs, faults, devices or elements that (i) enable or assist any person to access without authorization such IT Assets or (ii) otherwise materially adversely affect the functionality of such IT Assets; (c) Company and each of its Subsidiaries has implemented reasonable backup and disaster recovery technology consistent with industry practices; and (d) to the Knowledge of Company, no Person has gained unauthorized access to such IT Assets.

          (v)   Certain Agreements. Section 3.2(v) of the Company Disclosure Schedule lists, as of the date hereof, each of the following contracts, agreements or arrangements, whether written or oral, to which Company or any of its Subsidiaries is a party or by which it is bound (collectively, the "Company Material Contracts") (i) any "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K under the Exchange Act); (ii) the 10 largest provider contracts measured in terms of payments received from Company and its Subsidiaries and the 10 largest insured customer contracts measured in terms of members covered; (iii) any insurance or administrative services contracts that involve total annual paid medical claims of greater than $25,000,000; (iv) promissory notes, loans, agreements, indentures, evidences of indebtedness or other instruments providing for the lending of money, whether as borrower, lender or guarantor, in amounts greater than $25,000,000 (it being understood that trade payables, ordinary course business funding mechanisms between Company and its customers and providers and guarantees of indebtedness by Company and its Subsidiaries to Company and its Subsidiaries shall not be considered indebtedness for purposes of this provision); (v) any contract or other agreement expressly restricting the payment of dividends or the repurchase of stock or other equity; (vi) collective bargaining contracts; (vii) material joint venture, partnership agreements or other similar agreements; (viii) any contract for the pending acquisition, directly or indirectly (by merger or otherwise), of any entity or business, if the acquisition price (including the assumption of any debt or liabilities) exceeds $25,000,000; (ix) any contract, agreement or policy for reinsurance involving ceded insurance premiums of greater than $25 million; (x) leases for real or personal property involving annual expense in excess of $2,500,000 and not cancelable by Company (without premium or penalty) within 12 months; or (xi) any non-competition agreement or any other agreement or arrangement that by its express terms (A) materially limits or otherwise materially restricts Company or any of its Subsidiaries or any successor thereto or (B) would, after the Effective Time, materially limit or otherwise materially restrict Company, any of its Subsidiaries or the Surviving Corporation, from engaging or competing in any line of business material to Company and its affiliates (taken as a whole) or Purchaser and its affiliates (taken as a whole) or in any geographic area material to Company and its Subsidiaries (taken as a whole) (other than exclusivity provisions or arrangements with providers of health care services). Company has previously made available to Purchaser complete and accurate copies of each Company Material Contract listed in Section 3.2(v) of the Company Disclosure Schedule. All of the Company Material Contracts are valid and binding and in full force and effect (except those which are cancelled, rescinded or terminated after the date hereof in accordance with their terms), except where the failure to be in full force and effect, individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect on Company. To the Knowledge of Company, no Person is challenging the validity or enforceability of any Company Material Contract, except such challenges which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Company. Neither Company nor any of its Subsidiaries, and to the Knowledge of Company, as of the date hereof, none of the other parties thereto, has violated any provision of, or committed or failed to perform any act which (with or without notice, lapse of time or both) would constitute a default under the provisions of, any Company Material Contract, except for those violations and defaults which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Company.

          (w)  Employee Benefit Plans.

            (i)    All benefit and compensation plans, contracts, policies or arrangements covering current or former employees of Company and its Subsidiaries (the "Company Employees") and current or former directors of Company, including, but not limited to, "employee benefit plans" within the meaning of Section 3(3) of ERISA, and deferred compensation, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans (the "Company Plans"), other than those which are not material, are listed in Section 3.2(w) of the Company Disclosure Schedule. True and complete copies of all material Company Plans listed in Section 3.2(w) of the Company Disclosure Schedule, including, but not limited to, any trust instruments, insurance contracts and, with respect to any employee stock ownership plan, loan agreements forming a part of any Company Plans, and all amendments thereto have been provided or made available to Purchaser.

            (ii)   Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company, or except as set forth in Section 3.2(w)(ii) of the Company Disclosure Schedule: (A) all Company Plans, other than Multiemployer Plans, are in substantial compliance with ERISA, the Code and other applicable laws; (B) each Company Plan subject to ERISA (the "Company ERISA Plans") that is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA (a "Company Pension Plan") and that is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the IRS covering all tax law changes prior to the Economic Growth and Tax Relief Reconciliation Act of 2001 or has applied to the IRS for such favorable determination letter within the applicable remedial amendment period under Section 401(b) of the Code, and Company is not aware of any circumstances likely to result in the loss of the qualification of such Company Pension Plan under Section 401(a) of the Code; (C) neither Company nor any of its Subsidiaries has engaged in a transaction with respect to any Company ERISA Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject Company or any Subsidiary to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which would be material; and (D) neither Company nor any of its Subsidiaries has incurred nor reasonably expects to incur a material tax or penalty imposed by Section 4980F of the Code or Section 502 of ERISA.

            (iii)  Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company or except as set forth in Section 3.2(w)(iii) of the Company Disclosure Schedule: (A) no liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by Company or any of its Subsidiaries with respect to any ongoing, frozen or terminated Single-Employer Plan currently maintained by any of them, or the Single-Employer Plan of any entity which is considered one employer with Company under Section 4001 of ERISA or Section 414 of the Code (a "Company ERISA Affiliate"); (B) Company and its Subsidiaries have not incurred any withdrawal liability with respect to a Multiemployer Plan under Subtitle E of Title IV of ERISA (regardless of whether based on contributions of a Company ERISA Affiliate); and (C) no notice of a "reportable event," within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived or extended, other than pursuant to PBGC Reg. Section 4043.66, has been required to be filed for any Company Pension Plan or by any Company ERISA Affiliate within the 12-month period ending on the date hereof.

            (iv)  Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company or except as set forth in Section 3.2(w)(iv) of the Company Disclosure Schedule: (A) all contributions required to be made under the terms of any Company Plan, as of the date hereof, have been timely made or have been reflected in the Company Financial Statements; (B) neither any Company Pension Plan nor any Single-Employer Plan of a Company ERISA Affiliate has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and no Company ERISA Affiliate has an outstanding funding waiver; (C) it is not reasonably anticipated that required minimum contributions to any Company Pension Plan under Section 412 of the Code will be materially increased by application of Section 412(l) of the Code; and (D) neither Company nor any of its Subsidiaries has provided, or is required to provide, security to any Company Pension Plan or to any Single-Employer Plan of a Company ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

            (v)   Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company or except as set forth in Section 3.2(w)(v) of the

    Company Disclosure Schedule, as of the date hereof, there is no pending or, to the Knowledge of Company, threatened, litigation relating to the Company Plans.

            (vi)  Except as disclosed in Section 3.2(w) of the Company Disclosure Schedule, or as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company, there has been no amendment to, announcement by Company or any of its Subsidiaries relating to, or change in employee participation or coverage under, any Company Plan which would increase materially the expense of maintaining such plan above the level of the expense incurred therefor for the most recent fiscal year. Except as set forth in Schedule 3.2(w), neither the execution of this Agreement, shareholder approval of this Agreement nor the consummation of the transactions contemplated hereby will (v) entitle any employees of Company or any of its Subsidiaries to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (w) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Company Plans, (x) limit or restrict the right of Company to merge, amend or terminate any of the Company Plans, (y) cause Company or any of its Subsidiaries to record additional compensation expense on its income statement with respect to any outstanding stock option or other equity-based award or (z) result in payments under any of the Company Plans which would not be deductible under Section 162(m) or Section 280G of the Code.

          (x)   Labor Matters. Except as set forth in Section 3.2(x) of the Company Disclosure Schedule, (i) as of the date hereof neither Company nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization (other than contracts or other agreements or understandings with labor unions or labor organizations in connection with products and services offered and sold to such unions and organizations by Company or its Subsidiaries); (ii) except as would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Company, neither Company nor any of its Subsidiaries is the subject of any proceeding asserting that it or any Subsidiary has committed an unfair labor practice or sex, age, race or other discrimination or seeking to compel it to bargain with any labor organization as to wages or conditions of employment; (iii) there are no current or, to the Knowledge of Company, threatened organizational activities or demands for recognition by a labor organization seeking to represent employees of Company or any Subsidiary, or labor strike and no such activities have occurred during the past 24 months; (iv) no grievance, arbitration, complaint or investigation relating to labor or employment matters is pending or, to the Knowledge of Company, threatened against Company or any of its Subsidiaries which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Company; (v) Company and each Subsidiary is in compliance with all applicable laws (domestic and foreign), agreements, contracts, and policies relating to employment, employment practices, wages, hours, and terms and conditions of employment except for failures so to comply, if any, that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect on Company; (vi) except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company, Company has complied in all respects with its payment obligations to all employees of Company and its Subsidiaries in respect of all wages, salaries, commissions, bonuses, benefits and other compensation due and payable to such employees under any Company policy, practice, agreement, plan, program or any statute or other law; and (vii) except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company, Company is in compliance with its obligations pursuant to WARN to the extent applicable, and all other employee notification and bargaining obligations arising under any collective bargaining agreement or statute.

          (y)   Insurance. Company has provided or made available to Purchaser true, correct and complete copies of its primary director and officer and employee and officer insurance policies and will make available to Purchaser, prior to the Closing Date, true and complete copies of all material policies of insurance to which Company or its Subsidiaries is a beneficiary or named insured. Company and its Subsidiaries maintain insurance coverage with reputable insurers in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in businesses similar to that of Company or its Subsidiaries (taking into account the cost and availability of such insurance).

          (z)   Cobalt Corporation Acquisition. The acquisition of Cobalt Corporation, a Wisconsin corporation ("Cobalt"), by the Company was a reorganization within the meaning of Section 368(a) of the Code.

          (aa) Capital or Surplus Maintenance. None of the Subsidiaries of the Company is subject to any requirement to maintain capital or surplus amounts or levels, or is subject to any restriction on the payment of dividends or other distributions on its shares of capital stock, except for any such requirements or restrictions under insurance or other laws or regulations of general application and any such requirements or restrictions of the BCBSA of general application to licensees of the BCBSA, or except as set forth in Section 3.2(aa) of the Company Disclosure Schedule.

        3.3.    Representations and Warranties of Purchaser and Merger Sub.    Purchaser and Merger Sub represent and warrant to Company as follows:

          (a)   Organization. Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Indiana. Merger Sub is a direct wholly owned subsidiary of Purchaser.

          (b)   Corporate Authorization. Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Merger Sub of this Agreement and the consummation by Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Merger Sub. Purchaser, in its capacity as sole shareholder of Merger Sub, has approved this Agreement and the other transactions contemplated hereby as required by the IBCL. This Agreement has been duly executed and delivered by Merger Sub and, assuming that this Agreement constitutes the valid and binding agreement of Company, constitutes a valid and binding agreement of Merger Sub, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) or by an implied covenant of good faith and fair dealing.

          (c)   Non-Contravention. The execution, delivery and performance by Merger Sub of this Agreement and the consummation by Merger Sub of the transactions contemplated hereby do not and will not contravene or conflict with the articles of incorporation or the bylaws of Merger Sub.

          (d)   No Business Activities. Merger Sub has not conducted any activities other than in connection with the organization of Merger Sub, the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby. Merger Sub has no Subsidiaries.

ARTICLE IV
COVENANTS RELATING TO CONDUCT OF BUSINESS

        4.1.    Conduct of Business of Company Pending the Merger.    Company covenants and agrees that, during the period from the date hereof to the Effective Time and except as otherwise agreed to in writing by Purchaser or as expressly contemplated by this Agreement, the businesses of Company and its Subsidiaries shall be conducted only in, and Company and its Subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with past practice and in compliance with applicable laws; and Company and its Subsidiaries, except as expressly contemplated by this Agreement, shall each use its commercially reasonable efforts to preserve substantially intact the business organization of Company and its Subsidiaries, to keep available the services of the present officers and employees and to preserve the present relationships of Company and its Subsidiaries with such of the customers, suppliers, licensors, licensees, or distributors with which Company or any of its Subsidiaries has significant business relations. By way of amplification and not limitation, without the prior written consent of Purchaser (which shall not be unreasonably withheld or delayed), neither Company nor any of its Subsidiaries shall, between the date of this Agreement and the Effective Time, except as set forth in Section 4.1 of the Company Disclosure Schedule, directly or indirectly do, or propose or commit to do, any of the following:

          (a)   Amend its articles of incorporation or bylaws or equivalent organizational documents;

          (b)   Issue, deliver, sell, pledge, dispose of or encumber, or authorize or commit to the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including but not limited to stock appreciation rights or phantom stock), of Company or any of its Subsidiaries, except for (i) the issuance of securities issuable pursuant to options or other rights outstanding as of the date hereof under any Benefit Plan of Company (including the Company Employee Stock Purchase Plan ("Company ESPP")), (ii) grants of equity or equity-based awards, and the issuance of securities in settlement thereof, in each case in accordance with Section 4.1(b) of the Company Disclosure Schedule or (iii) as permitted by Section 4.1(q) hereof;

          (c)   Declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, other than dividends payable by a directly or indirectly wholly owned Subsidiary of Company to Company or to another directly or indirectly wholly owned Subsidiary of Company;

          (d)   Acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division or line of business, except for cash acquisitions not to exceed $100 million per individual acquisition or $150 million in the aggregate;

          (e)   Modify its current investment policies or investment practices in any material respect except to accommodate changes in applicable law;

          (f)    Transfer, sell, lease, mortgage, or otherwise dispose of or subject to any Lien any of its assets, including capital stock of its Subsidiaries, with a fair market value in excess of $30 million individually or $50 million in the aggregate (except (i) by incurring Permitted Liens (as defined in Section 8.13(k); (ii) in the ordinary course of business consistent with past practice; and (iii) equipment and property no longer used in the operation of Company's or any of its Subsidiaries' business);

          (g)   Except as may be required as a result of a change in law or in generally accepted accounting or actuarial principles, make any material change to the accounting practices or principles or reserving or underwriting practices or principles used by it;

          (h)   Settle or compromise any pending or threatened suit, action or claim involving a payment by Company or its Subsidiaries in excess of $5,000,000;

          (i)    Adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of Company or any of its Subsidiaries;

          (j)    Fail to use reasonable commercial efforts to maintain in full force and effect the existing insurance policies covering Company or its Subsidiaries or their respective properties, assets and businesses or comparable replacement policies;

          (k)   Authorize or make capital expenditures other than aggregate capital expenditures during the fiscal years 2003 and 2004 not to exceed the amounts set forth in Section 4.1(k) of the Company Disclosure Schedule, in each case plus $10 million;

          (l)    Make any material Tax election or settle or compromise any material federal, state, local or foreign Tax liability, change any method of Tax accounting in any material respect, enter into any closing agreement relating to any material amount of Tax, or surrender any right to claim a material Tax refund;

          (m)  Knowingly take, or knowingly permit any of its Subsidiaries to take, any action that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

          (n)   Reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock, stock options or debt securities (except pursuant to any stock-for-stock exercise of any employee or director stock options issued pursuant to the Company Benefit Plans);

          (o)   (i)    Repay or retire any indebtedness for borrowed money or repurchase or redeem any debt securities, except upon the maturity date of such indebtedness or as otherwise required by the terms of such indebtedness or securities or as required by Section 5.15 hereof; (ii) incur any indebtedness for borrowed money or issue any debt securities except for indebtedness of borrowed money under Company's existing commercial paper program or credit facilities (the "Company Short-Term Borrowings") provided that the Company Short-Term Borrowings may not exceed $600 million in the aggregate at any time; or (iii) assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person, or make any loans, advances or capital contributions to, or investments in, any other Person in excess of $5 million individually or $10 million in the aggregate (it being understood that (i) any commercial paper issued by Company or any of its Subsidiaries shall be considered indebtedness for purposes of this provision and (ii) trade payables, ordinary course business funding mechanisms between Company and its customers and providers and guarantees of indebtedness by Company and its Subsidiaries to Company and its Subsidiaries shall not be considered indebtedness for purposes of this provision);

          (p)   Except as may be permitted pursuant to any other subsection of this Section 4.1, enter into or amend in a manner materially adverse to Company, any of its Subsidiaries or the Surviving Corporation (i) any contract or other agreement not made in the ordinary course of business which is material to Company or any of its Subsidiaries; (ii) any contract or other agreement upon which Company's business is substantially dependent; (iii) any contract or other agreement expressly restricting the payment of dividends or the repurchase of stock or other equity; (iv) except as may be required by law or regulation, collective bargaining agreements that are not renewals or replacements of existing collective bargaining agreements; (v) material joint venture, partnership agreements or other similar agreements; (vi) leases for real property involving annual expense in excess of $2,500,000 that are not renewals or replacements of existing leases; (vii) any non-competition agreement or any other agreement or arrangement that by its express terms (A) materially limits or otherwise materially restricts Company or any of its Subsidiaries or any successor thereto or (B) would, after the Effective Time, materially limit or otherwise materially restrict Company, any of its Subsidiaries or the Surviving Corporation, from engaging or competing in any line of business material to Company and its affiliates (taken as a whole) or Purchaser and its affiliates (taken as a whole) or in any geographic area material to Company and its Subsidiaries

  (taken as a whole) (other than exclusivity provisions or arrangements with providers of health care services) or (viii) except for any agreement in the ordinary course of business and that is not inconsistent with Section 5.15, any contract or agreement with an affiliate of Company;

          (q)   (i)    except (X) as set forth in Section 4.1(q)(ii) below or in Section 4.1(q) of the Company Disclosure Schedule, (Y) as required by this Agreement or by applicable law, or (Z) as otherwise required by any Company Benefit Plan as in effect on the date hereof or collective bargaining agreement to which such party is subject:

      (1)
      enter into, adopt, amend, renew, terminate or take any other action in respect of any Benefit Plan, or any other employee benefit plan or policy, that would materially increase the level of benefits under, the number of participants in or the annual cost to Company and its Subsidiaries, in the aggregate, of such plan and all similar plans maintained by them (e.g., for illustrative purposes, group health plans or retirement plans);

      (2)
      enter into, adopt, amend or terminate any individual agreement or arrangement with one or more directors, officers or employees holding a position of a regional or staff vice president of Company (or any equivalent position in a Subsidiary) (any such position, a "Regional or Staff Vice President") or a more senior position (except as is consistent with paragraph (3) below);

      (3)
      increase in any manner the compensation of any officer, director or employee, except for:

      (a)
      individual salary adjustments (within salary bands (as such may be adjusted to reflect competitive information) for such position) made in the ordinary course of business consistent with past practice, including annual merit increases, promotional increases and equitable adjustments, provided that, for employees holding a position of Regional or Staff Vice President of Company (or an equivalent position in a Subsidiary) or a more senior position, such salary adjustments (on an annualized basis) do not exceed 8 percent of the aggregate salary amounts currently payable to such employees and for employees in a more junior position, such salary adjustments (on an annualized basis) do not exceed 6 percent of the aggregate salary amounts currently payable to such employees;

      (b)
      the establishment of individual annual target bonus awards (within the established range (as such may be adjusted to reflect competitive information) for such position) for participants in such party's incentive compensation plans in the ordinary course of business consistent with past practice;

      (c)
      the payment of a cash retention bonus to any employee other than an employee holding a position of Regional or Staff Vice President or more senior position, payable out of a retention bonus pool the amount of which pool will not be in excess of the aggregate amount set forth in Section 4.1(q) of the Company Disclosure Schedule;

      (4)
      take any action not expressly required by the terms of the Benefit Plans as in effect on the date of this Agreement to accelerate the vesting, exercisability or payment of any stock options, restricted stock or other equity-based or cash incentive awards or otherwise alter in any material respect the terms of any such award; or

      (5)
      enter into a contract or agreement to do any of the foregoing.

            (ii)   Notwithstanding anything to the contrary set forth in Section 4.1(q)(i) above, Company and its Subsidiaries shall be permitted to:

      (1)
      operate in the ordinary course of business consistent with past practice with respect to hiring, promoting, severing and entering into individual employment, severance or separation letters or agreements in each case with respect to any employee holding a position below that of Executive Vice President (or an equivalent position in a Subsidiary), and

      (2)
      with respect to employees holding a position of a senior vice president of Company (or any equivalent position in a Subsidiary) or a more junior position, enter into individual employment offer letters or agreements with, and/or grant compensation (including equity compensation and participation in the Company's Change-in-Control Plan provided that Company provide prior written notice to Purchaser of the inclusion of any new participant in the Company's Change-in-Control Plan) and benefits to, any employee who is hired to replace a terminated employee or fill a vacancy or any employee who is promoted in the ordinary course of business consistent with past practice, which employment offer letters or agreements, compensation and benefits, are commensurate with the position to which the employees are being appointed and the terms of which are consistent with such party's past practice in the ordinary course of business, except that in the case of (1) or (2), in no event shall any such offer letters, employment agreements, and/or grants of compensation or benefits, or separation or severance contain terms providing for acceleration of vesting, exercisability or payment solely by virtue of the consummation of the transactions contemplated by this Agreement, without regard to any change in status, duties, responsibilities, reporting obligations or benefits of such person ("Single-Trigger Accelerated Vesting");

      (3)
      establish, pay and provide compensation and other benefits (other than equity grants; provided that equity grants may be made in accordance with paragraph (4) below) to its officers, directors and employees in the ordinary course of business consistent with past practice; and

      (4)
      grant stock options and deferred share rights in the ordinary course of business, using the standard form of award agreements (including, without limitation, for the Company stock options vesting in six, semi-annual, equal installments and deferred share rights vesting in three, equal annual installments; provided, however, that no such grant shall contain terms providing for Single-Trigger Accelerated Vesting; provided, further, that in no event shall the aggregate number of shares of Company Common Stock to be granted under this subsection after the date hereof to all officers, directors and employees of Company and its Subsidiaries subject to such grants exceed 6,000,000.

          (r)   Take, or offer or propose to take, or agree to take in writing or otherwise, any of the actions described in Sections 4.1(a) through 4.1(q) or any action which would result in any of the conditions set forth in Article VI not being satisfied or materially delay the Closing.

        4.2.    Conduct of Business of Purchaser Pending the Merger.    Purchaser covenants and agrees that, during the period from the date hereof to the Effective Time and except as otherwise agreed to in writing by Company or as expressly contemplated by this Agreement, the businesses of Purchaser and its Subsidiaries shall be conducted only in, and Purchaser and its Subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with past practice and in compliance with applicable laws; and Purchaser and its Subsidiaries, except as expressly contemplated by this Agreement, shall each use its commercially reasonable efforts to preserve substantially intact the business organization of Purchaser and its Subsidiaries, to keep available the services of the present officers and employees and to preserve the present relationships of Purchaser and its Subsidiaries with such of the customers, suppliers, licensors, licensees, or distributors with which Purchaser or any of its Subsidiaries has significant business relations. By way of amplification and not limitation, without the prior written consent of Company (which shall not be unreasonably withheld or delayed), neither Purchaser nor any of its Subsidiaries shall, between the date of this Agreement and the Effective Time, except as set forth in Section 4.2 of the Purchaser Disclosure Schedule, directly or indirectly do, or propose or commit to do, any of the following:

          (a)   Amend its articles of incorporation or bylaws or equivalent organizational documents, except for the Articles Amendment and the Bylaws Amendment;

          (b)   Issue, deliver, sell, pledge, dispose of or encumber, or authorize or commit to the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including but not limited to stock appreciation rights or phantom stock), of Purchaser or any of its Subsidiaries, except for (i) the issuance of securities issuable pursuant to options or other rights outstanding as of the date hereof under any Benefit Plan of Purchaser (including the Purchaser Employee Stock Purchase Plan ("Purchaser ESPP")); (ii) grants of equity or equity-based awards, and the issuance of securities in settlement thereof, in each case in accordance with Section 4.2(b) of the Purchaser Disclosure Schedule or as permitted by Section 4.2(q) hereof; (iii) any issuance of any shares of Purchaser Common Stock in settlement of complaints or disputes arising out of the demutualization of Anthem Insurance Companies, Inc., a Subsidiary of Purchaser; (iv) the issuance of any securities in connection with the obligations of the holders of Purchaser's 6% Equity Security Units issued on November 2, 2001 to purchase Purchaser Common Stock; and (v) the issuance of any securities after Company has, in accordance with Section 5.5 hereof, notified Purchaser (or Purchaser otherwise becomes aware) of any inquiries, proposals or offers received by, or any discussions or negotiations sought to be initiated or continued with, Company or any of its representatives regarding an Alternative Transaction;

          (c)   Declare, set aside, make or pay any dividend or other distribution (other than in connection with repurchases of Purchaser Common Stock made in accordance with Purchaser's currently existing stock repurchase program pursuant to and in accordance with Rule 8b-18 of the Exchange Act), payable in cash, stock, property or otherwise, with respect to any of its capital stock, other than dividends payable by a directly or indirectly wholly owned Subsidiary of Purchaser to Purchaser or to another directly or indirectly wholly owned Subsidiary of Purchaser;

          (d)   Acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division or line of business, except for cash acquisitions not to exceed $100 million per individual acquisition or $150 million in the aggregate;

          (e)   Modify its current investment policies or investment practices in any material respect except to accommodate changes in applicable law;

          (f)    Transfer, sell, lease, mortgage, or otherwise dispose of or subject to any Lien any of its assets, including capital stock of its Subsidiaries, with a fair market value in excess of $30 million individually or $50 million in the aggregate (except (i) by incurring Permitted Liens; (ii) in the ordinary course of business consistent with past practice; and (iii) equipment and property no longer used in the operation of Purchaser's or any of its Subsidiaries' business);

          (g)   Except as may be required as a result of a change in law or in generally accepted accounting or actuarial principles, make any material change to the accounting practices or principles or reserving or underwriting practices or principles used by it;

          (h)   Settle or compromise any pending or threatened suit, action or claim involving a payment by Purchaser or its Subsidiaries in excess of $5,000,000;

          (i)    Adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of Purchaser or any of its Subsidiaries;

          (j)    Fail to use reasonable commercial efforts to maintain in full force and effect the existing insurance policies covering Purchaser or its Subsidiaries or their respective properties, assets and businesses or comparable replacement policies;

          (k)   Authorize or make capital expenditures other than aggregate capital expenditures during the fiscal years 2003 and 2004 not to exceed the amounts set forth in Section 4.2(k) of the Purchaser Disclosure Schedule, in each case plus $10 million;

          (l)    Make any material Tax election or settle or compromise any material federal, state, local or foreign Tax liability, change any method of Tax accounting in any material respect, enter into any closing agreement relating to any material amount of Tax, or surrender any right to claim a material Tax refund;

          (m)  Knowingly take, or knowingly permit any of its Subsidiaries to take, any action that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

          (n)   Reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock, stock options or debt securities (other than in connection with repurchases of Purchaser Common Stock made in accordance with Purchaser's currently existing stock repurchase program pursuant to and in accordance with Rule 8b-18 of the Exchange Act and repurchases or acquisitions of Purchaser's 9.125% Surplus Notes due 2010 and Purchaser's 9.00% Surplus Notes due 2027 in connection with Purchaser's financing of the transactions contemplated by this Agreement and except pursuant to any stock-for-stock exercise of any employee or director stock options issued pursuant to the Purchaser Benefit Plans);

          (o)   (i) Repay or retire any indebtedness for borrowed money or repurchase or redeem any debt securities, except upon the maturity date of such indebtedness or as otherwise required by the terms of such indebtedness or securities or in connection with Purchaser's financing of the transactions contemplated by this Agreement; (ii) incur any indebtedness for borrowed money or issue any debt securities, except for (x) indebtedness of borrowed money under Purchaser's existing commercial paper program or credit facilities (the "Purchaser Short-Term Borrowings") provided that the Purchaser Short-Term Borrowings may not exceed $600 million in the aggregate at any time, (y) indebtedness incurred in connection with Purchaser's financing of the transactions contemplated by this Agreement or (Z) after Company has, in accordance with Section 5.5 hereof, notified Purchaser (or Purchaser otherwise becomes aware) of any inquiries, proposals or offers received by, or any discussions or negotiations sought to be initiated or continued with, Company or any of its representatives regarding an Alternative Transaction, which Alternative Transaction is, or is reasonably likely to lead to, a Superior Proposal and such indebtedness is incurred in connection with any proposal by Purchaser to amend this Agreement by increasing the Cash Consideration; or (iii) assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person, or make any loans, advances or capital contributions to, or investments in, any other Person in excess of $5 million individually or $10 million in the aggregate, except in connection with Purchaser's financing of the transactions contemplated by this Agreement or after Company has, in accordance with Section 5.5 hereof, notified Purchaser (or Purchaser otherwise becomes aware) of any inquiries, proposals or offers received by, or any discussions or negotiations sought to be initiated or continued with, Company or any of its representatives regarding an Alternative Transaction (it being understood that (i) any commercial paper issued by Purchaser or any of its Subsidiaries shall be considered indebtedness for purposes of this provision and (ii) trade payables, ordinary course business funding mechanisms between Purchaser and its customers and providers and guarantees of indebtedness by Purchaser and its Subsidiaries to Purchaser and its Subsidiaries shall not be considered indebtedness for purposes of this provision);

          (p)   Except as may be permitted pursuant to any other subsection of this Section 4.1, enter into or amend in a manner materially adverse to Purchaser, any of its Subsidiaries or the Surviving Corporation (i) any contract or other agreement not made in the ordinary course of business which is material to Purchaser or any of its Subsidiaries; (ii) any contract or other agreement upon which Purchaser's business is substantially dependent; (iii) any contract or other agreement expressly restricting the payment of dividends or the repurchase of stock or other equity; (iv) except as may be required by law or regulation, collective bargaining agreements that are not renewals or replacements of existing collective bargaining agreements; (v) material joint venture, partnership agreements or other similar agreements; (vi) leases for real property involving annual expense in excess of $2,500,000 that are not renewals or replacements of existing leases; (vii) any non-competition agreement or any other agreement or arrangement that by its express terms (A) materially limits or otherwise materially restricts Purchaser or any of its Subsidiaries or any successor thereto or (B) would, after the Effective Time, materially limit or otherwise materially restrict Purchaser or any of its Subsidiaries, from engaging or competing in any line of business material to Purchaser and its affiliates (taken as a whole) or in any geographic area material to Purchaser and its Subsidiaries (taken as a whole) (other than exclusivity provisions or arrangements with providers of health care services) or (viii) except for any agreement in the ordinary course of business, any contract or agreement with an affiliate of Purchaser;

          (q)   (i)    except (X) as set forth in Section 4.2(q)(ii) below or in Section 4.2(q) of the Purchaser Disclosure Schedule, (Y) as required by this Agreement or by applicable law, or (Z) as otherwise required by any Purchaser Benefit Plan as in effect on the date hereof or collective bargaining agreement to which such party is subject:

      (1)
      enter into, adopt, amend, renew, terminate or take any other action in respect of any Benefit Plan, or any other employee benefit plan or policy, that would materially increase the level of benefits under, the number of participants in or the annual cost to Purchaser and its Subsidiaries in the aggregate of such plan and similar plans maintained by them (e.g., for illustrative purposes, group health plans or retirement plans);

      (2)
      enter into, adopt, amend or terminate any individual agreement or arrangement with one or more of directors, officers or employees holding a position of Vice President of Purchaser (or any equivalent position in a Subsidiary) or a more senior position (except as is consistent with paragraph (3) below);

      (3)
      increase in any manner the compensation of any officer, director or employee, except for:

      (a)
      individual salary adjustments (within salary bands (as such may be adjusted to reflect competitive information) for such position) made in the ordinary course of business consistent with past practice, including annual merit increases, promotional increases and equitable adjustments, provided that, for employees holding a position of Vice President of Purchaser (or an equivalent position in a Subsidiary) or a more senior position, such salary adjustments (on an annualized basis) do not exceed 8 percent of the aggregate salary amounts currently payable to such employees, and for employees in a more junior position, such salary adjustments (on an annualized basis) do not exceed 6 percent of the aggregate salary amounts currently payable to such employees;

        (b)
        the establishment of individual annual target bonus awards (within the established range (as such may be adjusted to reflect competitive information) for such position) for participants in such party's incentive compensation plans in the ordinary course of business consistent with past practice;

        (c)
        the payment of a cash retention bonus to any employee other than an employee holding a position of Executive Vice President (or any equivalent position in a Subsidiary) of the Purchaser or more senior position, payable out of a retention bonus pool the amount of which pool will not be in excess of the aggregate amount set forth in Section 4.2(q) of the Purchaser Disclosure Schedule;

      (4)
      take any action not expressly required by the terms of the Benefit Plans as in effect on the date of this Agreement to accelerate the vesting, exercisability or payment of any stock options, restricted stock or other equity-based or cash incentive awards or otherwise alter in any material respect the terms of any such award; or

      (5)
      enter into a contract or agreement to do any of the foregoing.

          (ii)   Notwithstanding anything to the contrary set forth in Section 4.2(q)(i) above, Purchaser and its Subsidiaries shall be permitted to:

      (1)
      operate in the ordinary course of business consistent with past practice with respect to hiring, promoting, severing and entering into individual employment, severance or separation letters or agreements in each case with respect to any employee holding a position below that of Executive Vice President (or any equivalent position in a Subsidiary), and

      (2)
      with respect to employees holding a position of a senior vice president (or any equivalent position in a Subsidiary) or a more junior position, enter into individual employment offer letters or agreements with, and/or grant compensation (including equity compensation) and benefits to, any employee who is hired to replace a terminated employee or fill a vacancy or any employee who is promoted in the ordinary course of business consistent with past practice, which employment offer letters or agreements, compensation and benefits, are commensurate with the position to which the employees are being appointed and the terms of which are consistent with such party's past practice in the ordinary course of business, except that in the case of (1) or (2), in no event shall any such offer letters, employment agreements, and/or grants of compensation or benefits, or separation or severance contain terms providing for Single-Trigger Accelerated Vesting;

      (3)
      establish, pay and provide compensation and other benefits (other than equity grants; provided that equity grants may be made in accordance with paragraph (4) below) to its officers, directors and employees in the ordinary course of business consistent with past practice; and

      (4)
      grant stock options and restricted stock grants in the ordinary course of business, using the standard form of award agreements (including, without limitation, for the Purchaser stock options vesting in three, annual, equal installments; provided, however, that no such grant shall contain terms providing for Single-Trigger Accelerated Vesting; provided, further, that in no event shall the aggregate number of shares of Purchaser Common Stock to be granted under this subsection after the date hereof to all officers, directors and employees of Purchaser and its Subsidiaries subject to such grants exceed 4,000,000.

          (r)   Take, or offer or propose to take, or agree to take in writing or otherwise, any of the actions described in Sections 4.2(a) through 4.2(q) or any action which would result in any of the conditions set forth in Article VI not being satisfied or materially delay the Closing.

        4.3.    Operational Matters.    From the date of this Agreement until the Effective Time, each of Purchaser and Company shall (a) confer on a regular and frequent basis with the other and (b) report (to the extent permitted by law or regulation or any applicable confidentiality agreement) on operational matters. Purchaser and Company shall file or furnish all reports, proxy statements, communications, announcements, publications and other documents required to be filed or furnished by each of them with the SEC (and all other Governmental Entities) between the date of this Agreement and the Effective Time and each of Purchaser and Company shall (to the extent any report, proxy statement, communication, announcement, publication or other document contains any statement relating to this Agreement or the Merger, and to the extent permitted by law or regulation or applicable confidentiality agreement) consult with each other for a reasonable time before filing or furnishing any such report, proxy statement, communication, announcement, publication or other document and mutually agree upon any such statement and deliver to the other party copies of all such reports, proxy statements, communications, announcements, publications and other documents promptly after the same are filed or furnished. Nothing contained in this Agreement shall give Purchaser or Company directly or indirectly, the right to control or direct the operations of the other party prior to the Effective Time. Prior to the Effective Time, each of the Company and Purchaser shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries' respective businesses and operations.

ARTICLE V
ADDITIONAL AGREEMENTS

        5.1.    Preparation of Form S-4 and the Joint Proxy Statement; Stockholders/Shareholders Meetings.

          (a)   Promptly following the date of this Agreement, Purchaser and Company shall prepare and file with the SEC the Joint Proxy Statement, and Purchaser shall prepare and file with the SEC the Form S-4, in which the Joint Proxy Statement will be included as a prospectus. Each of Purchaser and Company shall use its reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing. Each of Purchaser and Company will use its reasonable best efforts to cause the Joint Proxy Statement to be mailed to its shareholders and stockholders, respectively, as promptly as practicable after the Form S-4 is declared effective under the Securities Act. Purchaser shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under any applicable state securities law in connection with the Share Issuance, and Company shall furnish all information concerning Company and the holders of Company Common Stock and rights to acquire Company Common Stock pursuant to the Company Stock Plans as may be reasonably required in connection with any such action. Each of Purchaser and Company shall furnish all information concerning itself and its Subsidiaries to the other as may be reasonably requested in connection with any such action and the preparation, filing and distribution of the Form S-4 and the preparation, filing and distribution of the Joint Proxy Statement. Purchaser and Company each agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it or its Subsidiaries for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) the Joint Proxy Statement and any amendment or supplement thereto will, at the date of mailing to shareholders or stockholders, as applicable, and at the times of the meetings of shareholders or stockholders of Purchaser and Company, as applicable, to be held in connection with the Share Issuance and Articles Amendment or the Merger, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of Purchaser, Merger Sub and Company agrees to promptly correct any information provided by it for use in the Form S-4 or the Joint Proxy Statement that shall have become false or misleading. Purchaser and Company will cause the Form S-4 and the Joint Proxy Statement to comply as to form in all material respects with the applicable provisions of the Securities Act and the rules and regulations thereunder.

          (b)   Company, acting through its Board of Directors, shall, subject to and in accordance with its certificate of incorporation and bylaws, promptly and duly call, give notice of, convene and hold as soon as practicable following the date upon which the Form S-4 becomes effective a meeting of the holders of Company Common Stock (the "Company Stockholders Meeting") for the purpose of voting to adopt this Agreement, and except as otherwise provided in the following sentence, (i) shall recommend adoption of this Agreement by the stockholders of Company (the "Company Recommendation") and include in the Joint Proxy Statement such Company Recommendation, (ii) shall use its reasonable best efforts to solicit and obtain such adoption and (iii) shall not withdraw, amend or modify (or publicly propose to or publicly state that it intends to withdraw, amend or modify) in any manner adverse to Purchaser such recommendation (collectively, a "Change in Company Recommendation"). In the event that prior to the adoption of this Agreement by the Company stockholders, the Board of Directors of Company determines in good faith by resolution duly adopted after consultation with its outside counsel that such action is reasonably likely to be required in order for the directors to comply with their respective fiduciary duties under Delaware law, the Board of Directors of Company may effect a Change in Company Recommendation; provided, however, that if the Change in Company Recommendation is in respect of an Alternative Transaction, the Board of Directors of Company may effect a Change in Company Recommendation only if Company shall have complied in all material respects with the applicable provisions of Section 5.5 with respect thereto and if the Board of Directors of Company has determined in good faith that such Alternative Transaction is a Superior Proposal; provided, further, however, that before effecting a Change in Company Recommendation, it gives Purchaser five business days' prior written notice of its intention to do so (unless at the time such notice is otherwise required to be given there are less than five business days prior to the Company Stockholders Meeting, in which case Company shall provide as much notice as is reasonably practicable) and during such time, Company, if requested by Purchaser, shall have engaged in good faith negotiations to amend this Agreement (including by making its officers and its financial and legal advisors reasonably available to negotiate) such that the Board of Directors of Company may continue to recommend the adoption of this Agreement. The parties agree that nothing in this Section 5.1(b) shall in any way limit or otherwise affect Purchaser's right to terminate this Agreement pursuant to Section 7.1(c) at such time as the requirements of such subsection have been met. Any such Change in Company Recommendation shall not (x) change the approval of this Agreement or any other approval of the Board of Directors of Company in any respect that would have the effect of causing any state (including Delaware) corporate takeover statute or other similar statute to be applicable to the transactions contemplated hereby, including the Merger, or (y) change the obligation of Company to present this Agreement for adoption at the Company Stockholders Meeting on the earliest practicable date after the Form S-4 becomes effective. Notwithstanding any Change in Company Recommendation, if this Agreement is not otherwise terminated by either Company or Purchaser in accordance with the terms hereof, this Agreement shall be submitted to the stockholders of Company at the Company Stockholders

  Meeting for the purpose of voting on adopting this Agreement, and nothing contained herein, including any rights of Company to take certain actions pursuant to Section 5.5, shall be deemed to relieve Company of such obligation. Nothing contained in this Agreement shall prohibit Company from taking and disclosing to its stockholders a position contemplated by complying with Rule 14a-9, Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act or from making disclosure of the fact that a proposal for an Alternative Transaction (as defined in Section 8.13(a)) has been made, the identity of the party making the proposal or the material terms of such proposal in the Form S-4 or the Joint Proxy Statement, to the extent disclosure of such facts, identity or terms is advisable under applicable law (and the disclosure of such facts, by itself, shall not be deemed a Change in Company Recommendation or a withdrawal or adverse modification or amendment of its approval of this Agreement).

          (c)   Purchaser, acting through its Board of Directors, shall, subject to and in accordance with its articles of incorporation and bylaws, promptly and duly call, give notice of, convene and hold as soon as practicable following the date on which the Form S-4 becomes effective, a meeting of the holders of Purchaser Common Stock (the "Purchaser Shareholders Meeting") for the purpose of voting to approve the Share Issuance and the Articles Amendment. Purchaser shall recommend such approval to its shareholders (the "Purchaser Recommendation") and use its reasonable best efforts to solicit and obtain such approval. The Board of Directors of Purchaser shall not withhold, withdraw, amend or modify in any manner adverse to Company its recommendation referred to in the preceding sentence (or announce publicly its intention to do so). Nothing contained in this Agreement shall prohibit Purchaser from making any factual disclosure regarding this Agreement, the parties hereto, or any of the transactions contemplated hereby, if such disclosure is advisable under applicable law (and the disclosure of such information, by itself, shall not be deemed a withholding, withdrawal or adverse modification or amendment of its approval or recommendation to its shareholders of the Share Issuance and the Articles Amendment).

          (d)   During the term of this Agreement, Company shall not take any actions to exempt any Person other than Purchaser and Merger Sub from the threshold restrictions on Company Common Stock ownership or any other antitakeover provision in Company's certificate of incorporation, or make any state takeover statute (including any Delaware state takeover statute) or similar statute inapplicable to any Alternative Transaction.

          (e)   During the term of this Agreement, Purchaser shall not take any actions to exempt any Person from the threshold restrictions on Purchaser Common Stock ownership or any other antitakeover provision in Purchaser's articles of incorporation, or make any state takeover statute (including any Indiana state takeover statute) or similar statute inapplicable to any Alternative Transaction.

          (f)    Purchaser and Company shall endeavor to hold the Purchaser Shareholders Meeting and the Company Stockholders Meeting as closely together in time as practicable and, to the extent possible, on the same date.

        5.2.    Accountant's Letters.

          (a)   Purchaser shall use its reasonable best efforts to cause to be delivered to Company a letter from Purchaser's independent public accountants, dated (i) the date on which the Form S-4 shall become effective, and (ii) the Closing Date, in each case addressed to Company and its Board of Directors, in form and substance customary for comfort letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

          (b)   Company shall use its reasonable best efforts to cause to be delivered to Purchaser a letter from Company's independent public accountants, dated (i) the date on which the Form S-4 shall become effective, and (ii) the Closing Date, in each case addressed to Purchaser and its

  Board of Directors, in form and substance customary for comfort letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

        5.3.    Access to Information.    Upon reasonable notice, each party shall (and shall cause its Subsidiaries to) afford to the officers, employees, accountants, counsel, financial advisors and other representatives of the other party reasonable access during normal business hours, during the period prior to the Effective Time, to such of its properties, books, contracts, commitments, records, officers and employees as the other party may reasonably request and, during such period, such party shall (and shall cause its Subsidiaries to) furnish promptly to the other party (a) a copy of each report, schedule, registration statement and other document filed, published, announced or received by it during such period pursuant to the requirements of Federal or state securities laws, as applicable (other than documents which such party is not permitted to disclose under applicable law), and (b) consistent with its legal obligations, all other information concerning it and its business, properties and personnel as such other party may reasonably request; provided, however, that either party may restrict the foregoing access to the extent that any law, treaty, rule or regulation of any Governmental Entity applicable to such party requires such party or its Subsidiaries to restrict access to any properties or information. The parties will hold any such information that is non-public in confidence to the extent required by, and in accordance with, the provisions of the Confidentiality Agreement, dated October 8, 2003, between Purchaser and Company (the "Confidentiality Agreement"). Notwithstanding anything in this Agreement or in the Confidentiality Agreement to the contrary, any party to this Agreement (and any employee, representative, or other agent of any party to this Agreement) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure; provided, however, that the preceding sentence shall not permit any party (or any employee, representative or other agent thereof) to disclose any information (i) that is not relevant to an understanding of the U.S. federal income tax treatment of any transaction contemplated by this Agreement, including the identity of Purchaser or Company (or their employees, representatives or agents) or other information that could lead any person to determine such identity or (ii) to the extent required to be kept confidential to comply with any applicable federal or state securities laws. Any investigation by Purchaser or Company shall not affect the representations and warranties of Company or Purchaser, respectively.

        5.4.    Reasonable Best Efforts.

          (a)   Subject to the terms and conditions of this Agreement, each party will use its reasonable best efforts to prepare and file as promptly as practicable all documentation to effect all necessary applications, notices, petitions, filings, tax ruling requests and other documents and to obtain as promptly as practicable all consents, waivers, licenses, orders, registrations, approvals, permits, tax rulings and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger and the other transactions contemplated by this Agreement. Upon the terms and subject to the conditions hereof, each party will use its reasonable best efforts to take, or cause to be taken, all actions, to do, or cause to be done, all things reasonably necessary to satisfy the conditions to Closing set forth herein and to consummate the Merger and the other transactions contemplated by this Agreement. Company and Purchaser shall provide the other party with the opportunity to participate in any meeting or substantive telephone call with any Governmental Entity in respect of any filings, investigations or other inquiry in connection with the transactions contemplated hereby.

          (b)   In furtherance and not in limitation of the foregoing, each party hereto agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable after the date hereof and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act. Each of Purchaser and Company shall cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry under the HSR Act.

          (c)   In furtherance and not in limitation of the foregoing, the parties agree that Purchaser and Company shall each make as promptly as practicable such filings as are required in connection with this Agreement and the transactions contemplated hereby. Purchaser and Company agree that Purchaser shall make the "Form A" and other regulatory filings to be made with the domiciliary insurance regulator of each Subsidiary of Company that is an insurance company or health maintenance organization, the substance of which shall be reasonably agreed between Purchaser and Company and shall, in consultation with Company, coordinate the conduct of any hearing or hearings required in connection with such filings. Purchaser and Company shall, as promptly as practicable after receipt thereof, provide each other with copies of any written comments and advise the other party of any oral comments with respect to the Form A or other regulatory filing from each applicable Governmental Entity. Purchaser and Company shall have the right to participate in any meetings or telephone conferences in which the substance of the Form A and other regulatory filings is discussed. Purchaser and Company will reasonably cooperate with regard to all other regulatory notice filings or approval requests necessary or desirable in connection with the transactions contemplated by this Agreement. Subject to applicable law relating to the sharing of information, Purchaser and Company, as the case may be, shall submit all such filings, requests and hearing testimony, witness lists and other similar materials relating to any hearing to the other for its review prior to filing the substance of each of the foregoing shall be reasonably agreed between Purchaser and Company.

          (d)   Nothing contained in this Section 5.4 shall be construed as requiring Purchaser or Company to agree to any terms or conditions that would impose (i) any limitations on Purchaser's or Company's ownership or operation of all or any portion of their respective, or any of their respective Subsidiaries', businesses or assets, or to compel Purchaser or Company to dispose of or hold separate all or any portion of their respective, or any of their respective Subsidiaries', businesses or assets, (ii) any limitations on the ability of Purchaser to acquire or hold or to exercise full rights of ownership of the Company Common Stock, (iii) any obligations on Purchaser or any of its Subsidiaries or Company or any of its Subsidiaries to maintain facilities, operations, places of business, employment levels, products or businesses or (iv) any other obligation, restriction, limitation, qualification or other conditions, which, in the case of any such term or condition described in clauses (i) through (iv) above, would be, individually or in the aggregate with all other such terms and conditions, (A) reasonably likely to have a material and adverse effect on Purchaser and its Subsidiaries, taken as a whole, (B) reasonably likely to have a material and adverse effect on Company and its Subsidiaries, taken as a whole, or (C) reasonably likely to (1) have a material and adverse effect on the expected pro forma financial statements of Purchaser following consummation of the Merger as agreed by Purchaser and Company prior to the date hereof and (2) be materially different in character, degree or scope from terms or conditions generally imposed in connection with such consents, waivers, licenses, orders, registrations, approvals, permits, tax rulings or authorizations (a "Burdensome Term or Condition"). Neither Purchaser nor Company shall agree to any terms or conditions described in clauses (i) through (iv) above without the prior written consent of the other party.

        5.5.    No Solicitation of Transactions.    Each of Purchaser and Company agrees that, during the term of this Agreement, it shall not, and shall cause its respective Subsidiaries and its and its respective Subsidiaries' directors, officers, employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its respective Subsidiaries) not to, directly or indirectly, solicit, initiate, encourage or facilitate, or furnish or disclose non-public information in furtherance of, any inquiries or the making of any proposal with respect to any Alternative Transaction, or negotiate, explore or otherwise engage in discussions with any Person (other than Purchaser, Merger Sub, Company or their respective directors, officers, employees, agents and representatives) with respect to any Alternative Transaction, or approve, endorse, recommend or authorize any Alternative Transaction, or enter into any agreement, arrangement or understanding with respect to any Alternative Transaction or requiring it to abandon, terminate or fail to consummate the Merger or any other transactions contemplated by this Agreement; provided that, at any time prior to the adoption of this Agreement by Company's stockholders, Company may furnish information to, and negotiate or otherwise engage in discussions with, any party who delivers a bona fide written proposal for an Alternative Transaction which was not solicited or encouraged after the date of this Agreement, if and so long as the Board of Directors of Company determines in good faith by resolution duly adopted after consultation with its outside legal counsel that providing such information or engaging in such negotiations or discussions is reasonably likely to be required in order for the directors to comply with their respective fiduciary duties under Delaware law and determines in good faith that such a proposal is, or is reasonably likely to lead to, a Superior Proposal. Company shall notify Purchaser promptly (but in any event within 24 hours) of such inquiries, proposals or offers received by, or any such discussions or negotiations sought to be initiated or continued with, any of its representatives, indicating the name of such Person and providing to Purchaser a summary of the material terms of such proposal or offer for an Alternative Transaction. Prior to providing any information or data to, or entering into any negotiations or discussions with, any Person, or making any such recommendation, in connection with a proposal or offer for an Alternative Transaction, Company shall receive from such Person an executed confidentiality agreement containing terms and provisions at least as restrictive as those contained in the Confidentiality Agreement (which shall not preclude discussions or negotiations relating to the proposal or offer from such Person and which shall not contain any exclusivity provision or other term that would restrict, in any manner, Company's ability to consummate the transactions contemplated by this Agreement). Company agrees that it will keep Purchaser informed, on a prompt basis, of the status and material terms of any such proposals or offers and the status of any material developments in respect of any such discussions or negotiations and that it will deliver to Purchaser a summary of any material changes to any such proposals or offers and all nonpublic information being furnished to such Person. Purchaser agrees that it will keep Company informed, on a prompt basis, of the status and material terms of any proposals or offers for an Alternative Transaction in respect of Purchaser and that it will deliver to Company a summary of any material changes to any such proposals or offers. Company and Purchaser each agree that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Third Parties conducted prior to the date of this Agreement with respect to any Alternative Transaction and will not terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which it is a party and shall enforce, to the fullest extent permitted under applicable law, the provisions of any such agreement, including, but not limited to, by obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court having jurisdiction. It is understood that participation by Company or its directors, officers, employees, advisors or other representatives in discussions or negotiations in compliance with the provisions of this Section 5.5 shall not be deemed "solicitations" for purposes of this Section and an Alternative Transaction proposal if initially unsolicited in compliance with this Section 5.5 shall continue to be deemed an unsolicited Alternative Transaction proposal notwithstanding changes in such Alternative Transaction proposal as a result of such discussions or negotiations.

        5.6.    Employee Benefits Matters.

          (a)   Continuation of Benefits. From the Effective Time until December 31, 2005, the Surviving Corporation shall provide compensation and benefits to the current and former employees of Company and its Subsidiaries (other than those current and former employees whose terms and conditions of employment are subject to a collective bargaining agreement) that are in the aggregate no less favorable than those provided to the current and former employees of Company and its Subsidiaries as of the Effective Time, subject to any changes made following the Effective Time in order to integrate Cobalt employees into the Company Plans.

          (b)   Pre-Existing Limitations; Service Credit. With respect to any Benefit Plans in which any employees of the Company or its Subsidiaries first become eligible to participate, on or after the Effective Time (the "New Company Plans"), Purchaser shall: (A) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to employees of the Company or its Subsidiaries under any health and welfare New Company Plans in which such employees may be eligible to participate after the Effective Time, and deductibles, coinsurance or maximum out-of-pocket payments made by such employees during the applicable plan year in which such employee first participates in the applicable New Company Plan occurs shall reduce the amount of deductibles, coinsurance and maximum out-of-pocket payments under the New Company Plans; provided that, for purposes of deductibles, coinsurance and out-of-pocket payments, such employee was enrolled under the Benefit Plans of Company immediately prior to the effective time of coverage in the New Company Plans, and (B) recognize service of present or former employees of Company or its Subsidiaries (or otherwise credited by Company or its Subsidiaries) accrued prior to the Effective Time for purposes of eligibility to participate and vesting credit (and levels of benefits) in any New Company Plan in which such employees may be eligible to participate after the Effective Time, to the extent such service would have been taken into account under the applicable Company Benefit Plans; provided, however, that in no event shall any credit be given to the extent it would result in the duplication of benefits for the same period of service.

          (c)   Company Plans. From and after the Effective Time, Purchaser shall and shall cause its affiliates (including its Subsidiaries and the Surviving Corporation) to honor all Company Plans in accordance with their terms as in effect immediately before the Effective Time, subject to any amendment or termination thereof that may be permitted by such terms.

          (d)   Employee Stock Purchase Plan. Company shall take all action to the extent necessary (including amending the Company ESPP) such that the Company ESPP will terminate immediately prior to the Effective Time and all participants will automatically exercise their purchase rights immediately prior to the termination of the plan. Purchaser shall take all action to the extent necessary (including amending the Purchaser ESPP) such that the employees of Company or its Subsidiaries prior to the Effective Time who become employees of Purchaser or one of its Subsidiaries after the Effective Time shall be eligible to participate in the Purchaser ESPP no later than the beginning of the second quarterly cycle which begins after the Effective Time.

          (e)   Annual Bonuses for Fiscal Year in which Effective Time Occurs. On or prior to the Effective Time, Company shall use reasonable best efforts to clarify certain of the Company Benefit Plans in the manner described in Section 5.6(e) of the Company Disclosure Schedule.

        5.7.    Directors' and Officers' Indemnification and Insurance.

          (a)   For six years after the Effective Time Purchaser shall, and shall cause the Surviving Corporation to, (i) indemnify and hold harmless the present and former directors, officers and employees of Company and its Subsidiaries (the "Indemnified Persons") for any costs and expenses, judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such Indemnified Person was an officer, director or employee of Company or its Subsidiaries in respect of acts or omissions occurring at or prior to the Effective Time (including those related to this Agreement and the transactions contemplated hereby), and shall advance expenses in respect thereof, in each case to the fullest extent permitted by applicable law and (ii) purchase as of the Effective Time a tail policy to the current policy of directors' and officers' liability insurance and fiduciary liability insurance maintained by Company which tail policy shall be effective for a period from the Effective Time through and including the date six years after the Closing Date with respect to claims arising from facts or events that occurred on or before the Effective Time, and which tail policy shall contain substantially the same coverage and amounts as, and contain terms and conditions no less advantageous than, in the aggregate, the coverage currently provided by such current policy; provided, however, that in no event shall Purchaser be required to expend, for the entire tail policy, in excess of 900% of the annual premium currently paid by Company for its current policy of directors' and officers' liability insurance and fiduciary liability insurance as set forth on Section 5.7(a) of the Company Disclosure Schedule; and, provided, further that, if the premium of such insurance coverage exceeds such amount, Purchaser after consultation with Company shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount.

          (b)   Any Indemnified Person wishing to claim indemnification under paragraph (a) of this Section 5.7, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Purchaser and the Surviving Corporation thereof, but the failure to so notify shall not relieve the Surviving Corporation of any liability it may have to such Indemnified Person if such failure does not materially prejudice the indemnifying party. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) Purchaser or the Surviving Corporation shall have the right to assume the defense thereof and neither Purchaser nor the Surviving Corporation shall be liable to such Indemnified Persons for any legal expenses of other counsel or any other expense subsequently incurred by such Indemnified Persons in connection with the defense thereof, except that if Purchaser or the Surviving Corporation elects not to assume such defense or counsel or the Indemnified Persons advise that there are issues which raise conflicts of interest between Purchaser or the Surviving Corporation and the Indemnified Persons, the Indemnified Persons may retain counsel satisfactory to them, and Purchaser shall and shall cause the Surviving Corporation to pay all reasonable fees and expenses of such counsel for the Indemnified Persons promptly as statements therefor are received; provided, however, the Surviving Corporation shall be obligated pursuant to this paragraph (c) to pay for only one firm of counsel for all Indemnified Persons in any jurisdiction, (ii) the Indemnified Persons will cooperate in the defense of any such matter and (iii) neither Purchaser nor the Surviving Corporation shall be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld); and provided, further, that neither Purchaser nor the Surviving Corporation shall have any obligation hereunder to any Indemnified Person if and when a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that the indemnification of such Indemnified Person in the manner contemplated hereby is prohibited by applicable law.

          (c)   Notwithstanding anything herein to the contrary, if any claim, action, suit, proceeding or investigation (whether arising before, at or after the Effective Time) is made against any Indemnified Persons on or prior to the sixth anniversary of the Effective Time, the provisions of this Section 5.7 shall continue in effect until the final disposition of such claim, action, suit, proceeding or investigation.

          (d)   The covenants contained in this Section 5.7 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Persons and their respective heirs and legal representatives and shall not be deemed exclusive of any other rights to which an Indemnified Person is entitled, whether pursuant to law, contract or otherwise.

          (e)   In the event that Purchaser, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors or assigns of Purchaser or the Surviving Corporation, as the case may be, shall succeed to the obligations set forth in this Section 5.7.

        5.8.    Notification of Certain Matters.    Company shall use reasonable commercial efforts to give prompt notice to Purchaser, and Purchaser shall use reasonable commercial efforts to give prompt notice to Company, to the extent that either acquires actual knowledge of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would be reasonably likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate and (ii) any failure of Purchaser, Merger Sub or Company, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.8 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

        5.9.    Public Announcements.    Purchaser and Company shall develop a joint communications plan and each party shall (i) ensure that all press releases and other public statements and communications (including any communications that would require a filing under Rule 425, Rule 165 and Rule 166 of the Securities Act or Rule 14a-12 of the Exchange Act) with respect to this Agreement and the transactions contemplated hereby shall be consistent with such joint communications plan and (ii) unless otherwise required by applicable law or by obligations pursuant to any listing agreement with or rules of any securities exchange, consult with each other for a reasonable time before issuing any press release or otherwise making any public statement or communication (including any communication that would require a filing under Rule 425, Rule 165 and Rule 166 of the Securities Act or Rule 14a-12 of the Exchange Act), and mutually agree upon any such press release or any such public statement or communication, with respect to this Agreement or the transactions contemplated hereby. In addition to the foregoing, except to the extent disclosed in the Joint Proxy Statement in accordance with the provisions of Section 5.1, neither Purchaser nor Company shall issue any press release or otherwise make any public statement or disclosure concerning the other party or the other party's business, financial condition or results of operations without the consent of the other party.

        5.10.    Listing of Shares of Purchaser Common Stock.    Prior to the Closing Date, Purchaser shall use its best efforts to cause the shares of Purchaser Common Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance.

        5.11.    Affiliates.    Promptly after execution and delivery of this Agreement, Company shall deliver to Purchaser a letter identifying all persons who, to the best of Company's Knowledge, may be deemed as of the date hereof "affiliates" of Company for purposes of Rule 145 under the Securities Act, and such list shall be updated as necessary to reflect changes from the date thereof until the Effective Time. Company shall use its reasonable best efforts to cause each person identified on such list to deliver to Purchaser, on or before the date of mailing of the Joint Proxy Statement, a written agreement substantially in the form attached as Exhibit C hereto (an "Affiliate Agreement").

        5.12.    Transition Team.    Promptly following execution of this Agreement, the parties shall establish a transition planning team (the "Transition Team") comprised of an equal number of representatives of Purchaser and Company. Subject to applicable law, the Transition Team shall be responsible for facilitating a transition and integration planning process to ensure the successful combination of the operations of Purchaser and Company. Subject to applicable law, the Transition Team shall be responsible for developing, and monitoring the development of, and deliverables due under, an action plan for the combination of the businesses.

        5.13.    Tax-Free Reorganization Treatment.    The parties hereto shall use their commercially reasonable efforts to cause the Merger to be treated as a reorganization within the meaning of Section 368(a) of the Code and shall not knowingly take or fail to take any action which action or failure to act would prevent (a) the qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code or (b) the receipt of the opinions of tax counsel in such form and upon such matters as described in Section 6.2(c) and Section 6.3(c). Unless required by law, each of Purchaser, Merger Sub and Company shall not file any Tax Return or take any position inconsistent with the treatment of the Merger as a reorganization described in Section 368(a) of the Code. Prior to the Effective Time, the parties shall use their commercially reasonable efforts to obtain the opinions of tax counsel in such form and upon such matters as described in Section 6.2(c) and Section 6.3(c).

        5.14.    Takeover Statutes.    Each of Company and Purchaser and their respective Boards of Directors shall, if any takeover statute or similar statute or regulation of any state becomes or may become applicable to this Agreement, the Merger, or any other transactions contemplated by this Agreement, grant such approvals and take such actions as are necessary to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise to minimize the effect of such statute or regulation on this Agreement, the Merger and the other transactions contemplated by this Agreement.

        5.15.    Other Obligations.    (i) Prior to the Closing, Company shall repurchase, by the Closing Date, for cash all commercial paper issued by Company or any of its Subsidiaries (whether outstanding as of the date hereof or issued hereafter with the consent of Purchaser in accordance with the terms of this Agreement) and shall repay all amounts outstanding under its credit facilities and (ii) from and after the date of this Agreement until the Closing, except with Purchaser's prior written consent, Company shall cause each of its Subsidiaries that is an insurance company or health maintenance organization to pay Ordinary Dividends on its outstanding capital stock at the earliest practicable time, subject to any restrictions imposed by or agreed to with governmental authorities, unless already paid. For purposes of this Agreement, "Ordinary Dividends" with respect to a Subsidiary means the payment of ordinary dividends by such Subsidiary in the ordinary course of business consistent with the past practice of such Subsidiary plus additional amounts reasonably necessary to allow Company to satisfy its obligations in Section 5.15(i) above; provided that such amounts are permitted to be distributed without the approval or consent of any applicable regulatory authorities.

        5.16.    Stockholder Litigation.    Company shall consult with Purchaser and keep Purchaser informed about the defense of any stockholder litigation against Company and/or its officers or directors relating to the transactions contemplated by this Agreement.

        5.17.    WellPoint Foundation.    From and after the Effective Time, the WellPoint Foundation, a Delaware corporation and a wholly owned Subsidiary of Company (the "Foundation"), will continue to be named the WellPoint Foundation. Between the date of this Agreement and the Effective Time, Company agrees that it will cause the directors of the Foundation (other than Leonard D. Schaeffer) to resign from the Board of Directors of the Foundation, and any other charitable foundations established, controlled by or related to Company, in each case effective as of the Effective Time and will appoint the persons designated by Purchaser to fill the vacancies created by all such resignations effective as of the Effective Time. Leonard D. Schaeffer shall be Chairman of the Foundation until the end of the Chairmanship Period.

ARTICLE VI
CONDITIONS PRECEDENT

        6.1.    Conditions to Each Party's Obligation to Effect the Merger.    The respective obligations of Purchaser, Merger Sub and Company to effect the Merger are subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

          (a)   No Injunctions or Restraints, Illegality. (i) No Governmental Entity or federal or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, judgment, injunction or other order (whether temporary, preliminary or permanent), in any case which is in effect and which prevents or prohibits consummation of the Merger and (ii) no Governmental Entity shall have instituted any action or proceeding (which remains pending at what would otherwise be the Closing Date) before any United States court or other Governmental Entity of competent jurisdiction seeking to enjoin, restrain or otherwise prohibit consummation of the transactions contemplated by this Agreement.

          (b)   HSR Act. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

          (c)   NYSE Listing. The shares of Purchaser Common Stock to be issued in the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

          (d)   Effectiveness of the Form S-4. The Form S-4 shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC, and no proceedings for that purpose shall have been initiated or threatened by the SEC.

          (e)   Company Stockholder Approval. This Agreement shall have been adopted by the Required Company Vote at the Company Stockholders Meeting.

          (f)    Purchaser Shareholder Approval. The Share Issuance and the Articles Amendment shall have been approved by the Required Purchaser Votes at the Purchaser Shareholders Meeting.

          (g)   Required Governmental Consents. The Necessary Consents shall have been obtained and shall be in full force and effect, and the Necessary Consents and any required approval of the BCBSA referred to in Section 6.1(h) below shall not, individually or in the aggregate, impose any Burdensome Term or Condition.

          (h)   BCBSA. Any required approval of the BCBSA shall have been obtained, so that the right of the Company's Subsidiaries to use the Blue Cross and Blue Shield name in Company's Subsidiaries' licensed service areas shall remain in full force and effect after the Merger, and any such required approval of the BCBSA and the Necessary Consents referred to in Section 6.1(g) above shall not, individually or in the aggregate, impose any Burdensome Term or Condition.

        6.2.    Additional Conditions to Obligations of Purchaser and Merger Sub.    The obligations of Purchaser and Merger Sub to effect the Merger are subject to the satisfaction or waiver by Purchaser, on or prior to the Closing Date, of the following conditions:

          (a)   Representations and Warranties. (i) The representations and warranties of Company set forth in the last sentence of Section 3.2(a)(i), Section 3.2(b), Section 3.2(c)(i), Section 3.2(c)(ii)(A), Section 3.2(f) and Section 3.2(g) of this Agreement shall, in the aggregate, be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent that such representations and warranties speak as of another date); (ii) the representations and warranties of Company set forth in Section 3.2(j)(ii) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date; and (iii) the representations and warranties of

  Company (other than those set forth in clause (i) and clause (ii) above) (in each case, read without any materiality, material or Material Adverse Effect qualifications) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent that such representations and warranties speak as of another date), other than such failures to be true and correct that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company. Purchaser shall have received a certificate of the chief executive officer and the chief financial officer of Company to such effect.

          (b)   Performance of Obligations of Company. Company shall have performed or complied in all material respects with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date. Purchaser shall have received a certificate of the chief executive officer and the chief financial officer of Company to such effect.

          (c)   Tax Opinion. Purchaser shall have received from Baker & Daniels, counsel to Purchaser, on the Closing Date, a written opinion dated such date, based on customary representations of Purchaser and Company that Baker & Daniels deems relevant, to the effect that (i) the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and (ii) Purchaser and Company will each be a party to the reorganization within the meaning of Section 368(b) of the Code.

        6.3.    Additional Conditions to Obligations of Company.    The obligations of Company to effect the Merger are subject to the satisfaction or waiver by Company, on or prior to the Closing Date, of the following additional conditions:

          (a)   Representations and Warranties. (i) The representations and warranties of Purchaser and Merger Sub set forth in the last sentence of Section 3.1(a)(i), Section 3.1(b), Section 3.1(c)(i), Section 3.1(c)(ii)(A), Section 3.1(f) and Section 3.1(g), Section 3.3(b) and Section 3.3(c) of this Agreement shall, in the aggregate, be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent that such representations and warranties speak as of another date); (ii) the representations and warranties of Purchaser set forth in Section 3.1(j)(ii) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date; and (iii) the representations and warranties of Purchaser and Merger Sub (other than those set forth in clause (i) and clause (ii) above) (in each case, read without any materiality, material or Material Adverse Effect qualifications) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent that such representations and warranties speak as of another date), other than such failures to be true and correct that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Purchaser. Company shall have received a certificate of the chief executive officer and the chief financial officer of Purchaser to such effect.

          (b)   Performance of Obligations of Purchaser and Merger Sub. Purchaser and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required to be performed by them under this Agreement at or prior to the Closing Date. Company shall have received a certificate of the chief executive officer and the chief financial officer of Purchaser to such effect.

          (c)   Tax Opinion. Company shall have received from Simpson Thacher & Bartlett LLP, counsel to Company, on the Closing Date, a written opinion dated such date, based on customary representations of Purchaser and Company that Simpson Thacher & Bartlett LLP deems relevant, to the effect that (i) the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and (ii) Purchaser and Company will each be a party to the reorganization within the meaning of Section 368(b) of the Code.

          (d)   Bylaws Amendment. The Bylaws Amendment shall have been approved and adopted by the Board of Directors of Purchaser, subject to effectiveness of the Merger.

ARTICLE VII
TERMINATION AND AMENDMENT

        7.1.    Termination.    This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time, whether before or after the approval by the stockholders of Company and the shareholders of Purchaser referred to in Sections 6.1(e) and 6.1(f), respectively:

          (a)   By mutual written consent of Purchaser, Merger Sub and Company;

          (b)   By either Purchaser or Company, if the Merger shall not have been consummated on or before November 30, 2004 (the "Termination Date") (other than due principally to the failure of the party seeking to terminate this Agreement to perform any obligations under this Agreement required to be performed at or prior to the Effective Time);

          (c)   By Purchaser, if (i) the Board of Directors of Company shall fail to make the Company Recommendation referred to in Section 5.1(b) or shall fail to include in the Joint Proxy Statement the Company Recommendation or shall effect a Change in Company Recommendation or (ii) the Board of Directors of Company authorizes, endorses, approves or recommends to Company's stockholders, or otherwise authorizes, endorses, approves or publicly recommends, an Alternative Transaction;

          (d)   By Company, if (i) the Board of Directors of Purchaser shall fail to make the Purchaser Recommendation referred to in Section 5.1(c) or shall fail to include in the Joint Proxy Statement the Purchaser Recommendation or (ii) the Purchaser shall be in breach of the third sentence of Section 5.1(c);

          (e)   By either Purchaser or Company, if the required approval of the stockholders of Company of the adoption of this Agreement shall not have been obtained by reason of the failure to obtain the Required Company Vote at the Company Stockholders Meeting or at any adjournment or postponement thereof;

          (f)    By either Purchaser or Company, if the required approval of the shareholders of Purchaser of the Share Issuance or the Articles Amendment shall not have been obtained by reason of the failure to obtain the Required Purchaser Votes at the Purchaser Shareholders Meeting or at any adjournment or postponement thereof;

          (g)   By either Purchaser or Company, if any court or other governmental body of competent jurisdiction shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action is or shall have become final and nonappealable;

          (h)   By Company, if (i) prior to the Closing Date there shall have been a breach of any representation, warranty, covenant or agreement on the part of Purchaser or Merger Sub contained in this Agreement or any representation or warranty of Purchaser or Merger Sub shall have become untrue after the date of this Agreement, which breach or untrue representation or warranty (A) would, individually or in the aggregate with all other such breaches and untrue representations and warranties, give rise to the failure of a condition set forth in Section 6.3(a) or (b) and (B) is incapable of being cured prior to the Closing Date by Purchaser or is not cured within 30 days of notice of such breach, or (ii) any of the conditions set forth in Section 6.1 (other than 6.1(e)) shall have become incapable of fulfillment;

          (i)    By Purchaser, if (i) prior to the Closing Date there shall have been a breach of any representation, warranty, covenant or agreement on the part of Company contained in this Agreement or any representation or warranty of Company shall have become untrue after the date of this Agreement, which breach or untrue representation or warranty (A) would, individually or in the aggregate with all other such breaches and untrue representations and warranties, give rise to the failure of a condition set forth in Section 6.2(a) or (b) and (B) is incapable of being cured prior to the Closing Date by Company or is not cured within 30 days of notice of such breach or (ii) any of the conditions set forth in Section 6.1 (other than 6.1(f)) shall have become incapable of fulfillment; and

          (j)    By either Purchaser or Company, if the Necessary Consents and any required approval of the BCBSA referred to in Section 6.1(h) above, individually or in the aggregate, impose a Burdensome Term or Condition and all avenues of appeal have been exhausted.

        7.2.    Effect of Termination.    In the event of the termination of this Agreement pursuant to Section 7.1, the obligations of the parties under this Agreement shall terminate, except for the obligations in the confidentiality provisions of Section 5.3, and all of the provisions of this Section 7.2, Section 7.3 and Section 8.1, and there shall be no liability on the part of any party hereto; provided, however, that except as provided in Section 7.3(d), no party hereto shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

        7.3.    Fees and Expenses.

          (a)   If this Agreement is terminated pursuant to:

            (i)    (x) Section 7.1(c)(i) or (y) Section 7.1(c)(ii);

            (ii)   Section 7.1(e), if prior to the Company Stockholders Meeting there has been a public announcement or disclosure of a bona fide proposed Alternative Transaction in respect of Company or any of its Subsidiaries and not withdrawn prior to the date of the Company Stockholders Meeting; or

            (iii)  Section 7.1(i)(i), based on a material breach by Company of Section 5.1(b), Section 5.1(d) or Section 5.5;

    then, (x) in the case of a termination contemplated by Section 7.3(a)(i), Company shall pay to Purchaser within one Business Day following termination of this Agreement, a fee, by wire transfer in immediately available funds to an account specified by Purchaser, in the amount of $550 million, (y) in the case of termination contemplated by Section 7.3(a)(ii), if Company, within 12 months after such termination either consummates an Alternative Transaction or enters into a definitive agreement with respect to an Alternative Transaction, Company shall pay to Purchaser a fee, by wire transfer in immediately available funds to an account specified by Purchaser, in the amount of $550 million simultaneously with such consummation or entering into such definitive agreement, as the case may be, and (z) in the case of termination contemplated by Section 7.3(a)(iii), if Company, within 12 months after such termination either consummates an Alternative Transaction or enters into a definitive agreement with respect to an Alternative Transaction, Company shall pay to Purchaser a fee, by wire transfer in immediately available funds to an account specified by Purchaser, in the amount of $550 million simultaneously with such consummation or entering into such definitive agreement, as the case may be.

          (b)   If this Agreement is terminated pursuant to:

            (i)    Section 7.1(d);

            (ii)   Section 7.1(f), if prior to the Purchaser Shareholders Meeting there has been a public announcement or disclosure of a bona fide proposed Alternative Transaction in respect of Purchaser or any of its Subsidiaries and not withdrawn prior to the date of the Purchaser Shareholders Meeting;

            (iii)  Section 7.1(h)(i), based on a material breach by Purchaser of Section 5.1(c) (other than the third sentence thereof), Section 5.1(e) or Section 5.5;

    then, (x) in the case of a termination contemplated by Section 7.3(b)(i), Purchaser shall pay to Company within one Business Day following termination of this Agreement, a fee, by wire transfer in immediately available funds to an account specified by Company, in the amount of $550 million, (y) in the case of termination contemplated by Section 7.3(b)(ii), if Purchaser, within 12 months after such termination either consummates an Alternative Transaction or enters into a definitive agreement with respect to an Alternative Transaction, Purchaser shall pay to Company a fee, by wire transfer in immediately available funds to an account specified by Company, in the amount of $550 million simultaneously with such consummation or entering into such definitive agreement, as the case may be, and (z) in the case of termination contemplated by Section 7.3(b)(iii), if Purchaser, within 12 months after such termination either consummates an Alternative Transaction or enters into a definitive agreement with respect to an Alternative Transaction, Purchaser shall pay to Company a fee, by wire transfer in immediately available funds to an account specified by Company, in the amount of $550 million simultaneously with such consummation or entering into such definitive agreement, as the case may be.

          (c)   Except as otherwise specifically provided herein, each party shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby, except that each of Purchaser and Company shall bear and pay one-half of the costs and expenses incurred in connection with (i) the filing, printing and mailing of the Form S-4 and the Joint Proxy Statement and (ii) the preparation and filing of any materials in connection with the HSR Act.

          (d)   Each of Purchaser and Company agrees that the provisions contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement, that the damages resulting from the termination of this Agreement as set forth in Section 7.3(a) and Section 7.3(b) of this Agreement are uncertain and incapable of accurate calculation and that the amounts payable by Company pursuant to Section 7.3(a) hereof and by Purchaser pursuant to Section 7.3(b) hereof are reasonable forecasts of the actual damages which may be incurred by Purchaser and Company under such circumstances. The amounts payable pursuant to Section 7.3(a) and Section 7.3(b) hereof constitute liquidated damages and not a penalty and shall be the sole monetary remedy in the event of termination of this Agreement on the bases specified in such Section, except for willful breaches as provided in the proviso in Section 7.2. If Company or Purchaser fails to pay to Purchaser or Company, as applicable, any amounts due under Section 7.3(a) or Section 7.3(b) in accordance with the terms hereof, Company or Purchaser shall pay the costs and expenses (including reasonable legal fees and expenses) of Purchaser or Company, as applicable, in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment.

          (e)   Any amounts not paid when due pursuant to this Section 7.3 shall bear interest from the date such payment is due until the date paid at a rate equal to five percent.

ARTICLE VIII
GENERAL PROVISIONS

        8.1.    Non-Survival of Representations, Warranties and Agreements.    None of the representations, warranties, covenants and other agreements in this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and other agreements, shall survive the Effective Time or the termination of this Agreement, as the case may be, except (a) for those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part after the Effective Time (including the terms of this Article VIII) and (b) for the confidentiality provisions of Section 5.3 and all of the provisions of Section 7.2, Section 7.3 and Section 8.1 which shall survive termination.

        8.2.    Notices.    All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or by telecopy upon confirmation of receipt; (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service; or (c) on the third Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(a)	if to Purchaser or Merger Sub, to
Anthem, Inc. 120 Monument Circle Indianapolis, Indiana 46204
	Attention:	David R. Frick, Executive Vice President and Chief Legal and Administrative Officer
with a copy to
Sullivan & Cromwell LLP 125 Broad Street New York, New York 10004
	Attention:	Stephen M. Kotran, Esq. William D. Torchiana, Esq.
and
Baker & Daniels 300 N. Meridian Street Suite 2700 Indianapolis, Indiana 46240
	Attention:	James A. Aschleman, Esq. Tibor D. Klopfer, Esq.
(b)	if to Company, to
WellPoint Health Networks Inc. 1 WellPoint Way Thousand Oaks, California 91362
	Attention:	Thomas C. Geiser, Executive Vice President, General Counsel and Secretary
with a copy to
Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, New York 10017
	Attention:	Gary I. Horowitz, Esq.

        8.3.    Interpretation.    When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The parties have participated jointly in the negotiating and drafting of this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

        8.4.    Counterparts.    This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that both parties need not sign the same counterpart.

        8.5.    Entire Agreement; No Third-Party Beneficiaries.

          (a)   This Agreement, including the schedules hereto, and the Confidentiality Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof.

          (b)   This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement; provided, however, that Section 5.7 may be enforced against Purchaser or the Surviving Corporation, as the case may be, by the Persons identified or described therein.

        8.6.    Governing Law; Waiver of Jury Trial.

          (a)   This Agreement and the transactions contemplated hereby, and all disputes between the parties under or related to this Agreement or the facts and circumstances leading to its execution, whether in contract, tort or otherwise, shall be governed by and construed in accordance with the internal laws of the State of New York, applicable to contracts executed in and to be performed entirely within the State of New York, except that the provisions of the DGCL and the IBCL shall govern the Merger.

          (b)   EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.6.

        8.7.    Severability.    The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability or the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

        8.8.    Amendment.    This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after adoption of this Agreement by the stockholders of Company and approval of the matters presented in connection with the Merger by the shareholders of Purchaser, but, after any such adoption or approval, no amendment shall be made which by law or in accordance with the rules of any relevant stock exchange requires further approval by such stockholders or shareholders, as applicable, without such further approval.

This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

        8.9.    Extension; Waiver.    At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of the party against which such waiver or extension is to be enforced. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

        8.10.    Assignment.    Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other parties, and any attempt to make any such assignment without such consent shall be null and void. This Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

        8.11.    Submission to Jurisdiction; Waivers.    (a) Each of the Company, Purchaser and Merger Sub hereby irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by another party hereto or its successors or assigns shall be brought and determined exclusively in any federal or state court of competent jurisdiction located in the Borough of Manhattan in the State of New York and each party hereto irrevocably consents to the jurisdiction and venue in the United States District Court for the Southern District of New York and in the courts hearing appeals therefrom. Each party hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve process in accordance with Section 8.2 and Section 8.11(b) hereof, that its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and to the fullest extent permitted by applicable law, that the suit, action or proceeding in any such court is brought in an inconvenient forum, or that this Agreement, or the subject matter hereof, may not be enforced in or by such courts and further irrevocably waives, to the fullest extent permitted by applicable law, the benefit of any defense that would hinder, fetter or delay the levy, execution or collection of any amount to which the party is entitled pursuant to the final judgment of any court having jurisdiction. Each party irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered airmail, postage prepaid, to such party at its address set forth in this Agreement, such service of process to be effective upon acknowledgement of receipt of such registered mail. Nothing herein shall affect the right of any party to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against the other party in any other jurisdiction in which the other party in any other jurisdiction in which the other party may be subject to suit.

          (b)   Each of Company, Purchaser and Merger Sub hereby agrees that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 8.2 or in such other manner as may be permitted by applicable law shall be valid and sufficient service thereof.

        8.12.    Enforcement.    The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

        8.13.    Definitions.    As used in this Agreement.

          (a)   "Alternative Transaction" means any of the following events: (i) any tender or exchange offer, merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving Company or any of its Subsidiaries or Purchaser or any of its Subsidiaries, as applicable (any of the above, a "Business Combination Transaction"), with any person other than Purchaser, Merger Sub, Company or any affiliate thereof (a "Third Party") or (ii) the acquisition by a Third Party of 10% or more of the outstanding shares of Company Common Stock or Purchaser Common Stock, as applicable, or of 10% or more of the assets or operations of Company and its Subsidiaries, taken as a whole, or Purchaser and its Subsidiaries, taken as a whole, as applicable, in a single transaction or a series of related transactions; it being understood and agreed that cash acquisitions permitted by Sections 4.1(d) and 4.2(d), respectively, are not Alternative Transactions for purposes of this definition.

          (b)   "BCBSA" means the Blue Cross Blue Shield Association.

          (c)   "Benefit Plans" means, with respect to any Person, each employee benefit plan, program, arrangement and contract (including, without limitation, any "employee benefit plan," as defined in Section 3(3) of ERISA, and any vacation, bonus, deferred compensation, stock bonus, stock purchase, restricted stock, stock option, employment, termination, stay agreement or bonus, change in control and severance plan, program, arrangement and contract), which is maintained or contributed to by such Person or any of its ERISA Affiliates, or with respect to which such Person or any of its ERISA Affiliates could incur any liability.

          (d)   "Board of Directors" means the Board of Directors of any specified Person and any committees thereof.

          (e)   "Business Day" means any day on which banks are not required or authorized to close in the City of New York.

          (f)    "good standing" means, when used with respect to the status of any entity domiciled or doing business in a particular state, that such entity has filed its most recent required annual report and (i) if a domestic entity, has not filed articles of dissolution, and (ii) if a foreign entity, has not applied for a certificate of withdrawal and is not the subject of a proceeding to revoke its certificate of authority.

          (g)   "Known" or "Knowledge" means, (i) with respect to Purchaser, the knowledge of Larry C. Glasscock, Michael L. Smith, David R. Frick, Michael C. Wyatt, George D. Martin, Cynthia S. Miller, John E. Gallina and Randall L. Brown and (ii) with respect to Company, the knowledge of Leonard D. Schaeffer, David C. Colby, Robert A. Kelly, Alice D. Rosenblatt, Kenneth C. Zurek, Ronald J. Ponder and Thomas C. Geiser.

          (h)   "Liens" means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), other charge or security interest; or any preference, priority or other agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, or any capital lease having substantially the same economic effect as any of the foregoing).

          (i)    "Material Adverse Effect" means, with respect to Purchaser or Company, as the case may be, any effect that, individually or in the aggregate with all such other effects, is materially adverse to the business, assets, operations or condition (financial or otherwise) of Purchaser and its Subsidiaries, taken as a whole, or Company and its Subsidiaries, taken as a whole, respectively, other than any effect relating to (A) the United States or global economy or securities markets in general; (B) the announcement of this Agreement or the transactions contemplated hereby or the identity of Company or Purchaser, respectively; (C) changes in applicable law or regulations or in GAAP or regulatory accounting principles; or (D) general changes in the health benefits business, provided that, with respect to each of clauses (A), (C) and (D), such effect is not materially more adverse with respect to Company and its Subsidiaries, taken as a whole, or Purchaser and its Subsidiaries, taken as a whole, as the case may be, than the effect on comparable health benefits businesses generally.

          (j)    "the other party" means, with respect to Company, Purchaser and means, with respect to Purchaser, Company.

          (k)   "Permitted Liens" means (i) any liens for taxes not yet due or which are being contested in good faith by appropriate proceedings; (ii) carriers', warehousemen's, mechanics', materialmen's, repairmen's or other similar liens; (iii) pledges or deposits in connection with workers' compensation, unemployment insurance, and other social security legislation; and (iv) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and which do not in any case materially detract from the value of the property subject thereto.

          (l)    "Person" means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in the Exchange Act).

          (m)  "SEC" means the Securities and Exchange Commission.

          (n)   "Subsidiary" when used with respect to any party means any corporation or other organization, whether incorporated or unincorporated, (i) of which such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interests in such partnership) or (ii) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries. Subsidiaries shall have a correlative meaning.

          (o)   "Superior Proposal" means a bona fide written proposal made by a Person other than Purchaser, Merger Sub, or an affiliate thereof (i) which is for a Business Combination Transaction involving, or any purchase or acquisition of, (A) more than 50% of the voting power of Company's capital stock or (B) all or substantially all of the consolidated assets or operations of Company and its Subsidiaries and (ii) which is otherwise on terms which Company's Board of Directors determines in good faith after consultation with its financial advisors (A) would result in a transaction that, if consummated, is more favorable to Company's stockholders from a financial point of view than the Merger or, if applicable, any proposal by Purchaser to amend the terms of this Agreement taking into account all the terms and conditions of such proposal and this Agreement and (B) is reasonably capable of being completed on the terms proposed, taking into account all financial, regulatory, legal and other aspects of such proposal.

          (p)   "Tax" (including, with correlative meaning, the terms "Taxes" and "Taxable") means all federal, state, local and foreign income, profits, premium, franchise, gross receipts, environmental, customs duty, capital stock, severance, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy, estimated, capital gains, alternative minimum and other taxes, duties or governmental levies of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts or filing requirements and any interest in respect of such penalties and additions.

          (q)   "Tax Return" means all returns and reports (including elections, declarations, disclosures, schedules, estimates, information returns, claims for refund, and amended returns) relating to Taxes.

        IN WITNESS WHEREOF, Purchaser, Merger Sub and Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

ANTHEM, INC.
By:	/s/ LARRY C. GLASSCOCK Name: Larry C. Glasscock Title: Chairman, President and Chief Executive Officer

ANTHEM HOLDING CORP.
By:	/s/ LARRY C. GLASSCOCK Name: Larry C. Glasscock Title: President and Chief Executive Officer

WELLPOINT HEALTH NETWORKS INC.
By:	/s/ LEONARD D. SCHAEFFER Name: Leonard D. Schaeffer Title: Chairman of the Board and Chief Executive Officer

[Agreement and Plan of Merger]

Exhibit A

Articles Amendment

ARTICLES OF AMENDMENT

OF THE

ARTICLES OF INCORPORATION

OF

ANTHEM, INC.
(which name is hereby changed to WellPoint, Inc.)

        In compliance with the requirements of the Indiana Business Corporation Law, as amended (the "IBCL"), Anthem, Inc., an Indiana corporation incorporated on July 17, 2001 (the "Corporation"), desiring to give notice of corporate action effectuating the amendment of its Articles of Incorporation, certifies the following facts:

ARTICLE I

Amendment to the Articles of Incorporation

        Section 1.    The name of the Corporation is Anthem, Inc., which shall be changed hereby to WellPoint, Inc.

        Section 2.    Article I of the Corporation's Articles of Incorporation hereby is amended to read in its entirety as follows:

Name

        The name of the Corporation is WellPoint, Inc.

        Section 3.    The first paragraph of Article VI, Section 6.1 of the Corporation's Articles of Incorporation hereby is amended to read in its entirety as follows:

          Section 6.1.    Number.    The number of Directors of the Corporation shall not be less than five (5) nor more than twenty (20), the exact number to be specified from time to time in the manner set forth in the By-Laws. The By-Laws shall provide for staggering the terms of the members of the Board of Directors by dividing the total number of Directors into three (3) groups (with each group containing one-third (1/3) of the total, as near as may be) whose terms of office expire at different times.

        The amendments set forth in Section 2 and this Section 3 of these Articles of Amendment are referred to herein collectively as the "Amendment."

        Section 4.    The Amendment was adopted by the Board of Directors of the Corporation on October 26, 2003, and approved by the shareholders of the Corporation on                            , 2004. The effective time of the Amendment hereby effected shall be             [a.m./p.m.] on                            , 2004.

ARTICLE II

Manner of Adoption and Vote

        Section 1.    At a meeting of the Board of Directors on October 26, 2003, the foregoing Amendment to the Corporation's Articles of Incorporation was adopted by the Board of Directors. The Board of Directors submitted the Amendment, together with its recommendation for approval and adoption, to the shareholders of the Corporation.

        Section 2.    The foregoing Amendment to the Corporation's Articles of Incorporation required shareholder approval. At a special meeting of the shareholders of the Corporation called by its Board of Directors and held on                , 2004, the shareholders of the Corporation entitled to vote in respect to the foregoing Amendment approved and adopted the proposed Amendment. The result of such vote is as follows:

Designation of Each Voting Group	Common Stock, $0.01 par value per share, Voting as a Single Class
Number of Outstanding Shares
Number of Votes Entitled to be Cast
Number of Votes Represented at Meeting
Shares Voted in Favor
Shares Voted Against

The number of votes cast in favor the Amendment was sufficient for approval thereof pursuant to all applicable provisions of the IBCL.

        Section 3.    The manner of the adoption of the Amendment to the Corporation's Articles of Incorporation and the vote by which it was adopted constitute full legal compliance with the provisions of the IBCL and the Corporation's Articles of Incorporation and By-Laws.

        IN WITNESS WHEREOF, the undersigned officer of the Corporation has executed these Articles of Amendment this            day of            , 2004.

Larry C. Glasscock Chairman, President and Chief Executive Officer

2

Exhibit B

Purchaser Bylaws Amendment

        1.     Change in Number of Directors

        The first sentence of Article II, Section 2.1 of the Corporation's By-Laws shall be amended so that, as amended, such sentence shall read in its entirety as follows:

          Section 2.1.    Number and Terms.    The business and affairs of the Corporation shall be managed under the direction of a Board of Directors consisting of at least five (5) Directors, but not more than twenty (20) Directors, with the actual number of Directors being fixed from time to time by resolution of the Board of Directors or, if applicable, pursuant to Article X of these By-Laws.

        2.     Chairman of the Board and Presiding Director

        Section 3.3 of the Corporation's By-Laws shall be amended so that, as amended, Section 3.3 shall read in its entirety as follows:

          Section 3.3.    Chairman of the Board and Presiding Director.

          (a)    Chairman of the Board.    The Chairman of the Board, if any, shall, if present, preside at all meetings of the shareholders and of the Board of Directors and shall have such powers and perform such duties as are assigned to him by the Board of Directors.

          (b)    Presiding Director.    The Presiding Director, if any, shall, if present, preside at the meetings of the shareholders and Board of Directors in the absence of the Chairman of the Board.

        3.     Addition of Articles X and XI

        The Corporation's By-Laws shall be further amended to add Articles X and XI which shall read in their entirety as follows:

ARTICLE X

Special Governance Provisions

        10.1.    Effective Time; Expiration Date.    The provisions of this Article X shall become effective (the "Effective Time") if and when WellPoint Health Networks Inc., a Delaware corporation ("WHN"), merges with and into Anthem Holding Corp., an Indiana corporation and a direct wholly owned subsidiary of the Corporation ("Merger Sub"), pursuant to an Agreement and Plan of Merger, dated as of October 26, 2003 (the "Merger Agreement"), by and among the Corporation, Merger Sub and WHN. The provisions of this Article X shall expire and become null and void on the date of the second anniversary of the Effective Time (the "Expiration Date").

        10.2.    Effect of the Provisions in this Article X.    Notwithstanding any other provisions of these By-Laws to the contrary, from the Effective Time until the Expiration Date the provisions of this Article X shall be controlling. The provisions of this Article X shall not be rescinded, changed or amended, nor may the provisions of this Article X be waived, except by the affirmative vote of not less than eighty percent (80%) of the Directors at the time.

        10.3.    Composition of Board of Directors.    At the Effective Time, the Corporation's Board of Directors shall be comprised of twenty (20) Directors, to consist of twelve (12) of the then current members of the Corporation's Board of Directors (including the then current Chairman, President and Chief Executive Officer of the Corporation), designated by the Corporation before the mailing of the Joint Proxy Statement (as defined in the Merger Agreement), at least seven (7) of whom must be "independent" under the rules of the New York Stock Exchange and the Securities and Exchange Commission with respect to the Corporation (the "Former Corporation Directors"), and eight (8) of the then current members of WHN's Board of Directors (including the then current Chairman and Chief Executive Officer of WHN), designated by WHN before the mailing of the Joint Proxy Statement, at least five (5) of whom must be "independent" under the rules of the New York Stock Exchange and the Securities and Exchange Commission with respect to the Corporation (the "Former WHN Directors"). If any Former Corporation Director or Former WHN Director designated shall be unable or unwilling to serve as a Director at the Effective Time, the party which designated such individual as indicated above shall designate another individual reasonably acceptable to the Governance Committee to serve in such individual's place. The Former Corporation Directors and Former WHN Directors who are designated shall be split such that two (2) of the three (3) classes of the Corporation's Directors will be comprised of four (4) Former Corporation Directors and three (3) Former WHN Directors and one (1) of the three (3) classes of the Corporation's Directors will be comprised of four (4) Former Corporation Directors and two (2) Former WHN Directors. Prior to the mailing of the Joint Proxy Statement, each of the Corporation and WHN will designate in writing the class to which each individual Director designated by such party is to be assigned. The members of the Corporation's Board of Directors as of the Effective Time will serve as Directors until their respective successors are duly elected and qualified in accordance with the Corporation's Articles of Incorporation, By-Laws and applicable law unless he or she earlier resigns, retires, is removed or is unable to serve.

        10.4.    Nomination of Directors.    As of the Effective Time and until the Expiration Date, unless the Board of Directors decides otherwise by an affirmative vote of not less then eighty percent (80%) of the Directors at the time, in the event that a Former Corporation Director or a Director otherwise elected or nominated to the Board of Directors by the Former Corporation Directors as set forth herein (such Directors together with the Former Corporation Directors, the "Corporation Aligned Directors") or a Former WHN Director or a Director otherwise elected or nominated to the Board of Directors by the Former WHN Directors as set forth herein (such Directors together with the Former WHN Directors, the "WHN Aligned Directors"), shall resign, retire, be removed, no longer be able to serve or not stand or be standing for reelection (for whatever reason, including the failure of the Board of Directors to nominate such person), then (a) if such Director shall be a Corporation Aligned Director, then the Corporation Aligned Directors shall have the exclusive right to nominate an individual reasonably acceptable to the Governance Committee to fill such vacancy and the entire Board of Directors shall either elect such person a Director to fill such vacancy or, if applicable, nominate such person for election as a Director by the shareholders of the Corporation, and (b) if such Director shall be a WHN Aligned Director, then the WHN Aligned Directors shall have the exclusive right to nominate an individual reasonably acceptable to the Governance Committee to fill such vacancy and the entire Board of Directors shall either elect such person a Director to fill such vacancy or, if applicable, nominate such person for election as a Director by the shareholders of the Corporation. The term of any Director elected to fill a vacancy shall expire at the end of the term for which such Director's predecessor was elected.

        10.5.    Chairmanship.    Leonard D. Schaeffer shall be elected by the Board of Directors as the non-executive Chairman of the Board and the Executive Committee of the Board of Directors as of the Effective Time and, unless he earlier resigns, retires or is unable to serve, or unless the Board of Directors removes him by an affirmative vote of not less than eighty percent (80%) of the Directors at the time, shall occupy such position until the Expiration Date and shall retire from such position and as a member of the Board of Directors of the Executive Committee of the Board of Directors, of any other committees of the Board of Directors and as a director of the Foundation (as defined in the Merger Agreement) and any other foundations controlled, directly or indirectly, by the Corporation as of the Expiration Date. Upon the earlier of (a) Mr. Schaeffer's resignation, retirement, removal or inability to serve as non-executive Chairman of the Board or as a Director, and (b) the Expiration Date, unless the Board of Directors decides otherwise by an affirmative vote of not less than eighty percent (80%) of the Directors at the time, the President and Chief Executive Officer of the Corporation shall be appointed by the Board of Directors as Chairman of the Board.

        10.6.    Officers.    Larry C. Glasscock shall be President and Chief Executive Officer of the Corporation as of the Effective Time, and unless he earlier resigns, retires or is unable to serve, or

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unless the Board of Directors removes him by an affirmative vote of not less than eighty percent (80%) of the Directors at the time, shall occupy such position until at least the Expiration Date.

ARTICLE XI

Corporation Headquarters

        11.1.    Location of Headquarters.    From the Effective Time (as defined in Section 10.1 hereof) and at least until the date that is five years following the Effective Time, the headquarters and principal executive offices of the Corporation shall be located in Indianapolis, Indiana, unless the Corporation's Board of Directors decides otherwise by an affirmative vote of not less than eighty percent (80%) of the Directors at the time.

        11.2.    Effect of the Provisions in this Article XI.    Notwithstanding any other provisions of these By-Laws to the contrary, from the Effective Time until the date that is five years following the Effective Time, the provisions of this Article XI shall be controlling. The provisions of this Article XI shall not be rescinded, changed or amended, nor may the provisions of this Article XI be waived, except by the affirmative vote of not less than eighty percent (80%) of the Directors at the time.

        4.     Name Change

        The Corporation's By-Laws shall be further amended as required to reflect the changed name of the Corporation to WellPoint, Inc.

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Exhibit C

Form of WellPoint Health Networks Inc. Affiliate Letter

October 26, 2003

Anthem, Inc.
120 Monument Circle
Indianapolis, IN 46204

Ladies and Gentlemen:

        I have been advised that, as of the date hereof, I may be deemed to be an "affiliate" of WellPoint Health Networks Inc., a Delaware corporation (the "Company"), as that term is defined for purposes of paragraphs (c) and (d) of Rule 145 of the Rules and Regulations (the "Rules and Regulations") of the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act").

        Pursuant to the terms of the Agreement and Plan of Merger, dated as of October 26, 2003 (as it may be amended, supplemented or modified from time to time, the "Merger Agreement"), among Anthem, Inc., an Indiana corporation ("Purchaser"), Anthem Holding Corp., an Indiana corporation ("Merger Sub"), and the Company, the Company will be merged with and into Merger Sub (the "Merger"). Capitalized terms used herein but not defined shall have the respective meanings ascribed to such terms in the Merger Agreement.

        In consideration of the agreements contained herein, Purchaser's reliance on this letter in connection with the consummation of the Merger and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, I hereby represent, warrant and agree that I will not make any sale, transfer or other disposition of any shares of Purchaser Common Stock received by me pursuant to the Merger in violation of the Securities Act or the Rules and Regulations.

        I have been advised that the issuance of the shares of Purchaser Common Stock pursuant to the Merger will have been registered with the Commission under the Securities Act on a Registration Statement on Form S-4. I have also been advised, however, that since I may be deemed to be an affiliate of the Company at the time the Merger is submitted for a vote of the stockholders of the Company, the Purchaser Common Stock received by me in connection with the Merger may be disposed of by me only (i) pursuant to an effective registration under the Securities Act, (ii) in conformity with the provisions of Rule 145 promulgated by the Commission under the Securities Act (as such rule may hereafter be amended from time to time), (iii) in reliance upon an exemption from registration that is available under the Securities Act or (iv) after receipt of an opinion of counsel reasonably acceptable to Purchaser, or under a no-action or interpretative letter obtained from the Commission, stating that such sale, transfer or other disposition will not violate or is otherwise exempt from registration under the Securities Act.

        I also understand that instructions will be given to Purchaser's transfer agent with respect to the Purchaser Common Stock to be received by me pursuant to the Merger and that there will be placed on the certificates representing such shares of Purchaser Common Stock, or any substitutes therefor, a legend stating in substance as follows:

    "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, APPLIES AND MAY ONLY BE SOLD OR OTHERWISE TRANSFERRED IN COMPLIANCE WITH THE REQUIREMENTS OF RULE 145 OR PURSUANT TO A REGISTRATION STATEMENT UNDER THAT ACT OR AN EXEMPTION FROM SUCH REGISTRATION."

        It is understood and agreed that the legend set forth above shall be removed at no cost to me upon surrender of certificates bearing such legend by delivery of substitute certificates without such legend if (i) one year shall have elapsed from the date that I received Purchaser Common Stock in the

Merger and the provisions of Rule 145(d)(2) are then applicable to me, (ii) two years shall have elapsed from the date that I received Purchaser Common Stock in the Merger and the provisions of Rule 145(d)(3) are then applicable to me or (iii) I have delivered to Purchaser an opinion of counsel, in form and substance reasonably satisfactory to Purchaser, or a no-action or interpretative letter obtained from the Commission, to the effect that such legend is not required for purposes of the Securities Act.

        I further understand and agree that Purchaser is under no obligation to register the sale, transfer or other disposition of Purchaser Common Stock by me or on my behalf under the Securities Act.

        Neither execution of this letter nor any provisions set forth herein should be construed as an admission on my part that I am an "affiliate" of the Company as described in the first paragraph of this letter, or a waiver of any right I may have to object to any claim that I am such an affiliate on or after the date of this letter.

        By Purchaser's acceptance of this letter, Purchaser hereby agrees with me that, for a period of two years after the Effective Time, it shall use its reasonable efforts to (i) file, on a timely basis, all reports and data required to be filed with the Commission by it pursuant to Section 13 of the Securities Exchange Act of 1934, as amended, and (ii) furnish to me upon request a written statement as to whether Purchaser has complied with such reporting requirements during the 12 months preceding any proposed sale of Purchaser Common Stock by me under Rule 145.

        This letter agreement constitutes the complete understanding between Purchaser and me concerning the subject matter hereof. Any notice required to be sent to either party hereunder shall be sent by registered or certified mail, return receipt requested, using the addresses set forth herein or such other address as shall be furnished in writing by the parties. This letter agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of Indiana.

        If you are in agreement with the foregoing, please so indicate by signing below and returning a copy of this letter to me, at which time this letter shall become a binding agreement between us.

Very truly yours,

Name:

Accepted this day of , 2003 by

ANTHEM, INC.

By:
Name:
Title:

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AGREEMENT AND PLAN OF MERGER DATED AS OF October 26, 2003 AMONG ANTHEM, INC. ANTHEM HOLDING CORP. AND WELLPOINT HEALTH NETWORKS INC.
TABLE OF CONTENTS
EXHIBITS
Index of Defined Terms
WITNESSETH